EXHIBIT 2.1
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                                                                  EXECUTION COPY

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                               PURCHASE AGREEMENT

                                  by and among

                             TRIARC COMPANIES, INC.,

                          SACHS CAPITAL MANAGEMENT LLC,

                                       and

                         THE OTHER PARTIES NAMED HEREIN

                 related to the purchase of certain interests in

                             DEERFIELD & COMPANY LLC


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                            DATED AS OF JUNE 26, 2004

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                                TABLE OF CONTENTS

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ARTICLE I PURCHASE AND SALE OF PURCHASED INTERESTS.............................2
         1.1        Purchase and Sale of the Purchased Interests...............2
         1.2        Consideration..............................................3
         1.3        the Closing................................................3
         1.4        Further Assurances.........................................4
         1.5        Post-Closing Adjustment....................................4
         1.6        Allocation of Purchase Price...............................7

ARTICLE II SELLERS' REPRESENTATIVE.............................................7
         2.1        Sellers' Representative....................................7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE  SELLERS REGARDING
            THE COMPANY........................................................8
         3.1        Organization and Qualification of the Company and
                    Its Subsidiaries...........................................8
         3.2        Authorization; No Contravention............................8
         3.3        Governmental Authorization; Third Party Consents...........9
         3.4        Litigation.................................................9
         3.5        Compliance With Laws......................................10
         3.6        Capitalization............................................12
         3.7        Subsidiaries; Investments.................................12
         3.8        Real Property.............................................12
         3.9        Assets Under Management; Strategic Financing Agreements...13
         3.10       No Default or Breach; Contractual Obligations.............18
         3.11       Financial Statements......................................20
         3.12       Taxes.....................................................21
         3.13       Contingent Revenue........................................24
         3.14       Absence of Certain Changes................................24
         3.15       Ordinary Course...........................................24
         3.16       Banking and Brokerage Relations...........................25
         3.17       Intellectual Property.....................................25
         3.18       Title to Assets...........................................27
         3.19       Liabilities...............................................27
         3.20       Business; Registrations...................................28
         3.21       Insurance.................................................29
         3.22       Finder's Fee..............................................29
         3.23       Books and Records.........................................29
         3.24       Transactions With Interested Persons......................30
         3.25       Employee Benefit Plans....................................31
         3.26       Employees; Labor Matters..................................33
         3.27       Outstanding Borrowing.....................................33
         3.28       Environmental Matters.....................................33
         3.29       Trading Activities........................................34


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         3.30       Code of Ethics Policy.....................................34
         3.31       Proxy Voting Policies.....................................34
         3.32       Anti-Money Laundering Policy..............................34
         3.33       Exclusivity of Representations............................34

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS......................35
         4.1        Title to the Purchased Interests..........................35
         4.2        Organization; Authority of the Sellers....................35
         4.3        Governmental Authorization; Third Party Consents..........36
         4.4        Litigation................................................36
         4.5        Finder's Fee..............................................36
         4.6        Investment Advisory Representation........................37

ARTICLE V COVENANTS OF THE SELLERS............................................37
         5.1        Consents of Clients, New Clients and Cdo Consent Parties..37
         5.2        Advisers Act Authorizations...............................40
         5.3        Efforts and Actions to Cause Closing to Occur.............40
         5.4        Conduct of Business.......................................40
         5.5        Financial Statements......................................44
         5.6        Preservation of Business and Assets.......................45
         5.7        Access; Investigation.....................................45
         5.8        Books and Records.........................................46
         5.9        No Solicitation of Other Offers...........................46
         5.10       Confidentiality...........................................47
         5.11       Compliance Procedures and Practices.......................47
         5.12       Section 754 Election......................................47
         5.13       Key-Man Insurance.........................................48
         5.14       Sarbanes-oxley Compliance.................................48
         5.15       Keep Plan.................................................48
         5.16       Other Actions.............................................48
         5.17       Sla Purchase Agreement; Sumitomo Letter...................48
         5.18       2004 Bonuses..............................................49

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER....................49
         6.1        Organization..............................................49
         6.2        Authority.................................................49
         6.3        Governmental Authorization; Third Party Consents..........50
         6.4        Litigation................................................50
         6.5        Sufficiency of Funds......................................50
         6.6        Acquisition for Investment................................50
         6.7        Finder's Fee..............................................50
         6.8        Exclusivity of Representations............................51

ARTICLE VII COVENANTS OF THE PURCHASER........................................51
         7.1        Efforts and Actions to Cause Closing to Occur.............51
         7.2        Confidentiality...........................................51


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         7.3        Directors' and Officers' Indemnification and Insurance....52
         7.4        Employees.................................................52
         7.5        Contact With Investors, Clients and Other Persons.........52
         7.6        Books and Records.........................................53
         7.7        Post-Closing Restrictions On Distributions................53
         7.8        Sachs Additional Bonus....................................53

ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER...................54
         8.1        Litigation; No Opposition.................................54
         8.2        Representations and Warranties............................54
         8.3        Performance of Obligations................................54
         8.4        Sellers' Certificate......................................55
         8.5        Client Consents...........................................55
         8.6        Other Approvals...........................................56
         8.7        Restated Operating Agreement..............................56
         8.8        Commitment Agreement......................................56
         8.9        Sla Purchase Agreement....................................56
         8.10       Sumitomo Letter...........................................56
         8.11       Employment Agreements.....................................56
         8.12       Corporate Services Agreement..............................57
         8.13       Delivery..................................................57
         8.14       Keep Plan.................................................57
         8.15       [Intentionally Omitted]...................................57
         8.16       Related Party Agreements..................................57
         8.17       Trutter Waiver............................................57
         8.18       Accounts Receivable and Payable...........................57
         8.19       Opinion...................................................58
         8.20       Good Standing.............................................58
         8.21       Firpta Certificates.......................................58
         8.22       Strategic Financing Agreements............................58
         8.23       Termination...............................................58

ARTICLE IX CONDITIONS TO OBLIGATIONS OF THE SELLERS...........................59
         9.1        No Litigation; No Opposition..............................59
         9.2        Representations and Warranties............................59
         9.3        Performance of Obligations................................59
         9.4        Purchaser's Certificate...................................59
         9.5        Governmental Approvals....................................59
         9.6        Restated Operating Agreement..............................60
         9.7        Commitment Agreement......................................60
         9.8        Sla Purchase Agreement....................................60
         9.9        Opinion...................................................60
         9.10       Good Standing.............................................60
         9.11       Voting Agreement..........................................60
         9.12       Termination...............................................60


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ARTICLE X TERMINATION OF AGREEMENT; RIGHTS TO PROCEED.........................60
         10.1       Termination...............................................60
         10.2       Effect of Termination.....................................61

ARTICLE XI SURVIVAL; GENERAL INDEMNIFICATION..................................61
         11.1       Survival..................................................61
         11.2       Obligation of the Sellers to Indemnify....................62
         11.3       Limitations On Indemnification by the Sellers.............64
         11.4       Obligation of the Purchaser to Indemnify..................65
         11.5       Limitations On Indemnification by the Purchaser...........66
         11.6       Procedure for Indemnification.............................66
         11.7       Sole and Exclusive Remedy.................................69
         11.8       Treatment of Indemnification Payments.....................69
         11.9       Right of Off-Set/Set-off..................................69

ARTICLE XII GUARANTY OF SCM AND DPF OBLIGATIONS...............................69
         12.1       Guaranty of Scm and Dpf Obligations.......................69
         12.2       Representations and Warranties of the Guarantor...........71

ARTICLE XIII DEFINITIONS......................................................72
         13.1       Definitions...............................................72

ARTICLE XIV MISCELLANEOUS.....................................................85
         14.1       Fees and Expenses.........................................85
         14.2       Entire Agreement..........................................85
         14.3       Severability..............................................85
         14.4       Amendment; Waiver.........................................86
         14.5       Notices...................................................86
         14.6       Parties in Interest.......................................87
         14.7       Assignment................................................87
         14.8       Governing Law.............................................88
         14.9       Consent to Jurisdiction...................................88
         14.10      Waiver of Jury Trial......................................89
         14.11      Specific Enforcement......................................89
         14.12      No Waiver.................................................89
         14.13      Negotiation of Agreement..................................89
         14.14      Headings..................................................89
         14.15      Counterparts..............................................89
         14.16      Usage.....................................................90


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ANNEXES

Annex A             SLA Purchase Agreement

Annex B             Purchased Interests

Annex C             Employment Agreements

Annex D             Restated Operating Agreement

Annex E             Sumitomo Letter

Annex F             Commitment Agreement

Annex G             Trutter Waiver

Annex H-1           Assumed Indebtedness

Annex H-2           Excluded Indebtedness

Annex I             Annex Assets

Annex J-1           Form of Client Consent

Annex J-2           CDO Consent Parties

Annex J-3           Form of CDO Consent Letter

Annex J-4           Form of Hedge Fund Consent

Annex K             Form of KEEP Plan Termination Release

Annex L             Forms of Opinions of Sellers' Counsel

Annex M             Forms of Opinions of Purchaser's Counsel

Annex N             Corporate Services Agreement



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                               PURCHASE AGREEMENT

         This PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of June 26, 2004, by and among Triarc Companies, Inc., a Delaware corporation (the "PURCHASER"), Sachs Capital Management LLC, a Delaware limited liability company ("SCM"), Deerfield Partners Fund II LLC, a Delaware limited liability company ("DPF"), Scott A. Roberts ("ROBERTS") and Marvin Shrear ("SHREAR," and together with SCM, DPF and Roberts, the "SELLERS") and Gregory H. Sachs ("SACHS").

                              W I T N E S S E T H:

         WHEREAS, certain of the Sellers hold Class A Membership Interests (the "CLASS A INTERESTS") and others of the Sellers hold Class B Capital Interest Membership Interests or Class B Profits Only Membership Interests (the "CLASS B INTERESTS") in Deerfield & Company LLC, an Illinois limited liability company (the "COMPANY");

         WHEREAS, Deerfield Capital Management LLC, a Delaware limited liability company ("DCM") is engaged in the business of providing Investment Management Services (as defined below), and is a wholly owned subsidiary of the Company;

         WHEREAS, as a condition precedent to the Purchaser's willingness to enter into this Agreement and consummate the transactions contemplated hereby, DPF has entered into on the date hereof a Purchase Agreement with SLA Investments, Inc., a Delaware corporation ("SLA"), a copy of which is attached hereto as Annex A (the "SLA PURCHASE AGREEMENT"), pursuant to which DPF has agreed to acquire immediately prior, but subject, to the Closing the 18.843% Class A Interests owned by SLA (the "SLA INTEREST"), on the terms and conditions set forth in the SLA Purchase Agreement;

         WHEREAS, upon the terms and conditions set forth in this Agreement, each of the Sellers proposes to sell to the Purchaser, and the Purchaser desires to purchase from each of the Sellers, the aggregate number of Class A Interests and Class B Interests set forth opposite the name of such Seller on ANNEX B hereto (collectively, the "PURCHASED INTERESTS") for the aggregate purchase price set forth herein;

         WHEREAS, as a condition precedent to the Purchaser's willingness to enter into this Agreement and consummate the transactions contemplated hereby, certain employees of the Company and its Subsidiaries have entered into Employment Agreements with the Company and/or DCM in the forms attached hereto as ANNEX C (collectively, the "EMPLOYMENT AGREEMENTS"), in each case dated as of the date hereof and to become effective as of (and subject to) the Closing;

         WHEREAS, as a condition precedent to the Purchaser's willingness to enter into this Agreement and consummate the transactions contemplated hereby, each of the Purchaser, the Sellers (other than Shrear), Deerfield Partners Fund III LLC, a Delaware limited liability company, Jonathan W. Trutter ("TRUTTER") and the Company has executed and delivered a Fourth Amended and Restated Operating Agreement of the


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Company in the form attached hereto as ANNEX D (the "RESTATED OPERATING
AGREEMENT"), dated as of the date hereof and to become effective as of (and subject to) the Closing;

         WHEREAS, as a condition precedent to the Purchaser's willingness to enter into this Agreement and consummate the transactions contemplated hereby, each of LIBOR Enhanced Arbitrage Portfolio Ltd., a Bahamas company ("LEAP"), DPF, DCM and Sumitomo Life Insurance Company ("SUMITOMO Life") has entered into a letter agreement in the form attached hereto as ANNEX E (the "SUMITOMO Letter"), dated and effective as of the date hereof;

         WHEREAS, as a condition precedent to the willingness of the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, simultaneously with the execution and delivery of this Agreement, each of DCM, the Purchaser, SCM and Roberts has entered into a Commitment Agreement, in the form attached hereto as ANNEX F (the "COMMITMENT AGREEMENT"), dated as of the date hereof and to become effective as of (and subject to) the Closing, whereby the Purchaser has agreed, on the terms and subject to the conditions set forth therein, to invest on the Closing Date $100 million, and each of SCM and Roberts has agreed, on the terms and subject to the conditions set forth therein, to invest on the Closing Date 10% of the after-tax portion of the Estimated Purchase Price (as defined herein) to be received by SCM and Roberts, respectively, pursuant to this Agreement;

         WHEREAS, as a condition precedent to the Purchaser's willingness to enter into this Agreement and consummate the transactions contemplated hereby, each of the Company, DCM and Trutter has executed and delivered a waiver of any "tag-along" rights under his existing employment agreement or otherwise with respect to any equity or profits interests in the Company held by him to participate in the sale of the Purchased Interests contemplated by this Agreement, in the form attached hereto as ANNEX G (the "TRUTTER WAIVER"), dated as of the date hereof and to become effective as of (and subject to) the Closing; and

         WHEREAS, to induce the other parties to enter into this Agreement, each of the parties has agreed to make certain representations, warranties and covenants as set forth herein.

         NOW, THEREFORE, in order to consummate the transactions contemplated hereby, and in consideration of the mutual agreements set forth herein and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                    PURCHASE AND SALE OF PURCHASED INTERESTS

         1.1 PURCHASE AND SALE OF THE PURCHASED INTERESTS. Subject to the terms and conditions set forth herein, and in reliance on the representations, warranties and covenants set forth herein, at the Closing, each of the Sellers agrees to sell to the


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Purchaser, and the Purchaser agrees to purchase from each of the Sellers, the
Purchased Interests of such Seller.

         1.2      CONSIDERATION.

                  (a) Subject to adjustment under Sections 1.2(b) and 1.5, the aggregate consideration to be paid at the Closing by the Purchaser to the Sellers for all of the Purchased Interests shall be cash in an amount (as adjusted pursuant to Sections 1.2(b), and 1.5, the "PURCHASE PRICE") equal to the product of (x) the excess of (i) $145,000,000 OVER (ii) the aggregate principal amount of, together with all accrued and unpaid interest, premiums, penalties and other fees and charges payable on, the consolidated Indebtedness of the Company and its Subsidiaries outstanding as of the close of business on the Closing Date, including the items of such Indebtedness listed on ANNEX H-1 (the "ASSUMED INDEBTEDNESS AMOUNT"), excluding the aggregate principal amount of, together with all accrued and unpaid interest, premiums, penalties and other fees and charges payable on, the items of Indebtedness listed on ANNEX H-2 (the "EXCLUDED INDEBTEDNESS") and (y) 63.60%. The amount of the Estimated Purchase Price to be paid at the Closing by the Purchaser to each Seller shall be equal to the amount directed in writing by the Sellers' Representative prior to the Closing Date.

                  (b) Not less than two Business Days prior to the Closing Date, the Sellers' Representative shall cause to be prepared and delivered to the Purchaser a certificate signed by the Sellers' Representative setting forth in reasonable detail the estimated Purchase Price payable at the Closing (the "ESTIMATED PURCHASE PRICE") based on (i) an estimate of the Assumed Indebtedness Amount and (ii) an estimate of the Closing Cash Amount (as defined in Section 1.5), in each case, determined in accordance with Section 1.5(a) as if such amounts were the final amounts, but based on the Sellers' Representative's review of the financial information then reasonably available to the Sellers' Representative and inquiries of personnel responsible for the preparation of the financial information of the Company and its Subsidiaries in the ordinary course. The determination of the Estimated Purchase Price shall be subject to the approval of the Purchaser at least one Business Day prior to the Closing Date, which approval shall not be unreasonably withheld or delayed.

         1.3 THE CLOSING. Subject to the terms and conditions of this Agreement (including the provisions of Articles VIII and IX hereof), the closing of the transactions contemplated by this Agreement and the Ancillary Agreements (the "CLOSING") shall be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, on July 16, 2004 or, if all of the conditions to the Closing set forth in Articles VIII and IX have not been satisfied or waived in writing by the applicable party on such date, the third Business Day following such satisfaction or at such other place, time or date as the Sellers' Representative and the Purchaser may mutually agree upon in writing (the "CLOSING DATE"). The Closing shall take place at 10:00 a.m. local time on the Closing Date. Subject to the terms and conditions of this Agreement, at the Closing the following transactions will take place:


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                  (a)      the Sellers will deliver to the Purchaser all of the
Purchased Interests, in each case including any certificates representing such Purchased Interests duly endorsed for transfer to the Purchaser, or if there are no such certificates, other customary written evidence of transfer, in either case in form and substance reasonably satisfactory to the Purchaser;

                  (b) the Purchaser will deliver to each Seller such Seller's portion of the Estimated Purchase Price (as directed in writing by the Sellers' Representative as of the date hereof) by wire transfer of immediately available funds to an account specified by such Seller at least two Business Days prior to the Closing; and

                  (c) each party will deliver to the other such certificates and other documents as are contemplated by this Agreement and the Ancillary Agreements or as may reasonably be requested by the other party to evidence compliance with the terms hereof.

         1.4 FURTHER ASSURANCES. The Sellers shall, from time to time after the Closing, at the reasonable request of the Purchaser and without further consideration, execute and deliver further customary instruments of transfer and assignment and take such other customary actions as the Purchaser may reasonably request to fully transfer, sell and deliver to the Purchaser good and valid title to the Purchased Interests.

         1.5      POST-CLOSING ADJUSTMENT.

                  (a) (i) As soon as practicable and in any event no later than 60 days following the Closing Date, the Purchaser shall prepare and deliver to the Sellers' Representative, and shall cause Deloitte & Touche LLP to audit, at the Purchaser's cost and expense, a statement (the "CLOSING STATEMENT") setting forth in reasonable detail the determination of (i) the amount of Cash as of the close of business on the Closing Date (the "CLOSING CASH AMOUNT") and
(ii) the Assumed Indebtedness Amount. The Closing Statement shall be prepared in accordance with GAAP, consistently applied, except to the extent GAAP would be inconsistent with the defined terms "Closing Cash Amount" and "Assumed Indebtedness Amount". The Closing Statement shall be final and binding on the Purchaser and the Sellers, subject to the process of objection provided in this
Section 1.5.

                            (ii) If the Closing occurs after July 16, 2004, as
soon as practicable and in any event no later than 60 days following the later of February 28, 2005 or the Closing Date, the Purchaser shall prepare and deliver to the Sellers' Representative a statement (the "SUPPLEMENTAL CASH STATEMENT") setting forth in reasonable detail the amount of Cash as of the close of business on July 16, 2004 (the "JULY 16 CASH AMOUNT") and the amount of Cash as of the close of business on February 28, 2005 (in the case of February 28, 2005, after giving effect to the payment in full of the 2004 Bonuses) (the "FEBRUARY 28 CASH AMOUNT"). The Supplemental Cash Statement shall have been reviewed by Deloitte & Touche, at the Purchaser's cost and expense, in accordance with "agreed upon procedures" to be mutually agreed upon by the Purchaser and the Sellers' Representative, each acting reasonably, and shall be prepared


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in accordance with GAAP, consistently applied, except to the extent GAAP would be inconsistent with the defined term "July 16 Cash Amount" or "February 28 Cash Amount." The Supplemental Cash Statement shall be final and binding on the Purchaser and the Sellers, subject to the process of objection provided in this
Section 1.5.

                  (b) The Sellers' Representative may dispute the amounts reflected on the Closing Statement or the Supplemental Cash Statement, as applicable, but only on the basis that (i) the Closing Statement or the Supplemental Cash Statement, as applicable, has not been prepared in accordance with the provisions of Section 1.5(a) or (ii) there has been an error in the calculation relating to the Closing Statement or the Supplemental Cash Statement, as applicable,. If the Sellers' Representative so disputes the amounts reflected on the Closing Statement or the Supplemental Cash Statement, as applicable, the Sellers' Representative shall notify the Purchaser, in writing, within 20 Business Days after receipt of the Closing Statement or the Supplemental Cash Statement, as applicable, of any such disagreement (an "OBJECTION NOTICE"), setting forth the Sellers' Representative's calculation of the Closing Cash Amount and/or Assumed Indebtedness Amount and/or February 28 Cash Amount and/or July 16 Cash Amount, as applicable, and specifying, in reasonable detail, the reasons for such disagreement. During such 20 Business Day period, the Purchaser shall provide the Sellers' Representative with such access, during normal business hours and upon reasonable prior notice, to the books and records relevant to (including using its commercially reasonable efforts to provide access to relevant work papers), and the personnel responsible for, the preparation of the Closing Statement or the Supplemental Cash Statement, as applicable, as the Sellers' Representative may reasonably request. If prior to the conclusion of such 20 Business Day period the Sellers' Representative notifies the Purchaser in writing that it will not provide any Objection Notice or if the Sellers' Representative does not deliver an Objection Notice within such 20 Business Day period, then the Closing Statement or the Supplemental Cash Statement, as applicable, shall be deemed final and conclusive and binding upon each of the parties hereto for the purposes of determining the dollar amounts therein. The Sellers' Representative and the Purchaser shall use commercially reasonable efforts to resolve any such objection and to agree upon the Closing Statement or the Supplemental Cash Statement, as applicable. If within 10 Business Days after the Purchaser receives an Objection Notice, the Purchaser and the Sellers' Representative have not resolved such objections and agreed upon the Closing Statement or the Supplemental Cash Statement, as applicable, the Purchaser and the Sellers' Representative shall select a mutually acceptable accounting firm to resolve any remaining objections (the "FIRST CHOICE FIRM"). If the Purchaser and the Sellers' Representative are unable to agree on the choice of the First Choice Firm, they will select by lot a nationally recognized accounting firm (after excluding the Purchaser's, each Seller's and their respective Affiliates' regular accounting firms) (such firm, the "SECOND CHOICE FIRM"). The Purchaser and the Sellers' Representative shall have the opportunity to present their position with respect to such remaining objections to the First Choice Firm or the Second Choice Firm, as the case may be, and shall use commercially reasonable efforts to cause the First Choice Firm or the Second Choice Firm, as the case may be, within 15 Business Days after its selection, to resolve such disagreement and to prepare the Closing Statement or the Supplemental Cash Statement, as applicable, in


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accordance with the requirements of Section 1.5(a), which resolution and final
Closing Statement or final Supplemental Cash Statement, as applicable, will be conclusive and binding upon the parties hereto. Such final Closing Statement or final Supplemental Cash Statement, as applicable, shall not reflect any difference from the amounts set forth on the Closing Statement or the Supplemental Cash Statement, as applicable, other than differences required to reflect the resolution of such remaining objections by the First Choice Firm or the Second Choice Firm, as the case may be. The fees and disbursements of the First Choice Firm or the Second Choice Firm, as the case may be, shall be allocated between the Purchaser, on the one hand, and the Sellers (jointly and severally), on the other hand, such that the Sellers' share of such fees and disbursements shall be equal to the Purchaser's share of such fees and disbursements. Each of the Sellers and the Purchaser shall execute a reasonably acceptable engagement letter, if requested to do so by the First Choice Firm or the Second Choice Firm, as the case may be, and shall provide reasonable access to their respective employees who are responsible for financial matters and to the books and records of the Company and its Subsidiaries.

                  (c) Upon the final determination of the Assumed Indebtedness Amount, (i) the Sellers shall pay to the Purchaser, pro rata based on their respective Purchase Price Percentages, as a reduction in Purchase Price, an amount equal to 63.60% of the amount, if any, by which the Assumed Indebtedness Amount so determined exceeds the amount thereof included in the computation of the Estimated Purchase Price or (ii) the Purchaser shall pay to the Sellers, pro rata based on their respective Purchase Price Percentages, as an increase in the Purchase Price, an amount equal to 63.60% of the amount, if any, by which the Assumed Indebtedness Amount so determined is less than the amount thereof included in the computation of the Estimated Purchase Price.

                  (d) If the Closing occurs on July 16, 2004, upon the final determination of the Closing Cash Amount, (i) the Sellers shall pay to the Purchaser, pro rata based on their respective Purchase Price Percentages, as a reduction in Purchase Price an amount equal to the amount, if any, by which the Closing Cash Amount so determined is less than the Minimum Cash Amount and (ii) the Purchaser shall cause the Company to make a distribution in cash to the members of the Company as of immediately prior to the Closing, pro rata in proportion to their membership interests in the Company as of immediately prior to the Closing as directed by the Sellers' Representative, in an amount equal to the amount, if any, by which the Closing Cash Amount so determined exceeds the Minimum Cash Amount.

                  (e) If the Closing occurs after July 16, 2004, upon the final determination of the February 28 Cash Amount, the July 16 Cash Amount and the Closing Cash Amount, (i) the Purchaser shall cause the Company to make a distribution in cash to the members of the Company as of immediately prior to the Closing, pro rata in proportion to their membership interests in the Company as of immediately prior to the Closing, as directed by the Sellers' Representative, in an amount equal to the lesser of (x) the amount, if any, by which the February 28 Cash Amount exceeds the Minimum Cash Amount and (y) the amount, if any, by which the Closing Cash Amount exceeds the Minimum Cash Amount and/or (ii) the Sellers shall pay to the Purchasers, pro rata based on their respective Purchase Price Percentages, as a reduction in Purchase Price an


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amount equal to the amount, if any, by which the July 16 Cash Amount is less than the Minimum Cash Amount.

                  (f) All net payments in respect of the adjustments required to be made pursuant to this Section 1.5 shall be made by the payor in cash by wire transfer in immediately available funds to an account or accounts specified by the recipient, in writing, within five Business Days after the final determination of the Closing Statement or the Supplemental Cash Statement, as applicable.

         1.6 ALLOCATION OF PURCHASE PRICE. To the extent required for any Tax purpose with respect to the Sellers, the Purchaser, the Company or any of its Subsidiaries, the Purchase Price shall be allocated among the Company's assets, the assets of any of its Subsidiaries and the non-compete and other restrictive covenants set forth in Section 11.2 of the Restated Operating Agreement (the "NON-COMPETE"), in a manner to be determined by the Purchaser. The Sellers and the Purchaser agree, and the Sellers agree to cause the Company and its Subsidiaries, to use the allocations determined pursuant to this Section
1.6 for all Tax purposes, to file all Tax Returns in a manner consistent with such allocations and take no position contrary thereto unless required to do so by a change in applicable Tax laws or a good faith resolution of a contest; PROVIDED, HOWEVER, that the provisions of this Section 1.6 shall not apply with respect to allocations to fiscal year 2004 incentive fees under the Advisory Contracts with respect to Hedge Funds ("2004 HEDGE FUND FEES"); PROVIDED, FURTHER, that in the event the Purchaser determines that the amount to be so allocated to any Company asset, asset of any of its Subsidiaries or Non-Compete that is set forth on ANNEX I (an "ANNEX ASSET") is in excess of the amount set forth opposite such Annex Asset on ANNEX I under the heading "Annex Value" (as adjusted pursuant to the last sentence of this Section 1.6), the provisions of this Section 1.6 shall not apply with respect to allocations to such Annex Asset to the extent of such excess amount; and, in the event the Purchaser determines that the amount to be so allocated to any Company assets or asset of any of its Subsidiaries that is an intangible asset other than an Annex Asset or 2004 Hedge Fund Fees in the aggregate increases by more than $6,000,000.00 the amount of ordinary income recognized by the Sellers, the provisions of this Section 1.6 shall not apply with respect to such allocations to such intangible assets to the extent of such excess amount. The parties agree that the amounts set forth opposite each Annex Asset on ANNEX I under the heading "Annex Value" as of the date hereof shall be adjusted as of the Closing Date in a manner reasonably determined by Triarc to be consistent with the methods and procedures used in the determination of Annex Value as of the date hereof.

                                   ARTICLE II

                             SELLERS' REPRESENTATIVE

         2.1 SELLERS' REPRESENTATIVE. Each Seller irrevocably appoints Sachs to act as such Seller's attorney-in-fact and representative (in such capacity, the "SELLERS' REPRESENTATIVE"), to do any and all things and to execute any and all documents, other than the Ancillary Agreements in such Seller's name, place and stead, in any way which such Seller could do if personally present, in connection with this Agreement and the transactions contemplated hereby, including to accept on such Seller's behalf any amount payable to such Seller under this Agreement or to amend, cancel or extend, or waive the terms of, this Agreement; PROVIDED, HOWEVER, that the Sellers' Representative shall in no event agree to any change in the amount or form of the Purchase Price or to any amendment to Articles XI or XII hereof. The Purchaser shall be entitled to rely, as being binding upon each Seller, upon any document or other paper believed by the Purchaser to be genuine and correct and to have been signed by the Sellers' Representative, and the Purchaser shall not be liable to any Seller for any action taken or omitted to be taken by the Purchaser in such reliance. The Sellers' Representative shall not be liable to any of the Sellers for any act or omission performed or omitted by or on behalf of the Sellers' Representative; PROVIDED, that the Sellers' Representative was not guilty of gross negligence or intentional misconduct with respect to such act or omission.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF THE
                          SELLERS REGARDING THE COMPANY

         As a material inducement to the Purchaser to enter into this Agreement and the Ancillary Agreements to which it is a party and consummate the transactions contemplated hereby and thereby, except as set forth in the disclosure letter delivered by the Sellers to the Purchaser simultaneously with the execution and delivery of this Agreement (the "DISCLOSURE LETTER") (PROVIDED, that unless otherwise specified, no information contained in any particular numbered section of the Disclosure Letter shall be deemed to be contained in any other numbered section of the Disclosure Letter unless it is reasonably apparent on its face that it should be included therein) or except as results directly from the Purchaser's failure to consent to any action requiring its consent under Section 5.4, each Seller, severally but not jointly, hereby makes to the Purchaser the following representations and warranties:

         3.1 ORGANIZATION AND QUALIFICATION OF THE COMPANY AND ITS SUBSIDIARIES. Each of the Company and its Subsidiaries (a) is a limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation or incorporation; (b) has all requisite corporate or limited liability company power and authority, as applicable, to own and operate its property, to lease its property it operates as lessee and to conduct the business in which it is currently engaged; and (c) is duly qualified as a foreign limited liability company or corporation, as applicable, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         3.2 AUTHORIZATION; NO CONTRAVENTION. Each of the Company and its Subsidiaries has the full corporate or limited liability company right, authority and power to enter into each Ancillary Agreement to which it is party and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Company and its Subsidiaries of each such Ancillary Agreement have been duly authorized by all necessary action on the part of the Company or such Subsidiary, and no other action on the part of the Company or such Subsidiary is required in connection therewith. Each such Ancillary Agreement has been duly executed and delivered by the Company and such Subsidiary. Each Ancillary Agreement to which the Company or any of its Subsidiaries is a party, assuming due and valid authorization, execution and delivery thereof by the other parties thereto, constitutes a valid and binding obligation of the Company or its Subsidiaries, as applicable, enforceable against the Company, or its Subsidiaries, as applicable, in accordance with its respective terms, except as (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and
(ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. The execution, delivery and performance of this Agreement and each such Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby: (a) do not contravene the terms of the certificate of formation of the Company, the Existing Operating Agreement or any comparable organizational or governing instruments of any of its Subsidiaries;
(b) assuming the Company Consents and the Sellers Consents are obtained or made, do not materially violate, result in any material breach or material default of (and with due notice or lapse of time or both would not result in any material breach or material default of), accelerate any material obligation or impose any additional material obligation under, give rise to a right of termination of or result in the creation of any material Lien under, any Material Contract or material IP License to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound; and (c) assuming the Company Consents and the Sellers Consents are obtained or made, do not violate in any material respect any Requirement of Law or judgment, injunction, writ, award, decree or order of any nature (collectively, "ORDERS") of any Governmental Authority applicable to the Company or any of its Subsidiaries or by which any of their assets are bound.

         3.3 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. Except as set forth in Section 3.3 of the Disclosure Letter (collectively, the "COMPANY CONSENTS") or as contemplated by Section 5.1 (the "CLIENT CONSENTS"), no material approval, consent, exemption or authorization by, notice to or filing with, any Governmental Authority or any other Person, is necessary or required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by the Company or any such Subsidiary or the transactions contemplated hereby and thereby.

         3.4 LITIGATION. Except as set forth in Section 3.4 of the Disclosure Letter, there are no actions, suits, proceedings, claims, arbitrations, examinations, audits or investigations (collectively, "CLAIMS") pending or, to the Knowledge of such Seller, threatened, at law, in equity, in arbitration or before any Governmental Authority, and no Order has been issued by any Governmental Authority against or involving (a) the

Company or any of its Subsidiaries, (b) such Seller or, to the Knowledge of such Seller, any officer, director, stockholder, member (other than such Seller) or employee of the Company or any of its Subsidiaries in connection with and relating to the business, affairs, properties or assets of the Company or any of its Subsidiaries, (c) to the Knowledge of such Seller, any CDO or Hedge Fund or any officer, director or trustee of any CDO or Hedge Fund in connection with and relating to the business, affairs, properties or assets of such CDO or Hedge Fund, or (d) the Company or any of its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, which in the case of clauses (a), (b) and (c) above, if adversely determined would be material to the Company and its Subsidiaries, taken as a whole. Section 3.4 of the Disclosure Letter also sets forth all actions, suits, proceedings, arbitrations, examinations, audits or investigations that are or were pending at any time during the past five years prior to the date of this Agreement, at law, in equity, in arbitration or before any Governmental Authority, or to the Knowledge of such Seller, otherwise commenced during such period, and all Orders issued by any Governmental Authority during such period, in each case, of the type described in clauses (a), (b), (c) or (d) above, whether or not currently pending or outstanding.

         3.5      COMPLIANCE WITH LAWS.

                  (a) Except as set forth in Section 3.5(a) of the Disclosure Letter, each of such Seller, the Company and each of its Subsidiaries and, to the Knowledge of such Seller, each of the officers, directors, stockholders, members (other than such Seller) and employees of the Company and each of its Subsidiaries is, and at all times has been, in compliance in all material respects with (i) all Requirements of Law applicable to the Company or any of its Subsidiaries or any of the properties, assets or businesses of the Company or any of its Subsidiaries, including any applicable requirements of the Advisers Act, the Commodity Exchange Act, the Exchange Act, the Investment Company Act, the Securities Act and the regulations promulgated under each of the foregoing, and (ii) all Orders issued by any court or other Governmental Authority against the Company or any of its Subsidiaries. To the Knowledge of such Seller, as of the date hereof, there is no existing or proposed Requirement of Law which would reasonably be expected to prohibit or restrict in any material respect the Company or its Subsidiaries in conducting their respective businesses as currently conducted in any jurisdiction in which they now conduct their businesses, or otherwise materially adversely affect the Company and its Subsidiaries, taken as a whole.

                  (b) (i) Each of the Company, its Subsidiaries, and each of their respective employees so required, has all material licenses, permits, registrations, franchises, certifications and approvals of any Governmental Authority (collectively, "MATERIAL PERMITS") that are necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted; (ii) such Material Permits are in full force and effect; and (iii) no material violations are or have been recorded in respect of any such Material Permit.

                  (c) Since January 1, 1999, the Company and its Subsidiaries have timely filed all material Regulatory Documents and have paid all fees and assessments due and payable in connection therewith, except where the consequences of the failure to pay such fees would not be material to the Company and its Subsidiaries, taken as a whole. As of their respective dates, the Regulatory Documents of the Company and its Subsidiaries, complied in all material respects with the applicable Requirements of Law. The Sellers have previously delivered or made available to the Purchaser a true and complete copy of each such material Regulatory Document filed after January 1, 1999 and prior to the date of this Agreement, and will deliver or make available to the Purchaser promptly after the filing thereof a true and complete copy of each material Regulatory Document filed by the Company and its Subsidiaries after the date of this Agreement and prior to the Closing Date. DCM maintains on file Part II of its Form ADV (including all amendments thereto). Except as set forth in
Section 3.5(c) of the Disclosure Letter, DCM has delivered or offered to deliver at least annually to each Client Part II of its Form ADV, as amended, or a brochure in lieu of its Form ADV, as required under the Advisers Act.

                  (d) The Company and its Subsidiaries have complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "PATRIOT ACT") and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), to the extent such Laws are applicable to them. None of such Seller, nor any direct or indirect owner of such Seller, nor the Company nor any of its Subsidiaries is included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of, (i) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (ii) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

                  (e) DCM does not have "custody" of any Client assets for purposes of the Advisers Act.

                  (f) Except as set forth in Section 3.5(f) of the Disclosure Letter, each of the Company and its Subsidiaries to which the Advisers Act is applicable is in compliance in all material respects with Rule 206(4)-7 under the Advisers Act (assuming for purposes of this Agreement that the Rule is effective as of the date of this Agreement).

         3.6      CAPITALIZATION.

                  (a) As of the date hereof, all of the Class A Interests, the Class B Interests and all other equity or profits interests in the Company are owned of record by the Persons listed in Section 3.6(a) of the Disclosure Letter in the respective amounts set forth thereon. Except as set forth in
Section 3.6(a) of the Disclosure Letter, there are no outstanding options, warrants, rights, commitments, conversion rights, preemptive rights or agreements of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound which would obligate any of them to issue, deliver, purchase or sell any additional Class A Interests, Class B Interests or other equity or profits interests of any kind in the Company. To the Knowledge of such Seller, other than the holders of the Class A Interests listed in Section 3.6(a) of the Disclosure Letter, no other Person has any rights with respect to voting on matters to be voted on by members of the Company. All of the Class A Interests, the Class B Interests and any other equity or profits interests in the Company are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance in all material respects with all applicable federal, state and foreign Requirements of Law.

                  (b) The Purchased Interests to be purchased by the Purchaser hereunder represents, in the aggregate, as of the date hereof, not less than 67.73% of the outstanding Class A Interests, not less than 67.73% of the fully diluted Class A Interests, not less than 42.38% of the outstanding Class B Interests, not less than 42.38% of the fully diluted Class B Interests, not less than 66.70% of the outstanding voting power of the Company and not less than 66.70% of the fully diluted voting power of the Company.

         3.7 SUBSIDIARIES; INVESTMENTS. Section 3.7 of the Disclosure Letter sets forth a true and complete list of each of the current Subsidiaries of the Company. The Company owns all of the issued and outstanding limited liability company interests of its Subsidiaries, free and clear of all Liens, other than restrictions imposed by applicable federal or state securities laws. All of such limited liability company interests are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance in all material respects with all applicable federal, state and foreign Requirements of Law. There are no outstanding options, warrants, rights, commitments, conversion rights, preemptive rights or agreements of any kind to which the Company, any of its Subsidiaries or any of the Sellers is a party or by which any of them is bound which would obligate any of them to issue, deliver, purchase or sell any additional shares of capital stock, units, membership, or other equity or profit interests of any kind in any of the Subsidiaries of the Company. Except as set forth in Section 3.7 of the Disclosure Letter, neither the Company nor any of its Subsidiaries owns any Investment, or has a right to acquire any Investment, in any Person that is not a Subsidiary listed in Section 3.7 of the Disclosure Letter, and the Company or its Subsidiaries, as applicable, has good and valid title to, free and clear of any Lien, any such Investment or right to acquire any Investment set forth in Section 3.7 of the Disclosure Letter.

         3.8 REAL PROPERTY. None of the Company or any of its Subsidiaries owns any real property. All of the real property leased or subleased by the Company or any of its Subsidiaries is identified in Section 3.8 of the Disclosure Letter (collectively, the "REAL PROPERTY"). All leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any Real Property (the "REAL PROPERTY LEASES") are identified on Section 3.8 of the Disclosure Letter and true and complete copies thereof (including all modifications, amendments and supplements thereto) have been made available to the Purchaser. None of the Company, any of its Subsidiaries or any of the Sellers or any of their Affiliates has any ownership, financial or other interest in the landlord under any such Real Property Lease.

         3.9      ASSETS UNDER MANAGEMENT; STRATEGIC FINANCING AGREEMENTS.

                  (a) The aggregate assets under management by DCM, (x) for each Client other than a Client that is a CDO, as of the most recent practicable date prior to the date hereof as calculated by DCM consistent with past practice, (y) for each Client that is a CDO (other than any CDO for which no trustee report is available prior to the date hereof), as of the date set forth in the most recently available trustee report for such CDO prior to the date hereof and (z) for each Client that is a CDO for which no trustee report is available prior to the date hereof, as of the date on which the closing occurs for such Client (each applicable date in (x), (y) and (z) above with respect to such Client, the "BASE DATE") are accurately set forth in Section 3.9(a) of the Disclosure Letter (the "BASE DATE AUM"). Set forth in Section 3.9(a) of the Disclosure Letter is a list as of the date hereof of all Advisory Contracts and Strategic Financing Agreements, setting forth with respect to each such Advisory Contract and Strategic Financing Agreement, as applicable:

                           (i)      the name of the Client under such Advisory
Contract, indicating (A) any such Client that is the Company, its Subsidiaries, a Seller, an Affiliate of the Company or a Seller, or a stockholder, partner, member, director, officer, employee or Immediate Family member of any of the foregoing and (B) in the case of any Client that is a pooled investment vehicle, any of the foregoing Persons described in clause (A) that had an Investment in such Client as of the Base Date (indicating the amount of such investment);

                           (ii)     the state (or, if such Client is not a U.S.
citizen, the country) of which such Client is a citizen or resident (in the case of individuals) or domiciled (in the case of entities);

                           (iii)    the amount of assets under management
pursuant to such Advisory Contract at the Base Date, and the nature of the Investment Management Services provided (i.e., discretionary or non-discretionary);

                           (iv)     with respect to each Client that is a Hedge
Fund (other than SPhinX), the name of each investor in such Hedge Fund and the amount of such investor's investment in such Hedge Fund as of the Base Date (and, in the case of LEAP, the net asset value of LEAP and the value in Japanese yen of 286,817 shares of LEAP in each case, as of the most recent practicable date, such date to be no earlier than

May 31, 2004, prior to the date hereto as calculated by DCM consistent with past practices);

                           (v)      the fee schedule in effect with respect to
such Advisory Contract (including identification of any applicable sub-components of such fees, e.g., investment management fees, performance fees, fees for any other fiduciary services, etc., as applicable), and a description of any fees payable by the underlying Client in connection with Investment Management Services (or other services) provided by the Company or any of its other Subsidiaries other than pursuant to such Advisory Contract;

                           (vi)     as of the applicable date specified in this
Section 3.9(a)(vi) and not as of the date hereof, (x) for each Client other than a Client that is a CDO, as of the most recent practicable date prior to the Closing Date as calculated by DCM consistent with past practice, (y) for each Client that is a CDO (other than any CDO for which no trustee report is available prior to the Closing Date), as of the date set forth in the most recently available trustee report for such CDO prior to the Closing Date and (z) for each Client that is a CDO for which no trustee report is available prior to the Closing Date, as of the date on which the closing occurs for such Client (it being understood that the Sellers shall be permitted to provide the Purchaser with a supplement to Section 3.9(a)(vi) of the Disclosure Letter solely for purposes of making the representation and warranty specified in this Section 3.9(a)(vi) as of the applicable dates specified in this Section 3.9(a)(vi)), (A) a description of any material fee changes (including any caps, waivers, offsets or reimbursements) under such Advisory Contract or Strategic Financing Agreement and (B) a description of any material changes in the amount of assets in any Client's account as a result of deposits (including reinvestments of dividends and distributions) or withdrawals, or redemptions or repayments, made by such Client or defaults (as defined under the applicable indentures relating to the assets) in assets owned by such Client, in each case from the Base Date to (x) for each Client other than a Client that is a CDO, as of the most recent practicable date prior to the Closing Date as calculated by DCM consistent with past practice, (y) for each Client that is a CDO (other than any CDO for which no trustee report is available prior to the Closing Date), as of the date set forth in the most recently available trustee report for such CDO prior to the Closing Date and (z) for each Client that is a CDO for which no trustee report is available prior to the Closing Date, as of the date on which the closing occurs for such Client, and a description of any such changes proposed or otherwise expected to be instituted as of such date (it being understood and agreed that, solely for purposes of this clause (vi), net deposits or withdrawals, or redemptions or repayments, with respect to any one Client account or defaults (as defined under the applicable indentures relating to the assets) in assets owned by such Client in the aggregate in excess of $250,000 shall be deemed material); and

                           (vii)    the manner of consent required for the
"assignment" (or deemed assignment) under applicable Requirements of Law, including the Advisers Act and relevant state law, by the Company or its Subsidiaries, as applicable, of such Advisory Contract in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, for those Advisory Contracts which will be assigned (or deemed assigned) in connection with such transactions (which contracts are so identified), in each case so that any such consent or approval (as applicable) will be duly and validly obtained in accordance with all applicable Requirements of Law and the terms of any contracts, agreements and other instruments relating thereto.

                  (b) Except as set forth in Section 3.9(b) of the Disclosure Letter and expressly described thereon, there are no Contractual Obligations pursuant to which either the Company or any of its Subsidiaries has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges payable by or with respect to any of the Clients set forth in Section 3.9(a) of the Disclosure Letter or pursuant to any of the contracts set forth in Section 3.9(a) of the Disclosure Letter (it being understood that the Sellers shall be permitted to provide the Purchaser with a supplement to
Section 3.9(b) of the Disclosure Letter to reflect any such understanding or agreement after the date hereof and prior to the Closing Date entered into in compliance with this Agreement). To the Knowledge of such Seller, as of the date hereof, except as set forth in Section 3.9(b) of the Disclosure Letter, (i) since the date that is one year prior to the date hereof, (x) no Client of the Company or any of its Subsidiaries (or, in the case of any Clients that are pooled investment vehicles (other than any CDOs), underlying investors therein, as applicable) has stated to the Company or any of its Subsidiaries an intention to terminate or reduce its investment relationship with the Company or any of its Subsidiaries, or make an adjustment to the fee schedule with respect to any contract in a manner which would reduce the fees to the Company or any of its Subsidiaries (including after giving effect to the Closing) in connection with such Client relationship, and (y) no investor in any CDO has stated to the Company or any of its Subsidiaries an intention to cause, either individually or collectively with others, an optional redemption of any securities issued by such CDO, and (ii) (x) no Client of the Company or any of its Subsidiaries (or, in the case of any Clients that are pooled investment vehicles (other than any CDOs), underlying investors therein, as applicable) has stated to the Company or any of its Subsidiaries such an intention described in clause (i)(x) of this
Section 3.9(b) prior to the date that is one year prior to the date hereof that is expected to become effective on or prior to the date that is one year after the date hereof, and (y) no investor in any CDO has stated to the Company or any of its Subsidiaries an intention to cause, either individually or collectively with others, an optional redemption of any securities issued by such CDO.

                  (c) Except as set forth in Section 3.9(c) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any Clients with respect to which fees payable to the Company or any Subsidiary are based on performance or otherwise provide for compensation on the basis of a share of capital gains upon or capital appreciation of the funds (or any portion thereof) of any Client (it being understood that the Sellers shall be permitted to provide the Purchaser with a supplement to Section 3.9(c) of the Disclosure Letter to reflect any such Clients that become Clients after the date hereof and prior to the Closing Date in compliance with this Agreement). Any such performance fees arrangements have been entered into in compliance with the Advisers Act.

                  (d) Section 3.9(d) of the Disclosure Letter identifies, with an appropriate footnote, each Client to which the Company or any of its Subsidiaries provides Investment Management Services that is, to the Knowledge of such Seller, (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA; (ii) a person acting on behalf of such a plan; or (iii) an entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (hereinafter referred to as an "ERISA CLIENT"). To the Knowledge of such Seller, the Company and its Subsidiaries have complied in all material respects with ERISA, Section 4975 of the Code and the regulations promulgated under either ERISA or Section 4975 of the Code in connection with the provision of Investment Management Services to any ERISA Client. The assets of any partnership, trust, or investment fund managed by the Company or any of its Subsidiaries, or of which the Company or any of its Subsidiaries is the general partner or managing member, that are not intended to constitute "plan assets" under 29 C.F.R. 2510.3-101 (the "PLAN ASSET REGULATION") are, to the Knowledge of such Seller, not reasonably likely to be determined to be "plan assets" for purposes of the Plan Asset Regulation. Neither the Company nor any of its Subsidiaries is disqualified from acting as a qualified professional asset manager (as such term is used in Prohibited Transaction Class Exemption 84-14) under any applicable Requirement of Law.

                  (e) Neither the Company nor any of its Subsidiaries provides Investment Management Services to (i) any issuer or other Person that is required to be registered as an investment company (within the meaning of the Investment Company Act) under the Investment Company Act, or (ii) any issuer or other Person that is or is required to be registered under the laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled, which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities; PROVIDED, that this representation and warranty shall be made to the Knowledge of such Seller with respect to SPhinX. Neither the Company nor any of its Subsidiaries is required to be registered as an investment company (within the meaning of the Investment Company Act) under the Investment Company Act.

                  (f) Except as set forth in Section 3.9(f) of the Disclosure Letter, no exemptive orders, "no-action" letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to either of the Company or its Subsidiaries, any Seller or any employee of any such Person in connection with the business of the Company and its Subsidiaries, or to the Knowledge of such Seller, by any Client of the Company and its Subsidiaries in connection with the provision of Investment Management Services to such Client by the Company and its Subsidiaries.

                  (g) Section 3.9(g) of the Disclosure Letter sets forth a true, correct and complete list of (i) the Hedge Fund Documents (it being understood that the Sellers shall be permitted to provide the Purchaser with a supplement to Section 3.9(g) of the Disclosure Letter to reflect the entering into, or amendment, supplement or other modification of, any Hedge Fund Document after the date hereof and prior to the Closing Date in compliance with this Agreement), (ii) the CDO Documents (it being understood that the Sellers shall be permitted to provide the Purchaser with a supplement to Section 3.9(g) of the Disclosure Letter to reflect the entering into, or amendment, supplement or other modification of, any CDO Document after the date hereof and prior to the Closing Date in compliance with this Agreement), (iii) the ratings as of the date hereof of each security issued in connection with each CDO by each applicable Rating Agency and (iv) all downgrades in the ratings of any securities issued in connection with each CDO since the date that is one year prior to the date hereof. The Sellers have provided the Purchaser with true and correct copies of all CDO Documents and Hedge Fund Documents as of the date hereof (and as of the Closing will have provided true and correct copies of any CDO Documents and/or Hedge Fund Documents entered into after the date hereof and prior to the Closing Date in compliance with this Agreement), and the offering circulars or memoranda included in such CDO Documents and Hedge Fund Documents did not at the time such CDO or Hedge Fund issued any securities related to such CDO Documents and Hedge Fund Documents contain any untrue statement of a material fact concerning the Company or any of its Subsidiaries or, to the Knowledge of such Seller, any other Person, or omit to state a material fact concerning the Company or any of its Subsidiaries or, to the Knowledge of such Seller, any other Person, necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. Each of the CDO Documents and the Hedge Fund Documents, to the extent applicable, is in full force and effect and binding upon the Company or its Subsidiary party thereto and, to the Knowledge of such Seller, the other parties thereto, except as (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and
(ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. None of the Company or any of its Subsidiaries is in material default under any CDO Document or Hedge Fund Document to which it is a party, nor, to the Knowledge of such Seller, has any event occurred which, with the giving of notice or the passage of time, or both, would give rise to such a material default. Except as set forth in Section 3.9(g) of the Disclosure Letter, to the Knowledge of such Seller, none of the other parties to any CDO Document or Hedge Fund Document is in material default under, or in breach of or noncompliance with any overcollateralization or coverage test contained in, any such CDO Document or Hedge Fund Document, nor has any event occurred which, with the giving of notice or the passage of time, or both, would give rise to such a material default or breach or noncompliance.

                   (h) Any information that is supplied, sent or given, or included in any document supplied, sent or given, by DCM, including DCM's Form ADV, as amended, to any Client, New Client, CDO Consent Party or New CDO Consent Party for the purposes of obtaining the consent of such Client, New Client, CDO Consent Party or New CDO Consent Party will be true, complete and accurate in all material respects and, at the time such information is sent or given, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

                  (i) Any information that is provided, supplied, sent or given by such Seller, the Company or DCM in connection with the preparation of an amendment to DCM's Form ADV as a result of the transactions contemplated by this Agreement will be true, complete and accurate in all material respects at the time such information is so provided, supplied, sent or given and at the time such amendment is filed with the SEC.

                  (j) Each of the Consents obtained from Clients in accordance with Section 5.1 (including each of the Consents included in the determination of whether the condition contained in Section 8.5 has been satisfied) will, as of the Closing Date, have been duly obtained under all applicable Requirements of Law and the requirements of the applicable Advisory Contract.

         3.10 NO DEFAULT OR BREACH; CONTRACTUAL OBLIGATIONS. Except for those contracts, commitments, plans, agreements and licenses set forth in
Section 3.10 of the Disclosure Letter (it being understood that the Sellers shall be permitted to provide the Purchaser with a supplement to Section 3.10 of the Disclosure Letter to reflect the entering into, or amendment, supplement or other modification of, any Material Contract after the date hereof and prior to the Closing Date in compliance with this Agreement), the Advisory Contracts and Strategic Financing Agreements described in Section 3.9 of the Disclosure Letter and the Real Property Leases described in Section 3.8 of the Disclosure Letter (true and complete copies of which (including all modifications, amendments and supplements thereto) have been made available to the Purchaser) (collectively, the "MATERIAL CONTRACTS"), neither the Company nor any Subsidiary is a party to or subject to (or otherwise bound by) any of the following:

                  (a) any Advisory Contract or other Contractual Obligation for the provision of Investment Management Services;

                  (b) any Contractual Obligation for the provision of services other than Investment Management Services to Clients of either of the Company or any of its Subsidiaries pursuant to which the Company or such Subsidiary receives in excess of $100,000 annually;

                  (c) any Contractual Obligation related to any directed brokerage, revenue sharing or related arrangements;

                  (d) any Contractual Obligation related to any "soft dollar" or similar arrangement;

                  (e) any Contractual Obligation (other than existing Benefit Plans, which are covered by Section 3.25) with any current or former director, officer, shareholder, member or employee of the Company or any of its Subsidiaries or with any of the respective Affiliates or Immediate Family members of any such Persons;

                  (f) any Contractual Obligation for the purchase of any data, assets, material or equipment in an amount exceeding $200,000 annually;

                  (g) any other Contractual Obligation creating any obligations of either the Company or any of its Subsidiaries to pay amounts in excess of $200,000 annually, with respect to any such Contractual Obligation not specifically disclosed elsewhere under this Agreement;

                  (h) any Contractual Obligation for the sale of all or any material portion of the assets of the Company or any Subsidiary or any Contractual Obligation for the purchase of all or any material portion of the assets of any other Person requiring payment of an amount in excess of $200,000, other than goods and services (not exceeding $200,000 in the aggregate) in the ordinary course of business consistent with past practice;

                  (i) any Contractual Obligation relating to the acquisition by the Company or any of its Subsidiaries of any operating business or a material portion of the capital stock or other ownership interests of any other Person, to the extent the Company or any of its Subsidiaries has any remaining obligations thereunder;

                  (j) any partnership or joint venture agreement or other similar Contractual Obligations;

                  (k) any Contractual Obligation containing an obligation of the Company or any of its Subsidiaries to indemnify any other Person (other than indemnification obligations contained in Contractual Obligations entered into in the ordinary course of business with vendors, suppliers or providers of office equipment and office services);

                  (l) any Contractual Obligation with any investment or research consultant, solicitor or sales agent, or otherwise with respect to the referral of business to either of the Company or any of its Subsidiaries (including any agreement with respect to solicitation of prospective investors in any CDOs or Hedge Funds); PROVIDED, that any such Contractual Obligations with respect to SPhinX shall only be set forth to the extent such Seller has Knowledge of such Contractual Obligation);

                  (m) any Contractual Obligation containing covenants limiting the freedom of either of the Company or any of its Subsidiaries to engage in any line of business or with any Person;

                  (n) any Contractual Obligation providing for the borrowing or lending of money in excess of $100,000;

                  (o) any Contractual Obligation with SLA, Sumitomo Life or any of their controlled Affiliates;

                  (p) any Contractual Obligation relating to the warehousing of securities in connection with any CDO;

                  (q) any Contractual Obligation relating to the engagement of any financial institution (other than with any rating agency, trustee or routine service provider) in connection with the formation or offering of any securities of any CDO;

                  (r) any Contractual Obligation relating to the settlement of any Claim pursuant to which the Company or any of its Subsidiaries is obligated to make or is entitled to receive payments in excess of $100,000 or is the subject of injunctive relief or other equitable remedies; or

                  (s) any other material Contractual Obligation relating to the business of either of the Company or any Subsidiary to which either the Company or any Subsidiary is a party or otherwise bound.

         Each of the Material Contracts is in full force and effect and binding upon the Company or its Subsidiary party thereto and, to the Knowledge of such Seller, the other parties thereto, except as (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. None of the Company or any of its Subsidiaries is in material default under any Material Contract, nor, to the Knowledge of such Seller, has any event occurred which, with the giving of notice or the passage of time, or both, would give rise to such a material default. To the Knowledge of such Seller, each other party to each Material Contract is not in material default under any Material Contract and no event has occurred which, with the giving of notice or the passage of time, or both, would give rise to such a material default. Each of the Company and each Subsidiary has complied in all material respects with and is in compliance in all material respects with the Client's guidelines and restrictions applicable to the Company or any of its Subsidiaries set forth in any Advisory Contract or applicable prospectus, offering memorandum or, to the Knowledge of such Seller, any written marketing material for any collective investment vehicle or other governing documents for any Client.

         3.11 FINANCIAL STATEMENTS. The Sellers have delivered or made available to the Purchaser the audited consolidated balance sheet of the Company and its Subsidiaries as of, and the related audited consolidated statements of operations, cash flow and members' equity of the Company and its Subsidiaries for the fiscal years ended, December 31, 2003 (the "BALANCE SHEET DATE"), 2002, and 2001, including the accompanying notes thereto, together with the unqualified report of Ernst & Young LLP as of, and for the fiscal years ended, December 31, 2003 and 2002, and Arthur Andersen LLP as of, and for the fiscal year ended, December 31, 2001 (the "AUDITED FINANCIAL STATEMENTS") and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of, and the unaudited consolidated statements of operations, cash flow and members' equity of the Company and its Subsidiaries for the fiscal period ended, March 31, 2004 and 2003 (the "UNAUDITED FINANCIAL STATEMENTS" and, together with the Audited Financial Statements, the "FINANCIAL STATEMENTS"). Except for the absence of footnotes to the Unaudited Financial Statements and except as set forth in
Section 3.11 of the Disclosure Letter, (a) each of the consolidated balance sheets included in the Financial Statements and the quarterly financial statements, if any, required to be delivered under Section 5.5 present (or when delivered will present, as the case may be) fairly, in all material respects, the respective financial position of the Company and its Subsidiaries as of the date of such balance sheet; (b) the other related statements included in the Financial Statements and the quarterly financial statements, if any, required to be delivered under Section 5.5 present (or when delivered will present, as the case may be) fairly, in all material respects, the results of operations and cash flows of the Company and its Subsidiaries for the fiscal period covered by such other related statements; (c) each of the consolidated balance sheets and statements of operations, cash flow and members' equity of the Company and its Subsidiaries included in the Audited Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved;
(d) as of the date hereof, the unaudited consolidated balance sheet as of, and the unaudited statements of operations, cash flow and members' equity of the Company and its Subsidiaries for the fiscal period ended, March 31, 2004 have been, in all material respects, prepared in accordance with GAAP, applied on a consistent basis during the periods involved; (e) the unaudited consolidated balance sheet as of, and the unaudited statements of operations, cash flow and members' equity of the Company and its Subsidiaries for the fiscal period ended, March 31, 2004, delivered in accordance with Section 5.5 will have been, when delivered, prepared in accordance with GAAP, applied on a consistent basis during the periods involved; and (f) each of the quarterly financial statements, if any, required to be delivered under Section 5.5 will have been, when delivered, prepared in accordance with GAAP, applied on a consistent basis during the periods involved.

         3.12     TAXES.

                  (a) Each of the Company and its Subsidiaries has timely filed or caused to be timely filed all Tax Returns required to be filed by them, all such Tax Returns are true, complete and correct in all material respects, and all Taxes shown as due thereon have been timely and fully paid, except for Taxes which are being contested in good faith, for which adequate provision has been made and which are set forth on Schedule 3.12(a) of the Disclosure Letter. Each of the Company and its Subsidiaries has timely and fully paid all Taxes for which they are liable (whether or not shown on any Tax Return), except for Taxes which are being contested in good faith, for which adequate provision has been made and which are set forth on Schedule 3.12(a) of the Disclosure Letter, and has made adequate provision for any Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the Closing Date.

                  (b) No assessments for Taxes of the Company or any of its Subsidiaries are outstanding, and no unassessed Tax deficiency or other claim for Taxes has been proposed or threatened in writing against the Company or any of its Subsidiaries.

                  (c) No audit of any Tax Return, or other proceeding with respect to a Tax Return, or with respect to Taxes, of the Company or any of its Subsidiaries has been proposed, threatened in writing, or is in progress, nor has any audit, or other proceeding, been conducted with respect to any Tax Return or Taxes relating to any of the previous three (3) taxable years of the Company or any of its Subsidiaries.

                  (d) Except as set forth in Section 3.12(d) of the Disclosure Letter, no extension of time with respect to any date on which any Tax Return was or is to be filed with respect to the Company or any of its Subsidiaries is in force, and no waiver or agreement by the Company or any of its Subsidiaries is in force for the extension of time for the assessment or payment of any Tax, and no request for any such extension or waiver is currently pending.

                  (e) No Liens for Taxes exist with respect to any asset or property of the Company or any of its Subsidiaries, except statutory Liens for Taxes not yet due and payable.

                  (f) Each of the Company and its Subsidiaries has withheld and timely paid all Taxes and other amounts required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, partner, member or other third party in compliance with all Tax withholding and remitting provisions of applicable Requirements of Law (the "WITHHOLDING REQUIREMENTS") and have each complied in all respects with all Tax information reporting provisions of all applicable Requirements of Law (the "TAX REPORTING REQUIREMENTS"), except that, with respect to state and local Taxes, such Withholding Requirements and Tax Reporting Requirements have been complied with in all material respects.

                  (g) Except as set forth in Section 3.12(g) of the Disclosure Letter, since the formation of each of the Company and its Subsidiaries, no jurisdiction in which the Company or any of its Subsidiaries files Tax Returns treats the Company or such Subsidiary as an entity other than a partnership, disregarded entity or branch, or as being subject to entity-level Tax, for federal, state, local and foreign income and franchise Tax purposes. No Claim has ever been made by a Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns with respect to a particular type of Tax that the Company or such Subsidiary is or may be subject to, or liable for, that particular type of Tax in that jurisdiction.

                  (h) Neither the Company nor any its Subsidiaries is a party to any Tax indemnification, allocation or sharing agreement or similar arrangement, and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise. Except as set forth in Section 3.12(h) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has filed, or been required to file, a consolidated, combined or unitary Tax Return with any other Person.

                  (i) Neither the Company nor any of its Subsidiaries has made an election to be excluded from the provisions of Subchapter K of the Code, is (or ever has been) subject to the taxable mortgage pool rules under Section 7701(i) of the Code, or is (or ever has been) classified as an association taxable as a corporation or a publicly traded partnership taxable as a corporation under Section 7704 of the Code. Section 3.12(i) of the Disclosure Letter sets forth a description of each election, and revocation of such election, if any, made by the Company or any of its Subsidiaries under Section 754 of the Code (and any comparable provision of state, local or foreign Requirements of Law).

                  (j) None of the Company's or any of its Subsidiaries' payroll, property, or receipts, or other factors used in a particular state's apportionment or allocation formula results in an apportionment or allocation of business income to any state or other jurisdiction other than Illinois, and neither the Company nor any of its Subsidiaries has non-business income that is allocated, apportioned or otherwise sourced to any state or other jurisdiction other than Illinois.

                  (k) The Sellers, the Company and each of its Subsidiaries have given or otherwise made available to the Purchaser true, correct and complete copies of all examination reports and statements of deficiencies for taxable periods, or transactions consummated, and all material Tax Returns, for which the applicable statutory periods of limitations have not expired.

                  (l) None of the Company or any of its Subsidiaries has agreed, or is required to make, any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign Requirements of Law), and no Governmental Authority has proposed any such adjustment or change in accounting method.

                  (m) Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Requirements of Law, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority.

                  (n) No power of attorney has been granted by the Company or any of its Subsidiaries with respect to any matter relating to Taxes, which power of attorney is currently in force.

                  (o) Neither the Company nor any of its Subsidiaries has entered into a transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign Requirements of Law.

                  (p) Neither the Company nor any of its Subsidiaries is a direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the economic effect of providing a guarantee of Tax benefits (including a Tax indemnity from a seller or lessee of property, or insurance protection with respect to Tax treatment) with respect to any transaction, or Tax opinion relating to the Company or any of its Subsidiaries.

                  (q) Neither the Company nor any of its Subsidiaries has participated in, or otherwise made a filing with respect to, any "reportable transaction" within the meaning of Treas. Reg. ss. 1.6011-4(b).

                  (r) No audit of any Tax Return, or other proceeding with respect to a Tax Return, or with respect to Taxes, of any Affiliate Fund or, to the Knowledge of such Seller, an Independent Fund, has been proposed, threatened, or is in progress, nor has any audit, or other proceeding, been conducted with respect to any Tax Return or Taxes relating to any of the previous three (3) taxable years of an Affiliate Fund, or the Knowledge of such Seller, an Independent Fund. None of the Affiliate Funds, or to the Knowledge of such Seller, the Independent Funds, has ever been "engaged in trade or business within the United States" (within the meaning of Section 882 of the Code). None of the Affiliate Funds, or to the Knowledge of such Seller, the Independent Funds, has ever participated in, or otherwise made a filing with respect to, any "reportable transaction" within the meaning of Treas. Reg. ss. 1.6011-4(b).

                  (s) Each of the Company and its Subsidiaries has complied with, and is in compliance with, all provisions related to Tax matters set forth in any Advisory Contract.

         3.13 CONTINGENT REVENUE. Section 3.13 of the Disclosure Letter sets forth the Company's good faith estimate (based on reasonable assumptions) of the amounts of all contingent revenue of the Company and its Subsidiaries existing as of the date hereof. All such contingent revenue has arisen from bona fide transactions entered into by the Company and/or one or more of its Subsidiaries in the ordinary course of business consistent with past practice and represents, subject to the satisfaction of the contingencies set forth in the applicable Contractual Obligations set forth in Section 3.13 of the Disclosure Letter, a valid right of the Company or any of its Subsidiaries to receive such amounts; PROVIDED, that the foregoing representation and warranty shall not be deemed to constitute a guaranty of collectibility of any such contingent revenue or any assurance that such contingencies shall be satisfied.

         3.14     ABSENCE OF CERTAIN CHANGES. Except as (a) disclosed in Section
3.14 of the Disclosure Letter or (b) disclosed in the Financial Statements, since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has suffered any condition, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Change.

         3.15 ORDINARY COURSE. Since the Balance Sheet Date, each of the Company and its Subsidiaries has conducted its business only in the ordinary course and consistently with its prior practices (except for actions taken in connection with the transactions contemplated hereby).

         3.16 BANKING AND BROKERAGE RELATIONS. The Sellers have previously delivered or made available to the Purchaser a true and complete list of all of the arrangements which either the Company or any of its Subsidiaries has with banking institutions and brokerage firms, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, etc.) and the person or persons authorized as signatories or otherwise to take action in respect thereof.

         3.17     INTELLECTUAL PROPERTY.

                  (a) Except as set forth in Section 3.17(a) of the Disclosure Letter, either the Company or its Subsidiaries owns, or otherwise has a valid right to use, to the Knowledge of such Seller, without any infringement, the Intellectual Property used in connection with the business of the Company and/or any of its Subsidiaries as presently conducted or contemplated (the "COMPANY INTELLECTUAL PROPERTY"), free and clear of all Liens, except for Liens specifically described in the notes to the Financial Statements and Permitted Liens.

                  (b) Section 3.17(b) of the Disclosure Letter sets forth a true and complete list of all current registrations and issuances and currently pending filings and applications for any Intellectual Property filed by the Company, any of its Subsidiaries or any of their respective predecessors. To the Knowledge of such Seller, all of the rights of the Company and any of its Subsidiaries in the Intellectual Property are valid and enforceable. The Company and its Subsidiaries have taken all commercially reasonable actions to maintain and protect the Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken all commercially reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets and the proprietary nature and value of the Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

                  (c) Section 3.17(c) of the Disclosure Letter sets forth a true and complete list of all material IP Licenses to which the Company or any of its Subsidiaries is a party. To the Knowledge of such Seller, all of the material IP Licenses are valid, subsisting, in full force and effect and binding upon the Company and/or one or more of its Subsidiaries, as the case may be, and the other parties thereto in accordance with their terms. To the Knowledge of such Seller, each party to any such material IP License has been in full compliance with all applicable terms and requirements of and under such material IP License and no event has occurred or condition or set of circumstances exists that (with or without notice or lapse of time or both), directly or indirectly, may constitute a material default under any such material IP License. The Company includes its geographic location (Chicago) in its metatags, as required under its agreement with Deerfield Partners, L.P., Deerfield International Fund, Ltd. and Deerfield Management Co., L.P.

                  (d) Each employee, director, officer or consultant of the Company or any of its Subsidiaries or any other Person who developed any part of any product of the Company or any of its Subsidiaries or any Intellectual Property that is or is contemplated to be used by the Company or any of its Subsidiaries has executed a valid and enforceable agreement with the Company or the applicable Subsidiary that conveys any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person's employment or contract to the Company or any of its Subsidiaries, and establishes that to the extent such Person is an author of a copyrighted work created in connection with such Person's employment or contract, such work is a "work made for hire," to the extent possible under applicable Requirements of Law. To the Knowledge of such Seller, it is not necessary for the business of the Company or any of its Subsidiaries to use any Intellectual Property owned by any present or past director, officer, employee or consultant of the Company or any of its Subsidiaries (or persons the Company or any of its Subsidiaries presently intends to hire).

                  (e) To the Knowledge of such Seller, none of the Intellectual Property, products or services owned, used, developed, provided, sold, licensed, imported or otherwise exploited by the Company or any of its Subsidiaries, or made for, used or sold by or licensed to the Company or any of its Subsidiaries by any Person infringes upon or otherwise violates any Intellectual Property rights of others.

                  (f) To the Knowledge of such Seller, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company or any of its Subsidiaries.

                  (g) There are no Claims pending or, to the Knowledge of such Seller, threatened, (i) contesting the right of the Company or any of its Subsidiaries to use any of the Company's or any of its Subsidiaries' products or services currently or previously used by the Company or such Subsidiary or (ii) opposing or attempting to cancel any rights of the Company or any of its Subsidiaries in or to any Intellectual Property.

                  (h) Except as set forth in Section 3.17(h) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any IP License requiring the payment by the Company or any of its Subsidiaries of any future royalty or license payment.

                  (i) Section 3.17(i) of the Disclosure Letter sets forth a true and complete list of all material Software used by the Company and/or any of its Subsidiaries. To the Knowledge of such Seller, all Software performs in conformance with its documentation and its continued use following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements does not require the consent of any Person, and the scheduled Software is free from any material software defect and does not contain any self-help mechanism, virus, trojan horse, worm or other software routines or hardware components designed to permit unauthorized access or designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software program.

                  (j) Except for the IP Licenses (which are covered by Section 3.2), after the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, the Company and/or its Subsidiaries will continue to own all right, title, and interest in and to or have a valid written license to use all Company Intellectual Property on identical terms and conditions as each of the Company and any of its Subsidiaries enjoyed immediately prior to such transactions.

                  (k) The Company and each of its Subsidiaries which gather information from website visitors has a privacy policy (each, a "PRIVACY POLICY") regarding the collection and use of information from such website visitors ("CUSTOMER INFORMATION"), copies of which have been provided to the Purchaser. Neither the Company nor any of its Subsidiaries has collected any Customer Information in an unlawful manner or in violation of its applicable Privacy Policy or uses any of the Customer Information it receives through its website or otherwise in an unlawful manner or in a manner that in any way violates its applicable Privacy Policy or the privacy rights of its customers, the consequence of which would be material to the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries has posted its Privacy Policy, if any, in a clear and conspicuous location on its applicable website. Each of the Company and its Subsidiaries has reasonable security measures in place to protect the Customer Information it receives through its website and that it stores in its computer systems from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of its customers. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not violate the applicable Privacy Policy of the Company or any of its Subsidiaries as it currently exists or as such Privacy Policy existed at any time during which any of the Customer Information was collected or obtained.

                  (l) Except as otherwise expressly provided in this Agreement, the representations and warranties contained in this Section 3.17 are the only representations and warranties of the Sellers concerning the Intellectual Property.

         3.18 TITLE TO ASSETS. Except as set forth in Section 3.18 of the Disclosure Letter, each of the Company and its Subsidiaries owns and has good, valid, and marketable title to all of their respective properties and assets (other than the Company Intellectual Property, which are covered in Section 3.17) that it purports to own and which are reflected on the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2004 or acquired by the Company or any of its Subsidiaries since such date (collectively, the "ASSETS"), in each case free and clear of all Liens, except for Liens specifically described in the notes to the Financial Statements and Permitted Liens.

         3.19 LIABILITIES. Except as set forth in Section 3.19 of the Disclosure Letter, the Company and its Subsidiaries do not have any material direct or indirect obligation or liability (including under any Strategic Financing Agreement), whether known or unknown, fixed or unfixed, choate or inchoate, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement or in the accompanying notes (the "LIABILITIES") other than

(a) Liabilities fully and adequately reflected or reserved against on the Financial Statements; (b) Liabilities incurred since March 31, 2004 in the ordinary course of business consistent with past practice; (c) Liabilities incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and (d) Liabilities that are the subject of any other representation or warranty contained in this Article III and are disclosed pursuant to such other representation or warranty or are not required to be disclosed because such other representation or warranty is limited or qualified with respect to time, dollar amount, Knowledge of such Seller, materiality, Material Adverse Effect or any similar qualification.

         3.20     BUSINESS; REGISTRATIONS.

                  (a) DCM has at all times since its inception been engaged solely in the business of providing Investment Management Services, and neither the Company nor any of its other Subsidiaries is or has been engaged in such business or activities requiring it to register as an investment advisor under applicable Requirements of Law, including the Advisers Act.

                  (b) DCM has at all times since January 28, 1997 and at all times that it has been required to do so, been duly registered as an investment adviser under any applicable Requirements of Law, including the Advisers Act. Each such federal and state registration is and at all times has been in full force and effect. DCM is duly registered, licensed and qualified in all jurisdictions where such registration, licensing or qualification is required in order to conduct, and is material to, its business. The Sellers have delivered to the Purchaser true and complete copies of DCM's most recent Form ADV, as amended to date, and all of DCM's other material foreign and domestic registration forms or notice filings, likewise as amended to date. The information contained in such forms was true and complete in all material respects at the time of filing and DCM and its Affiliates have made all material amendments to such forms as they are required to make under applicable Requirements of Law. DCM and each of its investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Advisers Act) have, and immediately after the Closing, DCM and its investment adviser representatives will have, all Material Permits required from any Governmental Authority in order for them to conduct the businesses presently conducted by DCM and such representatives in the manner presently conducted. DCM is duly registered as a commodity trading adviser, a commodity pool operator and a futures commission merchant under the Commodity Exchange Act and under applicable state statutes, in each case to the extent required under applicable Requirements of Law. The Sellers have made available to the Purchaser true and complete copies of all material documents related to DCM's registration, if any, as a commodity trading adviser, a commodity pool operator and a futures commission merchant. Neither DCM nor any of its representatives is subject to any material limitation imposed in connection with one or more of the Material Permits. DCM has not been a "broker" or "dealer" within the meaning of the Exchange Act at any time since its inception. Neither DCM nor any of its directors, officers or employees is registered or required to be registered as a broker or dealer, an introducing broker, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with the

SEC, the NASD or the securities commission of any state or any self-regulatory body. Except as set forth in Section 3.20(b) of the Disclosure Letter, no Person other than DCM renders Investment Management Services to Clients of DCM or, on DCM's behalf, solicits Clients with respect to the provision of Investment Management Services by DCM.

                  (c) To the Knowledge of such Seller, no person "associated" (as defined under the Advisers Act) with DCM has been convicted of any crime or is or has engaged in any conduct that would be a basis for (i) denial, suspension or revocation of registration of an investment adviser under
Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder, or ineligibility to serve as an associated person of an investment adviser, (ii) being ineligible to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company pursuant to Section 9(a) or 9(b) of the Investment Company Act or (iii) being ineligible to serve as a broker-dealer or an associated person of a broker-dealer pursuant to Section 15(b) of the Exchange Act, and to the Knowledge of such Seller, there is no Claim that is reasonably likely to become the basis for any such ineligibility, disqualification, denial, suspension or revocation.

         3.21 INSURANCE. The Company and each of its Subsidiaries has in full force and effect such insurance as is reasonable and customarily maintained by firms of similar size in the same or a similar business, with respect to its businesses, properties and assets, and all bonds required by ERISA and by any Contractual Obligation to which either of the Company or any of its Subsidiaries is a party, all as listed in Section 3.21 of the Disclosure Letter. None of the Company or any of its Subsidiaries is in default under any such insurance policy in a manner that could result in the cancellation of such policy or a reduction in the coverage thereunder or an increase in the premiums payable thereunder. After giving effect to the Closing, each such insurance policy or equivalent policies will be in full force and effect. To the Knowledge of such Seller, no circumstances exist which would cause any such insurance policy to fail to be renewed on terms materially identical to those currently in effect.

         3.22 FINDER'S FEE. Other than fees and expenses payable to Putnam Lovell NBF Securities, Inc. pursuant to a written agreement previously provided to the Purchaser (which will be paid by the Sellers concurrently with the Closing), neither the Company nor any of its Subsidiaries has incurred, become liable for or otherwise entered into any Contractual Obligation with respect to any broker's commission, finder's fee or similar payment relating to or in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

         3.23 BOOKS AND RECORDS. The Sellers have heretofore made available to the Purchaser a true, complete and correct copy of the organizational documents (certificates of incorporation, certificates of formation, by-laws and operating agreements, as applicable) for each of the Company and its Subsidiaries, including the Existing Operating Agreement, all as in effect on the date of this Agreement. The minute books (or comparable records) of each of the Company and its Subsidiaries have heretofore been made available to the Purchaser, have been maintained in the ordinary course of business consistent with past practice, and accurately reflect in all material respects all transactions and actions referred to in such minutes and consents in lieu of meetings. The Sellers have heretofore made available to the Purchaser a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of the Company or its Subsidiaries to the Company's independent auditors relating to (a) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of the Company or any of its Subsidiaries to record, process, summarize and report financial data and any material weaknesses in internal controls and
(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company or any of its Subsidiaries.

         3.24     TRANSACTIONS WITH INTERESTED PERSONS. Except as set forth in
Section 3.24 of the Disclosure Letter (the "RELATED PARTY AGREEMENTS"), and except for existing employment agreements with the Company or any of its Subsidiaries or existing Benefit Plans, none of the Sellers, directors or managing directors of either of the Company or any of its Subsidiaries or, to the actual knowledge of such Seller (without any duty of inquiry), any of the respective Affiliates or Immediate Family members of any such Persons is (i) a party to any Contractual Obligation with the Company or any of its Subsidiaries;
(ii) owns (of record or as a beneficial owner), directly or indirectly, any interest in (excepting less than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer or director of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, broker, sales agent, service provider or Client of, or lender to or borrower from, the Company or any of its Subsidiaries; (iii) owns, directly or indirectly, in whole or in part, any tangible or intangible property (other than DE MINIMIS property) that the Company or any of its Subsidiaries has used, or that the Company or any of its Subsidiaries will use, in the conduct of business; or (iv) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, the Company or any of its Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under the Benefit Plans and the like. Section
3.24 of the Disclosure Letter also sets forth a true and complete list of all outstanding loans or extensions of credit that the Company or any of its Subsidiaries has made directly or indirectly to Sachs or Roberts and all outstanding loans or extensions of credit individually or in the aggregate in excess of $10,000 that the Company or any of its Subsidiaries has made directly or indirectly to any other director, officer or employee of either the Company or any of its Subsidiaries. The Sellers have previously delivered or made available to the Purchaser all of the Contractual Obligations and other documents and instruments related to such loans or extensions of credit. As of the Closing Date, each Related Party Agreement and each such loan or extension of credit set forth in Section 3.24 of the Disclosure Letter shall have been terminated and all amounts due or owed thereunder shall have been paid or otherwise settled in full.

         3.25     EMPLOYEE BENEFIT PLANS.

                  (a) Except as disclosed in Section 3.25(a) of the Disclosure Letter, the Company does not maintain or contribute to or have any obligation to maintain or contribute to, or have any direct or indirect liability, whether contingent or otherwise, with respect to any plan, program, arrangement or agreement that is a pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary, or both), Code Section 125 "cafeteria" or "flexible" benefit, employee loan, educational assistance or fringe benefit plan, whether written or oral, including, without limitation, any (i) "employee benefit plan" within the meaning of Section 3(3) of ERISA, or (ii) other employee benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any employee or former employee of the Company has any present or future right to benefits (individually, a "BENEFIT PLAN", and collectively, the "BENEFIT PLANS"). The Company does not maintain or contribute to, or have any obligation to maintain or contribute to, and during the past six
(6) years has not maintained or contributed to, or had any obligation to maintain or contribute to, any employee benefit plan subject to Title IV or ERISA. All references to the "Company" in this Section 3.25 shall refer to the Company and its Subsidiaries and any employer that would be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.

                  (b) Except as disclosed in Section 3.25(b) of the Disclosure Letter: (i) each Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Requirements of Law; (ii) with respect to each Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to any Governmental Authority, or to the participants or beneficiaries of such Benefit Plan, have been filed or furnished on a timely basis; (iii) each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, to the Knowledge of such Seller, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification; (iv) with respect to any Benefit Plan, other than routine claims for benefits, no Liens, Claims or complaints to or by any person or Governmental Authority have been filed or made against such Benefit Plan or the Company or, to the Knowledge of such Seller, against any other Person and, to the Knowledge of such Seller, no such Liens, Claims or complaints are contemplated or threatened; and (v) to the Knowledge of such Seller, there are no audits or proceedings initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or the United States Department of Labor with respect to any Benefit Plan. Neither the Company nor, to the Knowledge of such Seller, any other "party in interest" or "disqualified person" with respect to any Benefit Plan has engaged in a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Benefit Plan.

                  (c) All Liabilities of the Company in respect of any Benefit Plan (including workers' compensation) which have not been paid, have been properly accrued on the Company's Financial Statements in compliance with GAAP. All required contributions (including all employer contributions and employee salary reduction contributions) or premium payments have been timely made.

                  (d) The Company has no obligation to provide or make available post-employment welfare benefits or welfare benefit coverage for any employee or former employee, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or benefits the expense of which is solely borne by the employee or former employee.

                  (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee of the Company under any Benefit Plan; (ii) increase any benefits otherwise payable under any Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an "excess parachute payment," as defined in Section 280G(b)(1) of the Code; or (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company to amend or terminate any Benefit Plan.

                  (f) The Company has no plan, Contractual Obligation or other commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by any Requirement of Law, to modify any Benefit Plan.

                  (g) The Company has no Liabilities with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

                  (h) The Company has not incurred any Liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder, or any similar state or local law that remains unsatisfied.

                  (i) The Sellers have made available to the Purchaser with respect to each Benefit Plan, a true, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the most recent documents constituting the Benefit Plan and all amendments thereto, (ii) any related trust agreement or other funding instrument; (iii) the most recent IRS determination letter; (iv) the most recent summary plan description, summary of material modifications and any other written communication (or a description of any oral communications) by the Company to its employees concerning the extent of the benefits provided under a Benefit Plan; (v) the three most recent (A) Forms 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports; and (vi) for the last plan year, all material correspondence with the IRS, the United States Department of Labor, and any other governmental authority regarding the operation or the administration of any Benefit Plan.

                  (j) Section 3.25(j) of the Disclosure Letter sets forth as of the date hereof a list of each participant in the Springfield & Company L.L.C. Key Employee Plan (the "KEEP PLAN"),who has been awarded share appreciation rights as that term is defined in the KEEP Plan ("SARs") thereunder, the number of SARs so awarded to each such participant and the applicable strike price.

         3.26     EMPLOYEES; LABOR MATTERS.

                  (a) Neither the Company nor any of its Subsidiaries is party to any collective bargaining or other labor contract. There is no pending or, to the Knowledge of such Seller, threatened labor dispute, strike, or work stoppage against the Company or any of its Subsidiaries.

                  (b) The Sellers have previously delivered to the Purchaser a true and complete list of all employees of the Company and each of its Subsidiaries, including each such employees date of hire, location of employment, employment status, base salary or wages, bonus and commissions.

         3.27 OUTSTANDING BORROWING. Section 3.27 of the Disclosure Letter sets forth the amount of all Indebtedness of the Company and its Subsidiaries, the Liens that relate to such Indebtedness and that encumber the Assets and the name of each lender thereof (it being understood that the Sellers shall be permitted to provide the Purchaser with a supplement to Section 3.27 of the Disclosure Letter to reflect the incurrence of any such Indebtedness or the creation of any such Liens after the date hereof and prior to the Closing Date in accordance with this Agreement). No Indebtedness is entitled to any voting rights in any matters voted upon by the holders of the equity interests in the Company or its Subsidiaries.

         3.28 ENVIRONMENTAL MATTERS. Except as set forth in Section 3.28 of the Disclosure Letter, the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. There are no civil, criminal or administrative Claims, notices of violation or notice or demand letters pending or, to the Knowledge of such Seller, threatened against the Company or any of its Subsidiaries pursuant to Environmental Laws.

         3.29     TRADING ACTIVITIES.

                  (a) Except as set forth on Schedule 3.29(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has caused any CDO to engage in any sale and related purchase of debt securities by such CDO with the intention of increasing the aggregate principal amount of collateral held by such CDO unless such sale and related purchase of debt securities (i) were effected for valid economic reasons in the best interests of such CDO in the reasonable judgment of the Company or such Subsidiary and (ii) were not in violation of any CDO Document.

                   (b)     Neither the Company nor any of its Subsidiaries has
(i) engaged in any arbitrage activity involving the frequent buying and selling of shares of investment companies registered with the SEC under the Investment Company Act to take advantage of a potential lag between the change in the value of such an investment company's portfolio securities and the reflection of that change in the investment company's share price or other trading practices commonly known as "market timing," (ii) entered into any special arrangements, whether written or oral, to accommodate or facilitate such activity, or (iii) entered into any arrangements, whether written or oral, to accommodate or facilitate late trading.

         3.30 CODE OF ETHICS POLICY. DCM has adopted a written code of ethics (the "CODE OF ETHICS") which complies in all material respects with all applicable provisions of the Advisers Act (including without limitation Section 204A thereof), a true and complete copy of which has been delivered or made available to the Purchaser prior to the date hereof. All employees of DCM have executed acknowledgments that they are bound by the provisions of such Code of Ethics. To the Knowledge of such Seller, during the past five years, there have been no material violations or allegations of material violations of such Code of Ethics.

         3.31 PROXY VOTING POLICIES. To the extent required by applicable Requirements of Law, DCM has adopted a written policy regarding its proxy voting procedures that complies in all material respects with all applicable Requirements of Law, a copy of which has been delivered or made available to the Purchaser prior to the date of this Agreement. Except as set forth in Section
3.31 of the Disclosure Letter, since the adoption of policy regarding its proxy voting procedures, DCM has voted all proxies in accordance with the terms of its policy.

         3.32 ANTI-MONEY LAUNDERING POLICY. DCM has adopted a written policy regarding its anti-money laundering procedures, a true and complete copy of which has been delivered or made available to the Purchaser prior to the date hereof. DCM and each of its employees is, and at all times has been, in compliance in all material respects with such policy.

         3.33 EXCLUSIVITY OF REPRESENTATIONS. Except for the representations and warranties specifically set forth in this Agreement or any certificate to be executed and delivered by or on behalf of such Seller pursuant to, or as contemplated by, Sections 8.4, 8.5, 8.13 (other than any such certificate delivered in connection with any Ancillary

Agreement), 8.18 or 8.21, such Seller makes no representation, warranty or guaranty, express or implied, with respect to the matters contained in this Agreement.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         As a material inducement to the Purchaser to enter into this Agreement and the Ancillary Agreements to which it is a party and consummate the transactions contemplated hereby and thereby, each of the Sellers hereby severally, but not jointly, makes to the Purchaser, the following representations and warranties solely with respect to such Seller:

         4.1 TITLE TO THE PURCHASED INTERESTS. Such Seller (other than DPF) owns of record and beneficially, and has good and valid title to, free and clear of any Liens, other than restrictions imposed by federal or state securities laws, the Class A Interests and Class B Interests (including with respect to capital account balance and profits interest) set forth opposite such Seller's name on ANNEX B attached hereto. In the case of DPF, as of the date hereof, DPF has the right to acquire pursuant to the SLA Purchase Agreement, and as of the Closing will own of record and beneficially, and will have good and valid title to, free and clear of any Liens, other than restrictions imposed by federal or state securities laws, the Class A Interests (including with respect to capital account balance) set forth opposite DPF's name on ANNEX B attached hereto. In the case of SCM, Sachs owns of record and beneficially, and has good and valid title to, free and clear of any Lien, other than restrictions imposed by federal or state securities laws, all of the membership interests in SCM. Such Seller has, and in the case of DPF, DPF will have upon consummation of the purchase and sale of the SLA Interest in accordance with the SLA Purchase Agreement, full power and authority to transfer, sell and deliver its Purchased Interests to the Purchaser pursuant to this Agreement and, on the terms and subject to the conditions hereof, at the Closing will transfer, sell and deliver to the Purchaser good and valid title to the Purchased Interests set forth opposite such Seller's name on ANNEX B attached hereto, free and clear of any Liens other than (i) Liens created by the Purchaser and (ii) restrictions imposed by federal or state securities laws. Other than the Existing Operating Agreement, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the management or control of the Company to which such Seller is a party.

         4.2 ORGANIZATION; AUTHORITY OF THE SELLERS. In the case of SCM and DPF, such Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation and has all requisite limited liability company power and authority to own and operate its property, to lease its property it operates as lessee and to conduct the business in which it is currently engaged. Such Seller has full right, authority, power and legal capacity to enter into this Agreement and each Ancillary Agreement to which it is party and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of this Agreement and each such Ancillary Agreement have been duly authorized by all necessary action on the part of such Seller, and no other action on the part of such Seller is required in connection therewith. This Agreement and each such Ancillary Agreement have been duly executed and delivered by such Seller. This Agreement and each such Ancillary Agreement, assuming due and valid authorization, execution and delivery thereof by the other parties thereto, constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, except as (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. The execution, delivery and performance of this Agreement and each such Ancillary Agreement by such Seller and the consummation of the transactions contemplated hereby and thereby: (a) do not contravene the terms of the certificate of formation, certificate of incorporation, bylaws or any comparable organizational or governing instruments of any Seller; (b) assuming the Sellers Consents are obtained or made, do not materially violate, result in any material breach or material default of (and with due notice or lapse of time or both would not result in any material breach or material default of), accelerate any material obligation or impose any additional material obligation under, give rise to a right of termination of or result in the creation of any material Lien under, any material Contractual Obligation to which such Seller is a party or by which any of its assets are bound; and (c) assuming the Sellers Consents are obtained or made, do not violate in any material respect any Requirement of Law or Order of any Governmental Authority applicable to such Seller or by which its assets are bound. No representation is made with respect to the enforceability of any non-compete, confidentiality and non-solicitation provisions of the Employment Agreements.

         4.3 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. Except as set forth in this Agreement (collectively as to all of the Sellers, the "SELLERS CONSENTS"), no material approval, consent, exemption or authorization by, notice to or filing with, any Governmental Authority or any other Person is necessary or required to be made or obtained by such Seller in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party or the transactions contemplated hereby and thereby.

         4.4 LITIGATION. There are no Claims pending or, to the Knowledge of such Seller, threatened against such Seller, at law or in equity, in arbitration or before any Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the Ancillary Agreements by such Seller or the consummation by such Seller of the transactions contemplated hereby or thereby.

         4.5 FINDER'S FEE. Other than fees and expenses payable to Putnam Lovell NBF Securities, Inc. pursuant to a written agreement previously provided to the Purchaser (which will be paid by the Sellers concurrently with the Closing), such Seller has not incurred, become liable for or otherwise entered into any contract or agreement with respect to any broker's commission, finder's fee or similar payment relating to or in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

         4.6 INVESTMENT ADVISORY REPRESENTATION. Except for such Seller's own account and advice given to such Seller's spouse, children, grandchildren, parents and siblings and which such Seller is managing without a fee or any other remuneration, such Seller does not provide investment advisory or Investment Management Services to any person or entity, other than on behalf of the Company or its Subsidiaries pursuant to an investment advisory or management agreement between the Company or any of its Subsidiaries and a Client thereof.

                                    ARTICLE V
                            COVENANTS OF THE SELLERS

         Each Seller, severally but not jointly, hereby makes the following covenants and agreements (PROVIDED, that the covenants and agreements of each Seller other than SCM to cause the Company or any of its Subsidiaries to take or refrain from taking any action as provided in this Article V shall be limited to the obligation of such Seller to use its reasonable best efforts to cause the Company and each of its Subsidiaries to take or refrain from taking any such action hereunder):

         5.1      CONSENTS OF CLIENTS, NEW CLIENTS AND CDO CONSENT PARTIES.

                  (a) As soon as practicable after the date hereof, but in any event on or prior to five Business Days after the date hereof, such Seller shall cause DCM to send (i) to each Client (other than a CDO or a Hedge Fund) that is a party to an Advisory Contract as of the date of this Agreement, a letter substantially in the form of ANNEX J-1 attached hereto (such letter, an "INITIAL CLIENT CONSENT REQUEST LETTER"), (ii) in the case of each Client who is party to an Advisory Contract as of the date of this Agreement that is a CDO, to each Person identified on ANNEX J-2 (collectively, the "CDO CONSENT PARTIES") or to the trustee with respect to such CDO for distribution by such trustee to such CDO Consent Parties, a letter substantially in the form of ANNEX J-3 attached hereto (such letter, an "INITIAL CDO CONSENT REQUEST LETTER), and (iii) to each Client that is a party to an Advisory Contract as of the date of this Agreement that is a Hedge Fund (and in addition, to PlusFunds Group, Inc. with respect to SPhinX, and to ZCM Matched Funding Corp., with respect to Asset Protection Trust
II), a written or oral communication requesting that the board of directors or any other authorized Person of such Hedge Fund adopt written resolutions substantially in the form of the applicable resolutions set forth in ANNEX J-4 (such communication the "INITIAL HEDGE FUND CONSENT REQUEST", and such resolutions, the "HEDGE FUND RESOLUTIONS") in each case, notifying such Client and such CDO Consent Parties of the transactions contemplated by this Agreement and the Ancillary Agreements and the "assignment" (or deemed assignment) of such Advisory Contract resulting from such transactions, and requesting the written consent of such Client and such CDO Consent Parties to such assignment (or deemed assignment) of such Advisory Contract. On or prior to the 30th day after the Initial Client Consent Request Letter, the Initial CDO Consent Party Request Letter or the Initial

Hedge Fund Consent Request, as applicable, has been sent by DCM, such Seller shall cause DCM to send (x) to each Client who was sent, but who has not by such date returned, an Initial Client Consent Request Letter countersigned or otherwise duly executed indicating such Client's consent to the assignment (or deemed assignment) of the applicable Advisory Contract resulting from the transactions contemplated by this Agreement and the Ancillary Agreements, a second letter in form and substance reasonably acceptable to the Purchaser (each, a "FOLLOW-UP CLIENT CONSENT REQUEST LETTER"), (y) to each CDO Consent Party or each trustee, as the case may be, who was sent, but who has not by such date returned, an Initial CDO Consent Request Letter countersigned indicating such CDO Consent Party's consent to the assignment (or deemed assignment) of the applicable Advisory Contract resulting from the transactions contemplated by this Agreement and the Ancillary Agreements, a second letter in form and substance reasonably acceptable to the Purchaser (each, a "FOLLOW-UP CDO CONSENT REQUEST LETTER") and (z) to each Client (or other entity specifically listed in
(iii) above) who was sent, but has not by such date returned, documents or other materials evidencing that the Hedge Fund Resolutions have been duly adopted by a majority of the members of the board of directors or any other authorized Person with respect to such Hedge Fund, a second communication in form and substance reasonably acceptable to the Purchaser (each, a "FOLLOW-UP HEDGE FUND CONSENT REQUEST").

                  (b) With respect to any Advisory Contract (other than Advisory Contracts with Hedge Funds or New Clients) that does not, by its terms or under applicable Requirements of Law, require the "written" or "express" consent of the Client party thereto or specified CDO Consent Parties (as specified in ANNEX J-2), as applicable, to an assignment (or deemed assignment) of such Advisory Contract, such consent shall be deemed given for purposes of
Section 8.5(a) (notwithstanding the fact that such Client or such CDO Consent Parties, as applicable, shall have failed to return an Initial Client Consent Request Letter or a Follow-Up Client Consent Request Letter, or an Initial CDO Consent Request Letter or a Follow-Up CDO Consent Request Letter, as applicable, countersigned indicating the consent of such Client or such CDO Consent Party, as applicable, to the assignment (or deemed assignment) of such Advisory Contract resulting from the transactions contemplated by this Agreement and the Ancillary Agreements) 15 days after the date on which such Follow-Up Client Consent Request Letter or Follow-Up CDO Consent Letter, as applicable, was sent to such Client, such CDO Consent Party or such trustee, as applicable, if such Client or such CDO Consent Party, as applicable, has not objected to the assignment or deemed assignment of such Advisory Contract resulting from the transactions contemplated by this Agreement and the Ancillary Agreements and has continued to accept Investment Management Services from DCM for such 15 day period; except that such Consent shall not be deemed given if Section 5.1(b) of the Disclosure Letter shall be applicable. With respect to any Advisory Contract (other than Advisory Contracts with Hedge Funds or New Clients) that, by its terms or under applicable Requirements of Law, requires the "written" or "express" consent of the Client party thereto or specified CDO Consent Parties (as specified in ANNEX J-2), as applicable, to an assignment (or deemed assignment) of such Advisory Contract and with respect to any Advisory Contract with a Hedge Fund, such consent shall be deemed given for purposes of Section
8.5 solely in the event that such Client or such CDO Consent Party, as applicable, has returned to DCM an executed Initial Client

Consent Request Letter or a Follow-Up Client Consent Request Letter, or an executed Initial CDO Consent Request Letter or a Follow-Up CDO Consent Request Letter, or documents or other materials evidencing the due adoption by a majority of the members of the board of directors or by any other authorized Person of such Hedge Fund or other entity specifically identified in Section 5.1(a)(iii) of the Hedge Fund Resolutions (and such Hedge Fund Resolutions have not been subsequently withdrawn), as applicable, countersigned indicating the consent of such Client or such CDO Consent Party, as applicable, to the assignment (or deemed assignment) of such Advisory Contract resulting from the transactions contemplated by this Agreement and the Ancillary Agreements; PROVIDED, that in the case of any CDO Consent Party that is a CDO, such Initial CDO Consent Request Letter or Follow-Up CDO Consent Request Letter shall be countersigned or otherwise duly executed by a majority of the members of the board of directors of such CDO or by an authorized signatory on their behalf.

                  (c) With respect to any Advisory Contract entered into after the date of this Agreement and prior to the Closing, such Seller shall cause DCM to notify (i) the Client (each, a "NEW CLIENT") party to such Advisory Contract (other than a CDO) and (ii) in the case of each New Client that is a CDO, each Person whose consent is required to an assignment of such Advisory Contract related to such CDO (each a "NEW CDO CONSENT PARTY") or the trustee with respect to such CDO for distribution by such trustee to such New CDO Consent Parties, of the transactions contemplated by this Agreement and the Ancillary Agreements and the "assignment" (or deemed assignment) of such Advisory Contract resulting from such transactions, and shall obtain the written consent of such New Client and, in the case of any New Client that is a CDO, each of the New CDO Consent Parties required under such Advisory Contract to consent to an assignment of such Advisory Contract to such assignment (or deemed assignment) of such Advisory Contract at the time such Advisory Contract is entered into, either by means of a notification and written consent substantially similar to the Initial Client Consent Request Letter, the Initial CDO Consent Request Letter or written evidence of the due adoption by a majority of the members of the board of directors of such Hedge Fund or by any other authorized Person of the Hedge Fund Resolutions, as applicable, or by other reasonable means which shall be comparably effective in form and substance to confirm the consent of such New Client or New CDO Consent Party, as the case may be.

                  (d) Such Seller shall cause each of the Company and its Subsidiaries to use its reasonable best efforts to obtain the consents from the Clients, the New Clients, the CDO Consent Parties and the New CDO Consent Parties in the manner contemplated by this Section 5.1 and, in the case of any Client or New Client that is a CDO, to satisfy such other conditions to an assignment (or deemed assignment) of the applicable Advisory Contract that are identified on ANNEX J-2 or in such Advisory Contract, as applicable. Except in accordance with the provisions of Section 7.5, prior to the Closing, the Purchaser agrees that it will not (and it will not cause or permit any of its Affiliates to) contact, in writing or otherwise, any Client or New Client of the Company or any of its Subsidiaries (or any Person who acts as an adviser or "gatekeeper" for any such Client or New Client) or any CDO Consent Party or New CDO Consent Party in connection with the transactions contemplated by this Agreement and the Ancillary Agreements without the prior approval of the Sellers' Representative.

         5.2 ADVISERS ACT AUTHORIZATIONS. Prior to the Closing, such Seller shall, and shall cause DCM and its Representatives and Affiliates to, cooperate in good faith with the Purchaser, as and to the extent reasonably requested by the Purchaser or the Purchaser's Representatives, to prepare and, promptly after the Closing, to file an amendment to DCM's Form ADV to reflect to the extent necessary or required the transactions contemplated by this Agreement and the Ancillary Agreements.

         5.3 EFFORTS AND ACTIONS TO CAUSE CLOSING TO OCCUR. Prior to the Closing, upon the terms and subject to the conditions of this Agreement, such Seller shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with the Purchaser in order to do, all things necessary, proper or advisable (subject to any applicable Requirements of Law) to consummate the Closing and the taking of such actions as are necessary to obtain the Company Consents, the Sellers' Consents and the Client Consents. In addition, such Seller shall not take any action after the date hereof for the purpose of preventing or materially delaying the satisfaction or obtaining of any of the conditions to Closing set forth in
Article VIII, any approval, consent, exemption or authorization from any Governmental Authority or Person required to be obtained prior to Closing. Nothing contained in this Agreement shall require such Seller to pay any consideration to any other Person from whom any such approvals, authorizations, consents, Orders, licenses, permits, qualifications, exemptions or waiver is requested. In addition, prior to the Closing, such Seller shall, and shall cause the Company and its Subsidiaries and the Representatives and Affiliates of each of the foregoing to, cooperate, as and to the extent requested by the Purchaser or the Purchaser's Representatives, in connection with any Claims arising in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, other than any such Claims brought by the Purchaser or any of its Affiliates or any of their respective shareholders, directors, officers or employees against any of the Sellers.

         5.4 CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing, except as described in Section 5.4 of the Disclosure Letter or except as expressly contemplated by this Agreement or any Ancillary Agreement or in connection with the transactions contemplated hereby or thereby, unless the prior written consent of the Purchaser is given otherwise (which consent shall not be unreasonably withheld or delayed):

                  (a) Such Seller shall cause the Company and its Subsidiaries to conduct (and they will use their reasonable best efforts to cause each CDO and Hedge Fund to conduct) their business only in the ordinary course of business consistent with past practices;

                  (b) Such Seller shall cause each of the Company and its Subsidiaries not to (i) make (or incur any obligation to make) any purchase, acquisition, sale, disposition, grant, transfer or lease of any assets or property (including the purchase of securities for its own account outside of the ordinary course of business consistent with past practice, or any purchase of a business as a going concern), or merge or consolidate with any other Person, in each case in this subparagraph (i) other than in the ordinary course of business consistent with past practices and other than sales of worn-out or obsolete property or equipment, (ii) consensually subject to any Lien, other than to the extent currently existing and Permitted Liens, any of its material properties or material Assets, nor permit any of the foregoing to exist, or
(iii) cause the release of any cash pledged as collateral against any standby letter of credit issued in connection with any Real Property Lease;

                  (c) Such Seller shall cause each of the Company and its Subsidiaries not to (i) incur or assume Indebtedness in an amount exceeding $250,000 individually and $500,000 in the aggregate (it being understood that any such Indebtedness outstanding as of the Closing Date shall constitute Assumed Indebtedness for purposes of calculating the Purchase Price), (ii) make any Investments in any other Person other than in the ordinary course of business consistent with past practice and in amounts not to exceed $250,000 individually or $500,000 in the aggregate other than investments in commercial paper having at the date of investment the highest credit rating obtainable from Standard & Poor's Rating Service (or its successor) or Moody's Investors Service (or its successor), or (iii) form or otherwise establish any Subsidiary or new Affiliate of the Company, or otherwise conduct business through any other Person, other than in connection with the initial public offering of Triarc Deerfield Investment Corporation;

                  (d) Such Seller shall cause each of the Company and its Subsidiaries not to enter into, issue, incur or assume (i) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business and not past due, (ii) any interest rate or currency swap, cap, collar or similar agreement or hedging device under which the Company or any of its Subsidiaries is obligated to make payments, whether periodically or upon the happening of a contingency, (iii) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) any obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases or (v) any class or series of capital stock or other equity or profits interests of the Company or any of its Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event or otherwise is required to be redeemed, redeemable at the option of the holder of such class or series at any time or convertible into or exchangeable for such class or series at any time, other than pursuant to the Existing Operating Agreement, except, in each case, in the ordinary course of business consistent with past practice and in amounts not to exceed $100,000 individually or $250,000 in the aggregate;

                  (e) Such Seller shall cause each of the Company and its Subsidiaries not to make or incur any obligation to make a change in their certificate of incorporation, by-laws, operating agreements or other organizational documents, as applicable, including the Existing Operating Agreement; PROVIDED, that the Company shall amend the Existing Operating Agreement as contemplated hereby;

                  (f) (A) During the period ending July 16, 2004, such Seller shall cause each of the Company and its Subsidiaries not to declare, set aside or pay any dividend or distribution (whether in cash or in property), make (or incur an obligation to make) any other distribution in respect of its capital stock or interests or make (or incur an obligation to make) any direct or indirect redemption, purchase or other acquisition of its stock or interests (or any other equity or ownership interest therein), other than distributions of cash to holders of equity or profits interests in the Company that after giving effect thereto, would not in the Sellers' reasonable good faith judgment leave the Company and its Subsidiaries with Cash as of the close of business on July 16, 2004 of less than the Minimum Cash Amount; and (B) during the period after July 16, 2004 until (and including) the Closing Date, such Seller shall cause each of the Company and its Subsidiaries not to declare, set aside or pay any dividend or distribution in respect of its capital stock or interests or make (or incur an obligation to make) any direct or indirect redemption, purchase or other acquisition of its stock or interests (or any other equity or ownership interest therein), other than distributions in an aggregate amount equal to the Tax Liability (as defined in the Existing Operating Agreement and computed consistent with past practices) of the members of the Company immediately prior to the Closing computed only with respect to Taxable Income (as defined in the Existing Operating Agreement) of the Company arising during the period beginning on July 17, 2004 and ending on the Closing Date, but excluding all items of gain or gross income attributable to Redemption Fees payable by Sumitomo Life under the Sumitomo Letter;

                  (g) Such Seller shall not sell, assign, pledge, subject to a Lien or otherwise transfer or restrict such Seller's interest in (or in the case of DPF, DPF's right to acquire the SLA Interest pursuant to the SLA Purchase Agreement), and shall cause each of the Company and its Subsidiaries not to issue or sell, or to register on their respective books and records any transfer of, any equity or profit interests of the Company or any of its Subsidiaries or any security or obligation which by its terms is convertible into or exchangeable for, or any option, warrant, call or preemptive, subscription or purchase right of any kind to purchase or otherwise acquire, any equity or profits interests of the Company or any of its Subsidiaries;

                  (h) Such Seller shall cause each of the Company and its Subsidiaries not to, except as required by any Requirement of Law or pursuant to any Contractual Obligation set forth in Schedule 3.25(a) of the Disclosure Letter, (i) make any change in the compensation or fringe benefits payable or to become payable to, or make any termination or severance payment to, any of their present or former directors, officers, members, stockholders or employees, PROVIDED that the foregoing shall not prohibit changes in compensation or fringe benefits in the ordinary course consistent with past practice, the payment of bonus compensation in a manner consistent with past practices or the making of any termination or severance payment in the ordinary course of business or pursuant to the requirement of any Benefit Plan existing on the date hereof,
(ii) enter into, amend, terminate or otherwise modify any Benefit Plan (other than any "at will" employment contract which would not require the consent of the Purchaser), except for any changes that would not increase the Company's obligations under any such Benefit Plan by more than $100,000 individually or $250,000 in the aggregate; PROVIDED, that the foregoing shall not be construed to permit the Company or any of its Subsidiaries to enter into, amend, terminate or otherwise modify any employment, severance pay, change in control or termination plan or agreement that will obligate the Company or any of its Subsidiaries after the Closing without the prior written consent of the Purchaser, (iii) other than with respect to termination of the Related Party Agreements required by this Agreement, enter into, amend or otherwise modify any Contractual Obligation with any of the members of the Company, members of their Immediate Families or their respective Affiliates or
(iv) terminate or constructively terminate the employment of any employee who is a party to the Employment Agreements contemplated hereby other than for Cause (as such term is defined in such employee's Employment Agreement);

                  (i) Such Seller shall cause each of the Company and its Subsidiaries not to (i) except in connection with the termination of any of the Related Party Agreements as contemplated by this Agreement, prepay any loans or otherwise satisfy material payment obligations before they become due, waive or cancel any rights of material value or terminate or elect not to renew any of the Material Contracts or any IP License (other than any of the Material Contracts or IP Licenses, the failure to elect to renew of which would not be material to the Company and its Subsidiaries, taken as a whole); PROVIDED, HOWEVER, that such Seller shall cause each of the Company and its Subsidiaries to pay prior to the Closing all accrued bonuses in respect of fiscal year 2003 payable to their employees and agents, or (ii) enter into any Contractual Obligation that, had it been entered into on or prior to the date hereof, would constitute a Material Contract, or except in connection with the termination of any of the Related Party Agreements as contemplated by this Agreement, materially amend, supplement or otherwise modify any Material Contract or any such Contractual Obligation;

                  (j) Such Seller shall cause each of the Company and its Subsidiaries not to make any change in its accounting methods or practices unless required by GAAP or applicable Requirements of Law;

                  (k) Such Seller shall cause each of the Company and its Subsidiaries not to (i) accelerate or cause the acceleration of the collection of its accounts receivable or contingent revenue, (ii) delay or cause the delay in the payment of its accounts payable, in each case of clauses (i) and (ii), other than when due in the ordinary course of business consistent with past practices, or (iii) fail to make bi-weekly payroll payments to their employees consistent with past payroll practice;

                  (l) Such Seller shall cause each of the Company and its Subsidiaries to use commercially reasonable efforts to have in effect and maintain at all times all insurance in all material respects of the kind, in the amount and with the insurers set forth in Section 3.21 of the Disclosure Letter hereto or substantially equivalent insurance with any substitute insurers approved in writing by the Purchaser;

                  (m) Such Seller shall cause each of the Company and its Subsidiaries not to (i) settle or compromise any material Claim in excess of $100,000 or (ii) write up, write down or write off the book value of any Assets in the aggregate in excess of $100,000 (except for any such write ups, write downs or write offs made in accordance with GAAP consistently applied);

                  (n) Such Seller shall cause each of the Company and its Subsidiaries not to terminate its existence or voluntarily file for or otherwise commence proceedings with respect to bankruptcy, reorganization, receivership or similar status;

                  (o) Such Seller shall cause each of the Company and its Subsidiaries not to make or change any Tax election, change any Tax accounting method, waive or extend the statute of limitations in respect of Taxes, amend any Tax Return, enter into any closing agreement with respect to any Tax, settle any Tax claim or assessment or surrender any right to a claim for a Tax refund, in each case except to the extent any of the foregoing actions described in this clause 5.4(o) (A) relate solely to a Tax period ending on or prior to the Closing and (B) would not have an adverse effect on the Company, or any of its members (including the Purchaser) or Subsidiaries, for a Tax period ending after the Closing. Such Seller shall cause the Company and each of its Subsidiaries to file all Tax Returns required to be filed by them on or before the Closing Date, in the ordinary course of business and consistent with past practice, and fully and timely pay all Taxes due and payable prior to the Closing Date. Such Seller shall promptly notify the Purchaser of any federal, state, local or foreign income or franchise suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter;

                  (p) Such Seller shall cause each of the Company and its Subsidiaries not to enter into any Strategic Financing Agreement in connection with the issuance or sale of any securities of any CDO;

                  (q) Such Seller shall cause each of the Company and its Subsidiaries not to incur capital expenditures other than in the ordinary course of business consistent with past practice and in amounts not to exceed $250,000 individually or $500,000 in the aggregate; and

                  (r) Such Seller shall not, and shall cause each of the Company and its Subsidiaries not to agree in writing to do, or otherwise to take any action inconsistent with, any of the foregoing.

         5.5 FINANCIAL STATEMENTS. Commencing with the month ending June 30, 2004 and until the Closing, such Seller will cause the Company to furnish to the Purchaser, within 20 Business Days after each month end for each month, and each quarter end for each quarter, ending more than 20 Business Days prior to the Closing, with complete and correct copies of (a) unaudited consolidated monthly balance sheets, statements of income and retained earnings and statements of cash flows of the Company and its Subsidiaries, certified by the chief financial officer of the Company, (b) unaudited consolidated quarterly balance sheets, statements of income and retained earnings, statements of cash flows and statements of members' equity of the Company and its Subsidiaries as of, and for the fiscal period ended on, such quarter end and the comparable period in the preceding year, certified by the chief financial officer of the Company, which quarterly financial statements shall have been reviewed by Ernst & Young LLP in accordance with the procedures set forth in Statement on Auditing Standards No. 71, (c) information regarding the aggregate assets under management by the Company and its Subsidiaries as of such month end, and (d) such other information regarding the Company's and its Subsidiaries' assets under management and management fees received or earned as of such month end, broken out by category of Client, asset class and/or similar types of information, in each case of (a),
(c) and (d) above, as and to the extent prepared by the Company or its Subsidiaries for internal use. In addition, such Seller will cause the Company to furnish to the Purchaser as soon as reasonably practicable after the date hereof and no less than ten Business Days prior to the Closing complete and correct copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of, and the unaudited consolidated statements of operations, cash flows and members' equity of the Company and its Subsidiaries for the fiscal period ended, March 31, 2004 which shall have been reviewed by Ernst & Young LLP in accordance with the procedures set forth in Statement on Auditing Standards No. 71. Notwithstanding the foregoing, if financial statements of the Company are amended and restated as a result of the procedures included in
Section 5.16 of the Disclosure Letter, then the procedures in Section 5.16 of the Disclosure Letter regarding the timing of, and the procedures for, the delivery of such amended and restated financial statements covered by Section
5.16 of the Disclosure Letter shall control.

         5.6 PRESERVATION OF BUSINESS AND ASSETS. Until the Closing, such Seller shall cause each of the Company and its Subsidiaries to use its commercially reasonable efforts to: (a) preserve the current business of the Company and its Subsidiaries, (b) maintain the present Clients of the Company and its Subsidiaries on terms that are at least as favorable as the terms of the agreement(s) between the Company or any of its Subsidiaries, as the case may be, and the relevant Client as in effect on the date hereof, (c) preserve the goodwill of the Company and its Subsidiaries, and (d) preserve any Material Permits required for, or useful in connection with, the business of the Company and its Subsidiaries (including all investment adviser and investment adviser representative registrations).

         5.7      ACCESS; INVESTIGATION. Except as otherwise provided in this
Section 5.7 and Section 7.5, from the date of this Agreement through the Closing Date, such Seller agrees that the Purchaser shall be entitled, through any director, officer, employee, accountant, legal counsel, financial and other advisor, consultant, broker, finder, agent or any other authorized representative (collectively, the "REPRESENTATIVES") of the Purchaser, to make such investigation of the properties, assets, businesses, operations and personnel of the Company and each of its Subsidiaries, and such examination of the books, records and financial condition of or relating to the Company and each of its Subsidiaries, as the Purchaser deems appropriate. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and such Seller shall, and shall cause the Company, each of its Subsidiaries and their respective Representatives to, cooperate in any such investigation. No investigation by the Purchaser shall diminish or obviate any of the representations, warranties, covenants or agreements of any of the Sellers or the Guarantor contained in this Agreement or in any of the Ancillary Agreements. In order that the Purchaser may have full opportunity to make such examination or investigation as it deems appropriate of the business and affairs of the Company and each of its Subsidiaries, such Seller

(i) shall furnish and shall cause the Company and each of its Subsidiaries to furnish the Purchaser's Representatives during such period with all such information and copies of all such documents concerning the business and affairs of the Company and each of its Subsidiaries as the Purchaser's Representatives may reasonably request, (ii) shall make available and shall cause the Company and each of its Subsidiaries to make available such Representatives of the Company, any of its Subsidiaries or such Seller as the Purchaser's Representatives may reasonably request, (iii) shall use its reasonable best efforts to make available and shall cause the Company and each of its Subsidiaries to use their respective reasonable best efforts to make available such Clients, investors in any CDO or Hedge Fund and Persons that provide services to any CDO (such as indenture trustees, insurers and the like) as the Purchaser's Representatives may reasonably request, (iv) shall permit and shall cause the Company, each of the Company's Subsidiaries and each of their respective Representatives to permit the Purchaser's Representatives access to the properties of the Company and each of its Subsidiaries and all parts of such properties as the Purchaser's Representatives may reasonably request and (v) shall cause the Representatives of such Seller, and shall cause the Company and each of its Subsidiaries to cause the Representatives of the Company or any of its Subsidiaries, to cooperate with the Purchaser's Representatives in connection with such examination or investigation; PROVIDED, HOWEVER, that any such investigation and examination shall be conducted at the Purchaser's expense, at a reasonable time and in accordance with the terms of the Confidentiality Agreement (as defined below) and not to unreasonably interfere with the normal operation of the business of any of the Sellers, the Company or any of its Subsidiaries.

         5.8 BOOKS AND RECORDS. Such Seller shall, and shall cooperate with the Purchaser to, preserve until the seventh anniversary of the Closing Date or such longer period as may be required under the Advisers Act or other applicable Requirements of Law, all records possessed or to be possessed by such party relating to the business of the Company and any of its Subsidiaries prior to the Closing Date, including the books and records necessary to substantiate the performance history of the Company or any of its Subsidiaries.

         5.9 NO SOLICITATION OF OTHER OFFERS. Until the earlier of the termination of this Agreement pursuant to Section 10.1 or the occurrence of the Closing, such Seller shall not, and shall cause the Company, its Subsidiaries, and their respective Representatives not to, directly or indirectly, (a) solicit, initiate or encourage any inquiries, discussions or proposals regarding, (b) continue, propose or enter into negotiations or discussions with respect to or (c) enter into any agreement, letter of intent, agreement in principle or other understanding providing for, any Alternative Transaction; nor shall any of such Persons provide or permit the provision of any information regarding, or afford any access to the properties, books or records of, the Company to any other Person (other than the Purchaser and its Representatives) for the purpose of making, evaluating or determining whether to make or pursue any inquiries or proposals with respect to, any Alternative Transaction.

         5.10     CONFIDENTIALITY.

                  (a) From and after the Closing, SCM and DPF shall comply with all confidentiality obligations contained in Sachs' Employment Agreement as though it were a party thereto.

                  (b) Such Seller shall not make, and shall cause the Company and its Subsidiaries not to make, any press release or similar public announcement or communication concerning this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby without advance approval thereof by the Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed.

                  (c) No provision of this Section 5.10 shall be construed to prohibit (i) disclosures by such Seller to appropriate authorities of such information as may be legally required for federal securities, Tax, accounting or other reporting purposes; (ii) disclosures by such Seller to Clients, suppliers, customers, agents and independent contractors of the Company or its Subsidiaries to the extent reasonably necessary, in the judgment of the Sellers' Representative in consultation with the Purchaser, to preserve the business of the Company or any of its Subsidiaries or to facilitate the transactions contemplated by this Agreement and the Ancillary Agreements; (iii) confidential disclosures by such Seller to any of its Representatives; (iv) confidential disclosures by such Seller to any of its Affiliates; (v) disclosures by such Seller pursuant to the terms of an Order of a Governmental Authority of competent jurisdiction; (vi) disclosures by such Seller required in connection with legal proceedings; or (vii) disclosures by such Seller of matters of which there is public knowledge other than as a result of disclosures made in breach hereof.

         5.11 COMPLIANCE PROCEDURES AND PRACTICES. Prior to the Closing, such Seller shall cause the Company and its Subsidiaries and their Representatives to take all actions reasonably requested by the Purchaser to enable the Company and its Subsidiaries, following the Closing, to satisfy the requirements of Rule 206(4)-7 under the Advisers Act with respect to the Company and its Subsidiaries, including adopting and implementing written procedures reasonably designed to prevent violations under the Advisers Act (the "COMPLIANCE POLICIES AND PROCEDURES"). Such Seller shall cause the Company and its Subsidiaries to cooperate with and assist in such compliance audits and regulatory reviews as may reasonably be requested by the Purchaser prior to the Closing.

         5.12 SECTION 754 ELECTION. At the Purchaser's written request, such Seller shall cause the Company and any of its Subsidiaries to make an election under Section 754 of the Code (and any similar state, local or foreign Law), or ensure that such an election is in effect, for the taxable year in which the transfers of partnership interests contemplated by this Agreement occur and any subsequent taxable year, and such Seller shall cooperate with the Company in the Company's preparation and filing of IRS Form 1065 (including, for the taxable year ending on the Closing Date by reason of the Company's or any Subsidiary's termination under Section 708 of the Code) and any other forms required in connection with making such an election, including the execution of these forms where required.

         5.13 KEY-MAN INSURANCE. If requested by the Purchaser, each of Sachs, SCM and Roberts shall, and shall use their commercially reasonable efforts to cause Trutter to, cooperate with the Purchaser at the Purchaser's expense in its efforts to obtain prior to the Closing Date both key-man life insurance and disability insurance policies for each of Sachs, Roberts and Trutter.

         5.14 SARBANES-OXLEY COMPLIANCE. Prior to the Closing, such Seller shall, and shall cause the Company and its Subsidiaries and their Representatives to, permit the Purchaser, at the Purchaser's expense (which expenses shall be reimbursed in full by the Company and its Subsidiaries immediately after the Closing if the Closing occurs), to take all actions that the Purchaser may deem necessary or appropriate, and to cooperate and to cause the Representatives of such Seller, the Company and its Subsidiaries to cooperate in the taking of such actions, to enable the Purchaser, following the Closing, to satisfy the applicable obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC pursuant thereto (as amended from time to time, the "SOA") and the other requirements of the SOA with respect to the Company and its Subsidiaries, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA. Such Seller shall, and shall cause the Company and its Subsidiaries, for all income tax purposes, to treat any amounts reimbursed by the Company and its Subsidiaries pursuant to this Section 5.14 as an expense of the Company and its Subsidiaries for the taxable year beginning on the day after the Closing Date.

         5.15 KEEP PLAN. Such Seller shall cause the board of directors of the Company to terminate the KEEP Plan pursuant to Article VII of the KEEP Plan, effective as of immediately prior to the Closing. In addition, such Seller shall cause the Company to take all necessary actions to cancel immediately prior to the Closing each SAR outstanding as of immediately prior to the Closing, including obtaining any required consents from participants in the KEEP Plan. In addition, such Seller shall cause each SAR held by a participant who has entered into an employment agreement with the Company or any of its Subsidiaries as of the date hereof or prior to the Closing Date to be cancelled without further consideration and each SAR held by a participant who has not so entered into such an employment agreement to be cancelled in return for a payment made by the Company immediately prior to the Closing equal to $1.00 for each SAR.

         5.16 OTHER ACTIONS. Promptly after the date hereof and prior to the Closing, the Sellers shall cause the Company and its Subsidiaries to, and the Purchaser shall, take the actions described in Section 5.16 of the Disclosure Letter.

         5.17 SLA PURCHASE AGREEMENT; SUMITOMO LETTER. Prior to Closing, (a) DPF shall comply in all material respects with its obligations under the SLA Purchase Agreement, (b) subject to the satisfaction of the conditions set forth therein, DPF shall consummate the transactions contemplated by the SLA Purchase Agreement, (c) neither DPF nor DCM shall amend or modify or waive any of its rights under or fail to enforce the SLA Purchase Agreement or the Sumitomo Letter without prior written consent of the

Purchaser (not to be unreasonably withheld or delayed) and (d) SCM and DPF shall contribute or cause to be contributed to the Company all Redemption Fees (as defined in the Sumitomo Letter) paid by Sumitomo prior to the Closing; PROVIDED, HOWEVER, that DPF shall not be required to consummate the transactions contemplated by the SLA Purchase Agreement unless the Purchaser shall have acknowledged in writing that, based in part on the certificates delivered to the Purchaser under Article VIII (and without prejudice or waiver of Purchaser's right to contest after the Closing whether such certificates were true and correct or properly given), that the conditions to the Purchaser's obligations to close under Article VIII have been satisfied or waived (subject only to the consummation of the transactions contemplated by the SLA Purchase Agreement).

         5.18 2004 BONUSES. If the Closing has not occurred prior to February 28, 2005, the Sellers shall cause the Company or its Subsidiaries to pay all 2004 Bonuses on or prior to February 28, 2005.

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         As a material inducement to the Sellers to enter into this Agreement and the Ancillary Agreements to which they are a party and consummate the transactions contemplated hereby and thereby, the Purchaser hereby makes to each of the Sellers the following representations and warranties:

         6.1 ORGANIZATION. The Purchaser is a Delaware corporation, duly organized, validly existing and in good standing under the laws of Delaware with all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged.

         6.2 AUTHORITY. The Purchaser has full corporate right, authority and power to enter into this Agreement and each Ancillary Agreement to which it is a party and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each such Ancillary Agreement have been duly authorized by all necessary action on the part of the Purchaser, and no other action on the part of the Purchaser is required in connection therewith. This Agreement and each such Ancillary Agreement have been duly executed and delivered by the Purchaser. This Agreement and each such Ancillary Agreement, assuming due and valid authorization, execution and delivery thereof by the other parties thereto, constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms except as (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. The execution, delivery and performance by the Purchaser of this Agreement and each such Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby: (a) do not contravene the terms of the certificate of incorporation or bylaws of the Purchaser; (b) do not materially violate, result in any material breach or material default of (and with due notice or lapse of time or both would not result in any material breach or material default of), accelerate any material obligation or impose any additional material obligation under, give rise to a right of termination of, or result in the creation of any material Lien under, any material Contractual Obligation to which the Purchaser is a party or by which any of its assets are bound; and (c) assuming the Company Consents and the Sellers Consents have been obtained or made, do not violate in any material respect any Requirement of Law or Order of any Governmental Authority applicable to the Purchaser or by which its assets are bound.

         6.3 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. Except as set forth in this Agreement, no material approval, consent, exemption or authorization by, notice to or filing with, any Governmental Authority or any other Person is necessary or required to be obtained by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.

         6.4 LITIGATION. There are no Claims pending or, to the Knowledge of the Purchaser, threatened against the Purchaser, at law or in equity, in arbitration or before any Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the Ancillary Agreements by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby or thereby.

         6.5 SUFFICIENCY OF FUNDS. The Purchaser has sufficient immediately available funds to pay the full amount of the Purchase Price at the Closing and to consummate the transactions contemplated by the Commitment Agreement.

         6.6 ACQUISITION FOR INVESTMENT. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Purchased Interests. The Purchaser represents and warrants that it is an "accredited investor" within the meaning of Rule 501 under the Securities Act. The Purchaser is acquiring the Purchased Interests for its own account as principal for investment and not with a view toward resale or distribution thereof, and the Purchaser has no present intent, agreement or understanding to sell, pledge or otherwise dispose of any Purchased Interests to any other Person. The Purchaser understands that the Purchased Interests have not been registered under the Securities Act or applicable state securities laws, and therefore the Purchased Interests may not be sold or otherwise transferred unless they are registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is available.

         6.7 FINDER'S FEE. Other than fees and expenses payable to Goldman, Sachs & Co. (which will be paid by the Purchaser), the Purchaser has not incurred, become liable for or otherwise entered into any contract or agreement with respect to any broker's commission, finder's fee or similar payment relating to or in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

         6.8 EXCLUSIVITY OF REPRESENTATIONS. Except for the representations and warranties specifically set forth in this Agreement or any certificate to be executed and delivered by or on behalf of the Purchaser pursuant to, or as contemplated by, Article IX, the Purchaser makes no representation, warranty or guaranty, express or implied, with respect to the matters contained in this Agreement.

                                   ARTICLE VII

                           COVENANTS OF THE PURCHASER

         7.1 EFFORTS AND ACTIONS TO CAUSE CLOSING TO OCCUR. Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and cooperate with the Sellers in order to do, all things necessary, proper or advisable (subject to any applicable Requirements of Law) to consummate the Closing and the taking of such actions as are necessary to obtain the Company Consents, the Sellers' Consents and the Client Consents. In addition, the Purchaser shall not take any action after the date hereof for the purpose of preventing or materially delaying the satisfaction or obtaining of any of the conditions to Closing set forth in
Article IX, any approval, consent, exemption or authorization from any Governmental Authority or Person required to be obtained prior to Closing. Nothing contained in this Agreement shall require the Purchaser to pay any consideration to any other Person from whom any such approvals, authorizations, consents, Orders, licenses, permits, qualifications, exemptions or waiver is requested. In addition, prior to the Closing, the Purchaser shall cooperate, as and to the extent requested by the Sellers or the Representatives of the Sellers, in connection with any Claims arising in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, other than any such Claims brought by any of the Sellers or any of their Affiliates or any of their respective shareholders, officers or employees against the Purchaser.

         7.2 CONFIDENTIALITY. The terms of the Confidentiality Agreement, dated as of February 20, 2004, between Putnam Lovell NBF Securities, Inc., on behalf of itself and the Company, and the Purchaser (the "CONFIDENTIALITY AGREEMENT") are hereby incorporated herein by reference. Upon the Closing, the Confidentiality Agreement shall terminate and be of no further force and effect and the Sellers shall use commercially reasonable efforts to cause Putnam Lovell NBF Securities, Inc. to execute and deliver to the Purchaser a written agreement to such effect. No press release or similar public announcement or communication concerning this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby shall be made by the Purchaser prior to the Closing without advance approval thereof by the Sellers' Representative, which approval shall not be unreasonably withheld, conditioned or delayed, except as may be required to comply with applicable Requirements of Law, in which case the Purchaser shall, to the extent practicable, consult in good faith with the Sellers' Representative before issuing any such press release or making any such public announcement.

         7.3      DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

                  (a) The Purchaser agrees that, for a period of six years after the Closing, it shall not cause the Restated Operating Agreement to be amended, supplemented or modified in a manner that materially adversely affects the rights of the directors and officers of the Company as of the date hereof to indemnification and advancement of expenses provided in the Restated Operating Agreement for acts or omissions of such directors and officers occurring prior to the Closing.

                  (b) The Purchaser agrees that it shall cause the Company to obtain, for a period of six years after the Closing, extended reporting or tail coverage on, or a substitute directors' and officers' liability insurance policy for, the directors' and officers' liability insurance policy maintained by the Company as of the date hereof for the benefit of those persons who are covered by such policy immediately prior to the Closing, in each case, on terms and conditions that are, in the aggregate, no less favorable to the insured with respect to claims arising from acts or omissions arising prior to and including the Closing than are currently in effect; PROVIDED, that such extended reporting or tail coverage or substitute policy can be obtained and maintained on commercially reasonable terms and at a cost to the Company not greater than 115 percent of the aggregate annual premium for the directors' and officers' liability insurance policy maintained by the Company on the date hereof.

         7.4 EMPLOYEES. With respect to any employee benefits that are provided to any person who was an employee of the Company or any of its Subsidiaries immediately prior to the Closing (each such person, a "COMPANY EMPLOYEE" and collectively, the "COMPANY EMPLOYEES") under the Purchaser's employee benefit plans (the "PURCHASER PLANS") that are similar to those employee benefits provided under the Benefit Plans, service accrued by Company Employees during employment with the Company or any of its Subsidiaries prior to the Closing Date shall be recognized for all purposes to the same extent recognized by the Company and its Subsidiaries prior to the Closing Date, except to the extent necessary to prevent duplication of benefits. To the extent permitted by each applicable Purchaser Plan and as required by applicable law, with respect to any medical, dental or other welfare benefits that are provided at any time to Company Employees under Purchaser Plans, any applicable pre-existing condition exclusions and waiting periods (except to the extent such exclusions and waiting periods are already in effect with respect to such employees and have not been satisfied under the comparable Benefit Plan immediately prior to the Closing Date) shall be waived, and each Company Employee shall be provided with credit for any co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans of the Purchaser in which such employees are eligible to participate in after the Closing Date.

         7.5 CONTACT WITH INVESTORS, CLIENTS AND OTHER PERSONS. Without the prior consent of any of Sachs, Roberts or Shrear (which consent shall not be unreasonably withheld or delayed), the Purchaser shall not, and shall cause each of its Representatives not to, contact or communicate prior to the Closing with any Person who, to the Knowledge of the Purchaser or the Purchaser's Representatives, is an investor in any CDO or Hedge Fund, Client or other Person who provide services to any CDO in connection with the transactions contemplated by this Agreement and the Ancillary Agreements unless an authorized Representative of the Company or any of its Subsidiaries is present at any such meeting or conference.

         7.6      BOOKS AND RECORDS.

                  (a) For a period of seven years after the Closing Date, the Purchaser shall preserve and retain, or cause the Company and its Subsidiaries to preserve and retain, in accordance with the Purchaser's or the Company's or such Subsidiary's normal documentation retention practices, all corporate, accounting, Tax, legal, auditing or other books and records of the Company and its Subsidiaries (including any documents relating to any Claims) relating to the conduct of business and operations of the Company and its Subsidiaries prior to the Closing Date.

                  (b) After the Closing Date, the Purchaser shall cause the Company and its Subsidiaries to permit the Sellers and their authorized Representatives to have reasonable access to, and to inspect, all materials referred to in Section 7.6(a) and to meet with officers and employees of the Purchaser and the Company and its Subsidiaries on a mutually convenient basis in order to obtain explanations with respect to such materials and to obtain additional information, which access, inspection, copying and meetings may be conditioned upon the applicable Seller and its authorized Representative executing a confidentiality agreement in a form reasonably acceptable to the Purchaser; PROVIDED, HOWEVER, that any such access, inspection and meeting shall be conducted at the applicable Seller's expense, at a reasonable time and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to unreasonably interfere with the normal operation of the business of the Purchaser, the Company or any of its Subsidiaries. Notwithstanding anything contained in this Agreement or any other agreement between any of the Sellers and the Purchaser, none of the Purchaser, the Company or any of its Subsidiaries shall have any obligation to disclose any information to any of the Sellers if such disclosure would (i) cause significant competitive harm to the Company or any of its Subsidiaries, (ii) jeopardize any attorney-client or other legal privilege; or (iii) violate any applicable laws, fiduciary duty or the provisions of any agreement to which the Purchaser or the Company or any of its Subsidiaries is a party.

         7.7 POST-CLOSING RESTRICTIONS ON DISTRIBUTIONS. If the Closing occurs after July 16, 2004 and on or prior to February 28, 2005, until March 1, 2005, the Purchaser shall cause each of the Company and its Subsidiaries not to declare, set aside or pay any dividend or distribution (whether in cash or in property), make (or incur an obligation to make) any other distribution in respect of its capital stock or interests or make (or incur an obligation to make) any direct or indirect redemption, purchase or other acquisition of its stock or interests (or any other equity or ownership interest therein).

         7.8 SACHS ADDITIONAL BONUS. To the extent that Section 162(m) of the Code may be applicable to the Additional Bonus (as such term is defined in the Sachs

Employment Agreement), Purchaser shall (i) submit the Additional Bonus to a vote of the stockholders of Purchaser at the earlier to occur of the next annual or special meeting (if any) of the stockholders of Purchaser and (ii) recommend for approval of the stockholders of Purchaser the Additional Bonus at such meeting and retain a proxy solicitation firm to solicit proxies in favor of such approval.

                                  ARTICLE VIII

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

         The obligation of the Purchaser to consummate the transactions contemplated by this Agreement and the Ancillary Agreements is subject to the fulfillment (or waiver by the Purchaser), prior to or at the Closing, of the following conditions:

         8.1 LITIGATION; NO OPPOSITION. No Order enjoining or prohibiting the Sellers or the Purchaser or the parties to any Ancillary Agreement or any of the agreements, documents and instruments contemplated hereby from consummating the transactions contemplated hereby or thereby shall have been entered, and no Claim shall have been initiated or threatened by any Governmental Authority at any time prior to the Closing seeking to restrain or prohibit, or seeking damages or other relief in connection with, the execution and delivery of this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby.

         8.2 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Sellers and the Guarantor set forth in this Agreement and in any certificate delivered pursuant to Article VIII (other than the representations and warranties of the Sellers or the Guarantor, as applicable, set forth in Sections 3.1, 3.2, 3.6, 3.7 (other than the last sentence thereof), 3.14, 4.1, 4.2 and 12.2(a)) shall be true and correct in all respects (but without regard to any limitation or qualification as to materiality or Material Adverse Effect (or similar concept) set forth therein) on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for any such representations and warranties that expressly relate to a specified date, the breach of which will be determined with reference to such specified date), unless the failure or failures of such representations and warranties to be true and correct in all respects have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the representations and warranties of the Sellers or the Guarantor, as applicable, set forth in Sections 3.1, 3.2, 3.6, 3.7 (other than the last sentence thereof), 3.14, 4.1, 4.2 and 12.2(a) shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for any such representations and warranties that expressly relate to a specified date, the breach of which will be determined with reference to such specified date).

         8.3 PERFORMANCE OF OBLIGATIONS. Each of the Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement and the Ancillary Agreements to be performed or complied with by it at or prior to the Closing Date.

         8.4 SELLERS' CERTIFICATE. The Sellers' Representative shall have delivered to the Purchaser a certificate signed on behalf of each Seller that is an entity by the chief executive officer or chief financial officer of such Seller and by each Seller and Guarantor that is an individual to the effect that each of the conditions specified above in Sections 8.2, 8.3, 8.13, 8.14 and 8.15 are satisfied.

         8.5      CLIENT CONSENTS.

                  (a) The Sellers shall have obtained, or shall have caused the Company and its Subsidiaries to obtain, prior to the Closing (x) Consents with respect to the transactions contemplated by this Agreement and the Ancillary Agreements from CDOs existing as of the date hereof that constituted in the aggregate at least eighty percent (80%) of the Base Date AUM of all such CDOs and (y) Consents with respect to the transactions contemplated by this Agreement and the Ancillary Agreements from each CDO the first closing of which occurs after the date hereof and on or prior to the Closing Date in compliance with the terms of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the failure of the specified CDO Consent Parties (as specified in ANNEX J-2) in respect of any Client that is a CDO to provide its Consent in accordance with Section 5.1 shall result in the exclusion from the Base Date AUM calculation in clause (x) above of 100% of the Base Date AUM of the CDO in question.

         For purposes of this Agreement:  "CONSENT" shall mean:

                           (i)      With respect to a Client that is a CDO whose
Advisory Contract is in effect as of the date of this Agreement, that DCM shall have obtained the requisite consent of such Client and satisfied the requisite conditions to the assignment (or deemed assignment) of such Advisory Contract in accordance with Section 5.1 to the continuation of such Advisory Contract following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and such Advisory Contract will remain in full force and effect between DCM and such Client (and will not have been breached) after giving effect to the Closing; and

                           (ii)     With respect to a New Client that is a CDO
whose Advisory Contract is entered into after the date of this Agreement, that DCM shall have obtained the written consent of such New Client and satisfied the requisite conditions to the assignment (or deemed assignment) of such Advisory Contract in accordance with Section 5.1 to the continuation of such Advisory Contract following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and such Advisory Contract will remain in full force and effect between DCM and such New Client (and will not have been breached) after giving effect to the Closing.

         In the event that DCM has agreed or entered into an understanding to cap, reduce, waive, reimburse or otherwise modify the fees payable by a Client with respect to one or more of its Advisory Contracts in connection with obtaining such Client's Consent to the transactions contemplated by this Agreement and the Ancillary Agreements, the Sellers shall promptly disclose that fact to the Purchaser and such Client shall be deemed not to have given its Consent for any purpose under this Agreement.

                  (b) At the Closing, the Sellers shall deliver a certificate to the Purchaser certifying as to compliance with the conditions set forth in this Section 8.5, which certificate shall include the calculation of the applicable Base Date AUM in reasonable detail and shall attach thereto evidence of Consents reasonably satisfactory to the Purchaser.

         8.6 OTHER APPROVALS. All Company Consents (other than those marked with an asterisk in Section 3.3 of the Disclosure Letter) and Sellers Consents and all other material approvals, consents, exemptions and authorizations by, notices to and filings with, any Governmental Authority or any other Person that, but for the fact that they are not set forth in the Disclosure Letter, would constitute a Company Consent or a Sellers Consent shall have been made, received or taken.

         8.7 RESTATED OPERATING AGREEMENT. The Restated Operating Agreement shall be in full force and effect upon the Closing.

         8.8 COMMITMENT AGREEMENT. The Commitment Agreement shall be in full force and effect and each of SCM and Roberts shall have made, subject to the terms and conditions set forth therein, the investment required to be made by them pursuant thereto at or prior to the Closing.

         8.9 SLA PURCHASE AGREEMENT. The purchase and sale of the SLA Interest shall have been consummated in accordance with the terms of the SLA Purchase Agreement.

         8.10 SUMITOMO LETTER. The Sumitomo Letter shall be in full force and effect and either (a) Sumitomo Life shall own not less than 286,817 shares of LEAP or (b) Sumitomo Life shall own less than 286,817 shares of LEAP solely as a result of a redemption under Section 4(a) of the Sumitomo Letter and Sumitomo Life shall have paid the Redemption Fees (as defined in the Sumitomo Letter) required under Section 4 (a) of the Sumitomo Letter in respect of all such redemptions (other than redemptions where after giving effect thereto, Sumitomo owns not less than 286,817 shares of LEAP) and the Company shall have received prior to the Closing an amount in cash equal to the full amount of such Redemption Fees.

         8.11 EMPLOYMENT AGREEMENTS. (a) Each of the Employment Agreements for Sachs, Roberts and Trutter shall be in full force and effect and (b) each of Sachs, Roberts and Trutter shall remain employed by the Company and/or its Subsidiaries as of the Closing on a full-time basis and shall not have been incapacitated.


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

         8.12 CORPORATE SERVICES AGREEMENT. The Company shall not have disavowed the Corporate Services Agreement or taken any other action to challenge the effectiveness thereof.

         8.13 DELIVERY. Each of the Sellers shall have executed (where applicable) and delivered to the Purchaser (or shall have caused to be executed and delivered to the Purchaser by the appropriate Person) the following:

                  (a) certified copies of resolutions of the board of directors and stockholders or similar governing bodies for each of the Sellers, authorizing the execution of this Agreement, the Ancillary Agreements to which it is a party and each of the other agreements, documents and instruments contemplated hereby and thereby, to which such Seller is a party;

                  (b) true and complete copies of each of the agreements, documents and instruments required to be delivered by the terms of this Agreement and the Ancillary Agreements and all agreements, documents, instruments and certificates delivered or to be delivered in connection therewith;

                  (c) a certificate of the secretary of each of the Sellers that is an entity certifying that the resolutions of such Seller and the documents specified in paragraph (a) are in full force and effect and have not been amended or modified, and that the officers of such entity are those persons named in the certificate; and

                  (d) such other certificates and documents as are required hereby or are customary and reasonably requested by the Purchaser.

         8.14 KEEP PLAN. The KEEP Plan shall have been terminated and be of no further force or effect and each participant in the KEEP Plan who has not entered into an employment agreement with the Company or any of its Subsidiaries as of the date hereof or prior to the Closing Date shall have delivered a release and waiver of any claims for payment or otherwise related to or in connection with the KEEP Plan, such release and waiver to be in the form attached hereto as ANNEX K.

         8.15     [Intentionally Omitted]

         8.16 RELATED PARTY AGREEMENTS. The Purchaser shall have received reasonably satisfactory evidence of the termination, cancellation and repayment or settlement in full prior to the Closing of each Related Party Agreement.

         8.17 TRUTTER WAIVER. The Trutter Waiver shall be in full force and effect.

         8.18 ACCOUNTS RECEIVABLE AND PAYABLE. The Sellers shall have delivered to the Purchaser on the Closing Date (i) a true and complete list, certified by the chief financial officer of the Company, of all accounts receivable prepared in accordance with GAAP, consistently applied, as of the close of business two Business Days prior to the Closing Date setting forth the amount, the account debtor, and the date of payment of each such account receivable collected from the date hereof through the date ending two Business Days prior to the Closing Date, including the aging of each such account receivable as of the date of such payment, (ii) a true and complete list, certified by the chief financial officer of the Company, of all accounts payable prepared in accordance with GAAP, consistently applied, as of the close of business two Business Days prior to the Closing Date including an aging report which shows the time elapsed since the invoice date for all accounts payable as of the date of such report and (iii) a true and complete list, certified by the chief financial officer of the Company, of the Company's good faith estimate (based on reasonable assumptions) of the amounts of all contingent revenue of the Company and its Subsidiaries existing as of the close of business two Business Days prior to the Closing Date.

         8.19 OPINION. The Purchaser shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, DCM, SCM, DPF and Sachs, in the form attached hereto as ANNEX L-1, and an opinion of Gardner, Carton & Douglas LLP, counsel to Roberts, in the form attached hereto as ANNEX L-2.

         8.20 GOOD STANDING. The Purchaser shall have received a certificate issued by the appropriate Governmental Authority of the jurisdiction of formation or incorporation of the Company, each of its Subsidiaries and each Seller that is an entity, certifying that such Person is validly existing and in good standing in such jurisdiction as of the most recent practicable date prior to the Closing Date.

         8.21 FIRPTA CERTIFICATES. Sachs and each Seller other than SCM shall have furnished Purchaser with a certificate stating that such Seller is not a "foreign" person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation ss. 1.1445-2(b); and the Company shall have issued to Purchaser a certificate signed by Sachs stating that fifty percent or more of the value of the Company's gross assets does not consist of "U.S. real property interests," or that ninety percent or more of the value of the Company's gross assets does not consist of "U.S. real property interests" plus cash or cash equivalents, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation ss. 1.1445-11T(d)(2).

         8.22 STRATEGIC FINANCING AGREEMENTS. The applicable accounting treatment of the Strategic Financing Agreements shall have been determined in accordance with the procedures set forth in Section 5.16 of the Disclosure Letter and the Sellers shall have performed in all material respects the actions required to be taken by them as set forth therein and the Purchaser shall have received all financial statements and other items required to be delivered thereunder in the form and substance provided therein.

         8.23 TERMINATION. This Agreement shall not have been terminated in accordance with the terms of this Agreement.


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

                                   ARTICLE IX

                    CONDITIONS TO OBLIGATIONS OF THE SELLERS

         The obligation of each of the Sellers to consummate the transactions contemplated by this Agreement and the Ancillary Agreements is subject to the fulfillment (or waiver by the Sellers' Representative), prior to or at the Closing, of the following conditions:

         9.1 NO LITIGATION; NO OPPOSITION. No Order enjoining or prohibiting the Sellers or the Purchaser or the other parties to the Ancillary Agreements or any of the agreements, documents and instruments contemplated hereby or thereby, from consummating the transactions contemplated hereby or thereby, shall have been entered, and no Claim shall have been initiated or threatened by any Governmental Authority prior to the Closing seeking to restrain or prohibit the execution and delivery of this Agreement or the Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

         9.2 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered pursuant to Article IX shall be true and correct in all respects (but without regard to any limitation or qualification as to materiality or Material Adverse Effect (or similar concept) set forth therein) on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for any such representations and warranties that expressly relate to a specified date, the breach of which will be determined with reference to such specified date), unless the failure or failures of such representations and warranties to be true and correct in all respects have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

         9.3 PERFORMANCE OF OBLIGATIONS. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement and the Ancillary Agreements to be performed or complied with by it at or prior to the Closing Date.

         9.4 PURCHASER'S CERTIFICATE. The Purchaser shall have delivered to the Sellers a certificate signed on behalf of the Purchaser by the chief executive officer or chief financial officer of the Purchaser to the effect that each of the conditions specified above in Sections 9.2 and 9.3 are satisfied.

         9.5 GOVERNMENTAL APPROVALS. All approvals, consents, exemptions and authorizations of notices to, and filings with any Governmental Authority included in the Company Consents and the Sellers Consents shall have been made, received or taken.


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

         9.6 RESTATED OPERATING AGREEMENT. The Restated Operating Agreement shall be in full force and effect upon the Closing.

         9.7 COMMITMENT AGREEMENT. The Commitment Agreement shall be in full force and effect, and the Purchaser shall have made, subject to the terms and conditions set forth therein, the investment required to be made by it pursuant thereto at or prior to the Closing.

         9.8 SLA PURCHASE AGREEMENT. The purchase and sale of the SLA Interest shall have been consummated in accordance with the terms of the SLA Purchase Agreement.

         9.9 OPINION. The Sellers shall have received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Purchaser, in the form attached hereto as ANNEX M-1, and an opinion of Sonnenschein Nath & Rosenthal LLP, Illinois counsel to the Purchaser, in the form attached hereto as ANNEX M-2.

         9.10 GOOD STANDING. The Sellers shall have received a certificate issued by the Secretary of State of the State of Delaware certifying that the Purchaser is validly existing and in good standing in the State of Delaware as of the most recent practicable date.

         9.11 VOTING AGREEMENT. The Voting Agreement, dated as of the date hereof, among Nelson Peltz, Peter W. May and Gregory H. Sachs shall be in full force and effect.

         9.12 TERMINATION. This Agreement shall not have been terminated in accordance with the terms of this Agreement.

                                    ARTICLE X

                   TERMINATION OF AGREEMENT; RIGHTS TO PROCEED

         10.1 TERMINATION. The parties may not terminate this Agreement other than as follows:

                  (a) The Purchaser and the Sellers' Representative may terminate this Agreement by mutual written consent at any time prior to the Closing.

                  (b) The Purchaser may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (i) in the event at any time after the date hereof any of the Sellers have breached any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreement which would give rise to a failure of the conditions to Closing set forth in Sections 8.2 or 8.3 of this Agreement to be satisfied if the Closing were to be held at such time, the Purchaser has notified the Sellers in writing of such failure, and the breaching party or parties have not effected a remedy to such failure within ten days following the receipt by the Sellers


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

of such notice, (ii) if any of the conditions set forth in Article VIII is not capable of being satisfied prior to the Expiration Date, PROVIDED that the Purchaser is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreement to which it is a party that would give rise to the failure of a condition set forth in Sections
9.2 or 9.3 or (iii) if the Closing shall not have occurred on or before December 31, 2004 (the "EXPIRATION DATE") by reason of the failure of any condition precedent under Article VIII (unless the failure results primarily from the Purchaser itself willfully or intentionally breaching any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreement to which it is a party); PROVIDED, that the Expiration Date shall be subject to extension to no later than March 31, 2005 as provided in Section 5.16 of the Disclosure Letter.

                  (c) The Sellers' Representative may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (i) in the event at any time after the date hereof the Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreement which would give rise to a failure of the conditions to Closing set forth in Sections 9.2 or 9.3 of this Agreement to be satisfied if the Closing were to be held at such time, the Sellers have notified the Purchaser in writing of such failure, and the Purchaser has not effected a remedy to such failure within ten days following the receipt by the Purchaser of such notice, (ii) if any of the conditions set forth in Article IX is not capable of being satisfied prior to the Expiration Date, PROVIDED that none of the Sellers is then in breach of any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreement to which it is a party that would give rise to the failure of a condition set forth in Sections
8.2 or 8.3, or (iii) if the Closing shall not have occurred on or before the Expiration Date by reason of the failure of any condition precedent under
Article IX (unless the failure results primarily from any of the Sellers themselves willfully or intentionally breaching any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreement to which it is a party).

         10.2 EFFECT OF TERMINATION. If any party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, except that (a) the rights and obligations of the parties under Sections 5.10,
7.2 and 10.2 and Article XIV shall survive such termination, and (b) nothing herein shall relieve any party from liability for any willful or intentional breach hereof occurring prior to termination. The Confidentiality Agreement shall survive the termination of this Agreement as set forth therein.

                                   ARTICLE XI

                        SURVIVAL; GENERAL INDEMNIFICATION

         11.1 SURVIVAL. Notwithstanding any knowledge of facts determined or determinable by the Purchaser pursuant to any investigation or right of investigation, the Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of the Sellers and the Guarantor contained in this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing. All representations and warranties contained in this Agreement shall terminate and expire on April 30, 2005 (subject to extension to April 30, 2006 as provided in Section 5.16 of the Disclosure Letter); PROVIDED, HOWEVER, that Claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to such date shall not thereafter be barred by the expiration of the relevant representation or warranty to the extent that it relates to such Claims; PROVIDED, FURTHER, that the representations and warranties of the Sellers and the Guarantor, as applicable, contained in (a) Sections 3.1, 3.2, 3.6, 3.7 (other than the last sentence thereof), 4.1, 4.2 and 12.2(a) shall survive without limitation, and
(b) Section 3.12 shall terminate and expire on the date which is 90 days after the date upon which the liability to which any claim based upon, arising out of or otherwise in respect of any inaccuracy or breach of any such representation or warranty may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive). Except as otherwise expressly provided in this Agreement, the covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         11.2 OBLIGATION OF THE SELLERS TO INDEMNIFY. (a) Subject to the limitations contained in this Article XI, each Seller, severally but not jointly, agrees to indemnify, defend and hold harmless the Purchaser and its directors, officers, employees, stockholders, Affiliates (other than the Company or its Subsidiaries), successors and assigns (collectively, the "INDEMNIFIED PURCHASER PARTIES") from and against the greater (but not both) of (x) any and all Losses suffered or incurred by any of them or (y) 63.60% of any and all Losses suffered or incurred by the Company or any of its Subsidiaries, in each case, based upon, arising from or relating to:

                           (i)      any breach of any representation or warranty
made by the Sellers in Article III or any representation or warranty concerning the Company or any of its Subsidiaries made by the Sellers in any certificate delivered by or on behalf of one or more of the Sellers pursuant to Sections 8.4, 8.5, 8.13 (other than any such certificate delivered in connection with any Ancillary Agreement), 8.18 or 8.21, as of the date such representation or warranty was made or as if such representation or warranty were made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the breach of which will be determined with reference to such specified date);

                           (ii)     any breach of any representation or warranty
made by such Seller in Article IV or any representation or warranty concerning such Seller in any certificate delivered by or on behalf of such Seller pursuant to Sections 8.4, 8.5, 8.13 (other than any such certificate delivered in connection with any Ancillary Agreement), 8.18 or 8.21, as of the date such representation and warranty was made or as if such representation and warranty were made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the breach of which will be determined with reference to such specified date);

                           (iii)    in the case of SCM, any breach of any
representation or warranty made by the Guarantor in Article XII or any representation or warranty concerning the Guarantor in any certificate delivered by or on behalf of SCM pursuant to Sections 8.4, 8.5, 8.13 (other than any such certificate delivered in connection with any Ancillary Agreement), 8.18 or 8.21, as of the date such representation and warranty was made or as if such representation and warranty were made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the breach of which will be determined with reference to such specified date);

                           (iv)     any breach of any covenant or agreement of
such Seller contained in this Agreement;

                           (v)      any liability or obligation based upon,
arising from or related to the Settlement Agreement, dated as of January 23, 2003, by and among the Company, Deutsche Investment Management Americas Inc. (f/k/a Scudder Kemper Investments and Zurich Kemper Investments), Farhan Sharaff, Edmond Villani, DCM, Roberts and Trutter;

                           (vi)     any liability or obligation of the Company
or any of its Subsidiaries in excess of $5 million in respect of, or arising out of, that certain promissory note, dated December 28, 2001 issued by DCM to Imagine Insurance Company Limited in connection with the Castle Harbor CDO, except to the extent that any such liability or obligation results from an election by DCM after the Closing Date to increase the principal amount outstanding under such promissory note; and

                           (vii)    enforcing the indemnification provided for
under this Agreement, but only if a court of competent jurisdiction determines in a final, non-appealable judgment that such Indemnified Purchaser Party is entitled to indemnification under Sections 11.2(a)(i), (ii), (iii), (iv), (v) or
(vi), as applicable.

                  (b) Indemnification payments made by the Sellers under Sections 11.2(a)(i), (v), (vi) or (vii) (to the extent relating in the case of clause (vii) to indemnification under Sections 11.2(a)(i), (v) or (vi)) shall be made by each Seller pro rata in accordance with his or its Indemnification Percentage. Indemnification payments made by a Seller under Section 11.2(a)(ii) (for Losses based upon, arising from or relating to the breach by such Seller of a representation and warranty made by such Seller), Section 11.2(a)(iii) (for Losses based upon, arising from or relating to the breach by the Guarantor of a representation or warranty made by the Guarantor), Section 11.2(a)(iv) (for Losses based upon, arising from or relating to the breach by such Seller of a covenant or agreement of such Seller) or Section 11.2(a)(vii) (to the extent relating in the case of clause (vii) to indemnification under Section 11.2(a)(ii) (for Losses based upon, arising from or relating to the breach by such Seller of a representation and warranty made by such Seller), Section 11.2(a)(iii) (for Losses based upon, arising from or relating to the breach by the Guarantor of a representation or warranty made by the Guarantor) or Section 11.2(a)(iv) (for Losses based upon, arising from or relating to the breach by such Seller of a covenant or agreement of such Seller)) shall be made by such Seller.

         11.3 LIMITATIONS ON INDEMNIFICATION BY THE SELLERS. The indemnification provided for in Section 11.2 shall be subject to the following limitations:

                  (a) The Sellers shall not be obligated to pay any amounts for indemnification under Sections 11.2(a)(i), (ii) or (iii), except those based upon, arising from or otherwise relating to Sections 3.1, 3.2, 3.6, 3.7 (other than the last sentence thereof), 3.12, 4.1, 4.2 and 12.2(a) (the "SELLER BASKET EXCLUSIONS"), or under Section 11.2(a)(vi) until the aggregate amounts for indemnification under such Sections, exclusive of those based on the Seller Basket Exclusions, equals $4,000,000 (the "BASKET AMOUNT"), after the occurrence of which the Sellers shall be obligated to pay in full all such amounts for such indemnification in excess of the Basket Amount.

                  (b) The Sellers shall be obligated to pay any amounts for indemnification based on the Seller Basket Exclusions (in accordance with their liability as set forth in Section 11.2) without regard to the individual or aggregate amounts thereof and without regard to whether all other indemnification payments shall have exceeded, in the aggregate, the Basket Amount.

                  (c) The maximum amount of indemnification payments under Sections 11.2(a)(i), (ii), (iii), (vi) and (vii) (in the case of clause (vii), to the extent relating to indemnification under Sections 11.2(a)(i), (ii), (iii) or (vi)) to which the Indemnified Purchaser Parties shall be entitled to receive indemnification (excluding indemnification in connection with any of the Seller Basket Exclusions), shall not exceed, with respect to each Seller (other than
SCM), an amount equal to 30% of the portion of the Purchase Price actually received by such Seller and, with respect to SCM, an amount equal to 30% of the portion of the Purchase Price actually received by SCM minus $2,000,000.

                  (d)      The maximum amount of indemnification payments under
Section 11.2 to which the Indemnified Purchaser Parties shall be entitled to receive indemnification (including indemnification in connection with any of the Seller Basket Exclusions) shall not exceed, with respect to each Seller (other than SCM), an amount equal to 100% of the portion of the Purchase Price actually received by such Seller and, with respect to SCM, an amount equal to 100% of the portion of the Purchase Price actually received by SCM minus $2,000,000.

                  (e) For purposes of determining the amount of any Loss under Section 11.2 and this Section 11.3 (but not for purposes of determining whether a breach has occurred, which in each case shall include such limitations and qualifications), each representation and warranty of any Seller or the Guarantor referred to therein shall be considered without regard to any limitation or qualification as to materiality or Material Adverse Effect (or similar concept) set forth in such representation or warranty. For purposes of determining whether a breach of the Sellers' representations and warranties contained in Section 3.19 has occurred, such representations and warranties shall be read without regard to any limitation or qualification as to materiality set forth therein.

                 (f) Indemnification of an Indemnified Purchaser Party by the Sellers shall be limited to the amount of any Loss that remains after deducting therefrom (and the cumulative amount of all Losses for purposes of determining the Basket Amount shall be reduced by the amount of) any insurance proceeds or any indemnity, contribution or other similar payment recovered (net of out-of-pocket costs incurred in connection with such recovery) by an Indemnified Purchaser Party or the Company or any of its Subsidiaries from any third party with respect thereto, and each such Indemnified Purchaser Party shall use its commercially reasonable efforts to seek any such recovery, it being understood that nothing in this Agreement or the Ancillary Agreements shall be construed to require any Indemnified Purchaser Party to first seek any such recovery with respect to such Losses prior to seeking indemnification hereunder; PROVIDED, that if such Indemnified Purchaser Party or the Company or any of its Subsidiaries obtains any such recovery in respect of any Loss after such Indemnified Purchaser Party has received an indemnification payment in respect of such Loss from any of the Sellers, such Indemnified Purchaser Party shall promptly pay to the applicable Sellers an amount equal to the amount so recovered (net of out-of-pocket costs incurred in connection with such recovery or incurred by such Indemnified Purchaser Party) not to exceed the amount of the indemnification payment so received.

                  (g) None of the Indemnified Purchaser Parties shall be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that such Indemnified Purchaser Party has already recovered the full amount of such Indemnified Purchaser's Losses with respect to such matter pursuant to other provisions of this Agreement. In no event shall any Indemnified Purchaser Party be entitled to be indemnified for or make a claim against any Seller for lost profits or other consequential, incidental, special or punitive damages resulting hereunder (other than such damages payable to a Governmental Authority or other Person in respect of a third party claim as to which such damages were assessed).

         11.4 OBLIGATION OF THE PURCHASER TO INDEMNIFY. Subject to the limitations contained in this Article XI, the Purchaser agrees to indemnify, defend and hold harmless the Sellers and their respective directors, officers, employees, shareholders, Affiliates (other than, to the extent applicable, the Company or any of its Subsidiaries), successors and assigns (collectively, the "INDEMNIFIED SELLER PARTIES") from and against all Losses based upon, arising from or relating to:

                  (a) any breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement or in any certificate delivered by the Purchaser pursuant to Article IX, as of the date such representation or warranty was made or as if such representation or warranty were made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the breach of which will be determined with reference to such specified date);

                  (b) any breach of any covenant or agreement of the Purchaser contained in this Agreement; or

                  (c)      enforcing the indemnification provided for in this
Section 11.4, but only if a court of competent jurisdiction determines in a final, non-appealable judgment that such Indemnified Seller Party is entitled to indemnification under Sections 11.4(a), (b) or (c), as applicable.

         11.5 LIMITATIONS ON INDEMNIFICATION BY THE PURCHASER. The indemnification provided for in Section 11.4 shall be subject to the following limitations:

                  (a) For purposes of determining the amount of any Loss under Section 11.4(a) and this Section 11.5 (but not for purposes of determining whether a breach has occurred), each representation and warranty of the Purchaser referred to therein shall be considered without regard to any limitation or qualification as to materiality or Material Adverse Effect (or similar concept) set forth in such representation or warranty.

                  (b) Indemnification of an Indemnified Seller Party by the Purchaser shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds or any indemnity, contribution or other similar payment recovered (net of out-of-pocket costs incurred in connection with such recovery) by an Indemnified Seller Party from any third party with respect thereto, and each such Indemnified Seller Party shall use its commercially reasonable efforts to seek any such recovery, it being understood that nothing in this Agreement or the Ancillary Agreements shall be construed to require any Indemnified Seller Party to first seek any such recovery with respect to such Losses prior to seeking indemnification hereunder; PROVIDED, that if such Indemnified Seller Party obtains any such recovery in respect of any Loss after receiving an indemnification payment in respect of such Loss from the Purchaser, such Indemnified Seller Party shall promptly pay to the Purchaser an amount equal to the amount so recovered (net of out-of-pocket costs incurred in connection with such recovery) not to exceed the amount of the indemnification payment so received.

                  (c) None of the Indemnified Seller Parties shall be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that such Indemnified Seller Party has already recovered the full amount of such Indemnified Seller Party's Losses with respect to such matter pursuant to other provisions of this Agreement. In no event shall any Indemnified Seller Party be entitled to be indemnified for or make a claim against the Purchaser for lost profits or other consequential, incidental, special or punitive damages resulting hereunder (other than such damages payable to a Governmental Authority or other Person in respect of a third party claim as to which such damages were assessed).

         11.6 PROCEDURE FOR INDEMNIFICATION. The party making a claim under this Article XI is referred to as the "INDEMNIFIED PARTY," and the party against whom such claims are asserted under this Article XI is referred to as the "INDEMNIFYING PARTY." All


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

claims by any Indemnified Party under this Article XI shall be asserted and resolved as follows:

                  (a) NOTICE OF ASSERTED LIABILITY. Promptly after receipt by the Indemnified Party of notice of the commencement of any action or proceeding, the assertion of any claim by a third party, the imposition of any penalty or assessment or a claim not involving a third party for which the Indemnified Party seeks to be indemnified that may result in a Loss (each, an "ASSERTED LIABILITY"), the Indemnified Party shall give written notice of such Asserted Liability (the "CLAIMS NOTICE") to the Indemnifying Party. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or actually incurs an incremental out-of-pocket expense by reason of such failure. The Claims Notice shall describe the Asserted Liability in reasonable detail, including (i) the representation and warranty or covenant or agreement that is alleged to have been inaccurate or to have been breached, (ii) the basis for such allegation, including the provision of supporting documentation and (iii) if known, the aggregate amount of the Losses for which a claim is being made under this Article XI or, to the extent that such Losses are not known or have not been incurred at the time such claim is made, an estimate, to be prepared in good faith and accompanied by supporting documentation, of the aggregate potential amount of such Losses. Notwithstanding the foregoing, the Purchaser shall not be required to give a Claims Notice for an Asserted Liability that relates to a claim or demand from a third party commenced prior to the Closing Date.

                  (b) NON-THIRD PARTY CLAIMS. If the Claims Notice from the Indemnified Party pertains to an Asserted Liability other than a claim or demand from a third party, then the Indemnifying Party shall have thirty (30) days following receipt of the Claims Notice to make such investigation at the expense of the Indemnifying Party of the Asserted Liability as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Asserted Liability. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any mutually agreed upon extension thereof) on the validity and amount of such Asserted Liability, the Indemnifying Party shall promptly pay to the Indemnified Party the full amount of the claim by wire transfer of immediately available funds to an account designated by the Indemnified Party. If the Indemnified Party and the Indemnifying Party do not agree at or prior to the expiration of said thirty
(30) day period (as such period may be extended by mutual agreement) on the validity and amount of such Asserted Liability, then each of the Indemnified Party and the Indemnifying Party may pursue the remedies available under this Agreement.

                  (c)      OPPORTUNITY TO DEFEND THIRD PARTY CLAIMS.

                           (i)      If the Claims Notice pertains to an Asserted
Liability that relates to a claim or demand from a third party or if the Asserted Liability relates to a claim or demand from a third party for which the Purchaser is not required to


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

give a Claims Notice under Section 11.6(a), the Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, such Asserted Liability; PROVIDED, that the Indemnifying Party shall not have the right to defend or direct the defense of any such Asserted Liability that is asserted directly or indirectly by or on behalf of a Person that is a former, current or prospective Client (or an investor therein).

                           (ii)     If the Indemnifying Party elects to
compromise or defend such Asserted Liability, it shall promptly notify the Indemnified Party and any other Indemnifying Parties in writing of its intent to do so, and the Indemnified Party, at the expense of the applicable Indemnifying Party or Indemnifying Parties, shall cooperate in the compromise of, or defense against, such Asserted Liability.

                           (iii)    If the Indemnifying Party elects not to
compromise or defend such Asserted Liability, fails to promptly notify the Indemnified Party in writing of its election as provided in this Agreement, or otherwise abandons the defense of such Asserted Liability, the Indemnified Party may pay, compromise or defend such Asserted Liability and seek indemnification for any and all Losses based upon, arising from or relating to such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party shall settle or compromise any Asserted Liability without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed);

                           (iv)     The Indemnified Party shall have the right
to participate in the defense of any Asserted Liability with counsel selected by it subject to the Indemnifying Party's right to control the defense. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; PROVIDED, that if in the reasonable opinion of counsel to the Indemnified Party, (I) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or
(II) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable legal fees and expenses of one separate counsel to all of the applicable Indemnified Parties (in addition to one local counsel in each jurisdiction that may be necessary or appropriate; PROVIDED, that the Indemnified Parties shall use commercially reasonable efforts (to the extent the Indemnified Parties reasonably believe it appropriate to do so) to retain a nationally recognized national law firm with offices in the required jurisdictions instead of retaining local counsel and to minimize the need for local counsel by retaining such national law firm. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnified Party shall make available to the Indemnifying Party any personnel, books, records or other documents within its control that are necessary or appropriate for such defense.

                           (v)      The rights of the Sellers under this Section
11.6(c) with respect to any Asserted Liability for which all of the Sellers are Indemnifying Parties may be exercised solely by the Sellers' Representative, and, if the Sellers' Representative elects to defend such Asserted Liability, the Sellers' Representative shall have sole and exclusive control over such defense as between the other Sellers.


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

         11.7     SOLE AND EXCLUSIVE REMEDY. Except as otherwise provided in
Section 14.11, from and after the Closing, the remedies provided in this Article XI shall be the sole recourse of all parties hereto for all Losses based upon, arising from or relating to any breach of any representation, warranty or covenant contained in this Agreement or in any certificate delivered pursuant to Articles VIII or IX. Nothing in this Section 11.7 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person's fraud.

         11.8 TREATMENT OF INDEMNIFICATION PAYMENTS. It is the intention of the parties to treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes, and the parties agree, and Sellers agree to cause Company and its Subsidiaries, to file their Tax Returns in a manner consistent with this treatment and take no position contrary thereto unless otherwise required by a change in applicable Tax laws or a good faith resolution of a contest.

         11.9 RIGHT OF OFF-SET/SET-OFF. The Purchaser and each of the Sellers shall have the right to off-set or set-off (x) any payment due to such party by another party pursuant to a judgment or award entered by a court of competent jurisdiction, arbitrator or other tribunal with respect to an Asserted Liability under this Article XI, or with respect to any indemnification payment owed under Article XI in respect of any Asserted Liability that such other party has notified such party that it does not intend to contest, against (y) any other payment to be made to such other party pursuant to this Agreement or the Restated Operating Agreement (a "SET-OFF PAYMENT"); PROVIDED, HOWEVER, that in the case of a judgment or award that is not final and is subject to appeal and such other party has indicated in writing to such party that it intends to pursue an appeal (a "PRELIMINARY JUDGMENT"), such Set-off Payment shall be deposited into an account designated by an escrow agent to be mutually agreed upon by the Purchaser and the Sellers' Representative (each acting reasonably) and on customary terms and conditions mutually acceptable to the Purchaser and the Sellers' Representative (each acting reasonably). Upon entry of a final, non-appealable judgment or award by a court of competent jurisdiction, arbitrator or other tribunal with respect to such Preliminary Judgment (a "FINAL JUDGMENT"), any Set-off Payment deposited into such an account shall be either paid to the party who deposited it or to the party to whom it was to be made in accordance with such Final Judgment.

                                   ARTICLE XII

                       GUARANTY OF SCM AND DPF OBLIGATIONS

         12.1     GUARANTY OF SCM AND DPF OBLIGATIONS.

                  (a) Sachs (in such capacity, the "GUARANTOR") hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the due and punctual performance of all covenants, agreements, obligations and liabilities of its Affiliated Members contained in this Agreement, including all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, indirect, contingent, fixed or otherwise, of its Affiliated Members (collectively,


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

the "OBLIGATIONS"). The Guarantor further agrees that the Obligations of its Affiliated Members may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation of its Affiliated Members.

                  (b) The guaranty pursuant to this Section 12.1 is a guaranty of payment, and not of collection, (i) is absolute and unconditional and shall not be impaired, discharged or terminated by any amendment to this Agreement to which either Affiliated Member of the Guarantor is a party (except to the extent such amendment reduces or eliminates the Obligations of such Affiliated Member) or any other act or omission by the Affiliated Members that may, in accordance with applicable Requirements of Law, affect the enforceability of a guaranty, and (ii) shall not be affected by the bankruptcy, insolvency or inability to pay of such Affiliated Member or of any other party.

                  (c) The Guarantor in its capacity as a guarantor of the obligations of its Affiliated Members set forth in this Section 12.1, hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Purchaser exhaust any right, power or remedy or proceed against either Affiliated Member of the Guarantor or against any other Person under any other guarantee of, or security for, any of such Affiliated Member's obligations guaranteed hereby. The Guarantor also acknowledges and agrees that its obligations under this Agreement shall not be affected by any rescission, waiver or modification of, or any release from any of the terms or provisions of this Agreement, the Ancillary Agreements to which either Affiliated Member is a party or any other agreement, including with respect to any other guarantor of the Obligations of such Affiliated Member (except to the extent the Obligations of such Affiliated Member are reduced, waived or eliminated thereby).

                  (d) If the Guarantor makes a payment or performs an action under the guarantee contained in this Section 12.1 in satisfaction of any Obligation of either Affiliated Member, such satisfaction shall be deemed to be a satisfaction of such Obligation by such Affiliated Member for purposes of this Agreement.

                  (e) The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than, with respect to either of its Affiliated Members, the satisfaction in full of each of the Obligations of such Affiliated Member), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations of such Affiliated Member, except to the extent the Obligations of such Affiliated Member are reduced, waived or eliminated by means of any of the foregoing. Without limiting the generality of the foregoing, the obligations of the Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of any Person to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any default, failure or delay, willful or otherwise, in the performance of the Obligations of either Affiliated Member, or by any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or that would otherwise operate as a discharge of the


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

Guarantor as a matter of law or equity (other than, with respect to either of its Affiliated Members, the satisfaction in full of each of the Obligations of such Affiliated Member) (except to the extent the Obligations of such Affiliated Member are reduced, waived or eliminated thereby).

                  (f) The Guarantor assumes all responsibility for being and keeping itself informed of its Affiliated Members' financial condition and assets, and of all other circumstances bearing upon the risk of non-payment or non-performance of the Obligations of its Affiliated Members and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that no other Person will have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks.

                  (g) Notwithstanding anything to the contrary contained in this Section 12.1, the Guarantor's liability under this Article XII shall not exceed (i) the liability of its Affiliated Members under Article XI plus (ii) the reasonable costs and expenses of enforcing or collecting the applicable guaranty.

         12.2 REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR. As a material inducement to the Purchaser to enter into this Agreement and the Ancillary Agreements to which it is a party and consummate the transactions contemplated hereby and thereby, the Guarantor hereby makes to the Purchaser, the following representations and warranties:

                  (a) AUTHORITY OF THE GUARANTOR. The Guarantor has full right, authority, power and legal capacity to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Guarantor. This Agreement, assuming due and valid authorization, execution and delivery thereof by the other parties thereto, constitutes a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. The execution, delivery and performance of this Agreement by the Guarantor and the consummation of the transactions contemplated hereby and thereby: (A) do not materially violate, result in any material breach or material default of (and with due notice or lapse of time or both would not result in any material breach or material default of), accelerate any material obligation or impose any additional material obligation under, give rise to a right of termination of or result in the creation of any material Lien under, any material Contractual Obligation to which the Guarantor is a party or by which any of its assets are bound; and (B) do not violate in any material respect any Requirement of Law or Order of any Governmental Authority applicable to the Guarantor or by which his assets are bound.


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

                  (b) GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. No material approval, consent, exemption or authorization by, notice to or filing with, any Governmental Authority or any other Person is necessary or required to be made or obtained by the Guarantor in connection with the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

                  (c) LITIGATION. There are no Claims pending or, to the Knowledge of the Guarantor, threatened against the Guarantor, at law or in equity, in arbitration or before any Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement by the Guarantor or the consummation by the Guarantor of the transactions contemplated hereby.

                                  ARTICLE XIII

                                   DEFINITIONS

         13.1 DEFINITIONS. For purposes of this Agreement and the Disclosure Letter, the following terms shall have the respective meanings set forth in this
Section 13.1:

         "ADVISERS ACT" shall mean the Investment Advisers Act of 1940, and the rules and regulations promulgated under such Act, as the same may be amended from time to time, and any successor to such Act.

         "ADVISORY CONTRACT" shall mean any investment management, advisory or sub-advisory contract, or any other written contract, agreement, arrangement or understanding (whether written or oral), pursuant to which each of the Company or its Subsidiaries provides Investment Management Services as of any date of determination.

         "AFFILIATE" shall mean any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

         "AFFILIATE FUNDS" shall mean each Hedge Fund that is not an Independent Fund.

         "AFFILIATED MEMBER" shall mean, in the case of the Guarantor, SCM and DPF.

         "AGREEMENT" shall have the meaning specified in the preamble.

         "ALTERNATIVE TRANSACTION" shall mean, whether in a single or multi-step transaction or a series of related transactions, (i) any direct or indirect acquisition or purchase of a material portion of the membership interests of, or other equity interests in, the Company or any of its subsidiaries, (ii) any joint venture involving the Company or any of its Subsidiaries or sale or transfer of a material portion of the assets of the Company or any of its subsidiaries (in each case other than in the ordinary course of


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

business consistent with past practice), or (iii) any merger, consolidation or recapitalization involving the Company or any of its Subsidiaries.

         "ANCILLARY AGREEMENTS" shall mean the Restated Operating Agreement, each of the Employment Agreements, the Sumitomo Letter, the Commitment Agreement, the Corporate Services Agreement and the SLA Purchase Agreement.

         "ANNEX ASSET" shall have the meaning specified in Section 1.6.

         "ASSERTED LIABILITY" shall have the meaning specified in Section
11.6(a).

         "ASSETS" shall have the meaning specified in Section 3.18.

         "ASSUMED INDEBTEDNESS AMOUNT" shall have the meaning specified in
Section 1.2(a).

         "AUDITED FINANCIAL STATEMENTS" shall have the meaning specified in
Section 3.11.

         "BALANCE SHEET DATE" shall have the meaning specified in Section 3.11.

         "BASE DATE" shall have the meaning specified in Section 3.9(a).

         "BASE DATE AUM" shall have the meaning specified in Section 3.9(a).

         "BASKET AMOUNT" shall have the meaning specified in Section 11.3(a).

         "BENEFIT PLAN" shall have the meaning specified in Section 3.25(a).

         "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

         "CASH" shall mean, as of any date of determination, the excess of (a) the aggregate amount of unrestricted cash held as of 5:00 p.m. (New York City time) in the bank accounts, including money market accounts, of the Company and its Subsidiaries, and any checks deposited to or wire transfers initiated to such accounts as of 5:00 p.m. (New York City time) (to the extent actually received prior to the date of the Closing Statement) MINUS (b) the sum of (i) the aggregate balance of all outstanding checks written against, withdrawals from and other debits to, such accounts as of 5:00 p.m. (New York City time) and
(ii) the amount (if any) by which any such account is overdrawn as of 5:00 p.m. (New York City time). For the avoidance of doubt, the amount of any cash pledged as collateral against any standby letter of credit issued in connection with any Real Property Lease shall not be deemed to be "unrestricted cash", notwithstanding any characterization to the contrary in the Financial Statements or the Closing Statement.


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

         "CDO" shall mean each of the issuers of collateralized debt obligations to which the Company or its Subsidiaries provides Investment Management Services, including those CDOs listed on Section 3.9(a) of the Disclosure Letter.

         "CDO CONSENT PARTIES" shall have the meaning specified in Section
5.1(a).

         "CDO DOCUMENTS" shall mean each offering memorandum, indenture, supplemental indenture, trust agreement, insurance agreement, swap agreement and collateral administration agreement entered into or used in connection with a CDO.

         "CFTC" shall mean the Commodity Futures Trading Commission.

         "CLAIMS" shall have the meaning specified in Section 3.4.

         "CLAIMS NOTICE" shall have the meaning specified in Section 11.6(a).

         "CLASS A INTERESTS" shall have the meaning specified in the recitals.

         "CLASS B INTERESTS" shall have the meaning specified in the recitals.

         "CLIENT" shall mean any Person to whom the Company or any of its Subsidiaries provides Investment Management Services, including any Hedge Fund, CDO or managed account.

         "CLIENT CONSENTS" shall have the meaning specified in Section 3.3.

         "CLOSING" shall have the meaning specified in Section 1.3.

         "CLOSING CASH AMOUNT" shall have the meaning specified in Section
1.5(a).

         "CLOSING DATE" shall have the meaning specified in Section 1.3.

         "CLOSING STATEMENT" shall have the meaning specified in Section 1.5(a).

         "COBRA" shall have the meaning specified in Section 3.25(d).

         "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor code thereto. For purposes of this Agreement, all references to the Sections of the Code shall include any predecessor provisions to such Sections.

         "CODE OF ETHICS" shall have the meaning specified in Section 3.30.

         "COMMITMENT AGREEMENT" shall have the meaning specified in the recitals.


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

         "COMMODITY EXCHANGE ACT" shall mean Title 7, Section 1 Et Seq. of the United States Code as the same may be amended, modified, succeeded or replaced, from time to time.

         "COMPANY" shall have the meaning specified in the recitals.

         "COMPANY CONSENTS" shall have the meaning specified in Section 3.3.

         "COMPANY EMPLOYEES" shall have the meaning specified in Section 7.4.

         "COMPANY INTELLECTUAL PROPERTY" shall have the meaning specified in
Section 3.17(a).

         "COMPLIANCE POLICIES AND PROCEDURES" shall have the meaning specified in Section 5.11.

         "CONFIDENTIALITY AGREEMENT" shall have the meaning specified in Section 7.2.

         "CONSENT" shall have the meaning specified in Section 8.5(a).

         "CONTRACTUAL OBLIGATION" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, in each case, whether written or oral, to which such Person is a party or by which it or any of its property is bound.

         "COPYRIGHTS" shall mean, as they exist anywhere in the world, copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights.

         "CORPORATE SERVICES AGREEMENT" shall mean the Corporate Services Agreement, dated as of the date hereof, by and between the Purchaser and the Company, in the form attached hereto as ANNEX N, as amended, supplemented or otherwise modified from time to time.

         "CUSTOMER INFORMATION" shall have the meaning specified in Section 3.17(k).

         "DCM" shall have the meaning specified in the recitals.

         "DISCLOSURE LETTER" shall have the meaning specified in Article III.

         "DPF" shall have the meaning specified in the preamble.

         "EMPLOYMENT AGREEMENTS" shall have the meaning specified in the recitals.


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

         "ENVIRONMENTAL LAWS" shall mean federal, state, local and foreign laws, principles of common laws, civil laws, regulations and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health and safety.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor to such Act.

         "ERISA CLIENT" shall have the meaning specified in Section 3.9(d).

         "ESTIMATED PURCHASE PRICE" shall have the meaning specified in Section 1.2(b).

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, and the rules and regulations promulgated under such Act, as amended from time to time, and any successor to such Act.

         "EXCLUDED INDEBTEDNESS" shall have the meaning specified in Section 1.2(a).

         "EXISTING OPERATING AGREEMENT" shall mean the Company's Third Amended and Restated Operating Agreement, dated as of October 12, 1999, as amended through and including the Sixth Amendment, dated as of May 1, 2003.

         "EXPIRATION DATE" shall have the meaning specified in Section 10.1(b).

         "FEBRUARY 28 CASH AMOUNT" shall have the meaning specified in Section 1.5(a).

         "FINAL JUDGMENT" shall have the meaning specified in Section 11.9.

         "FINANCIAL STATEMENTS" shall have the meaning specified in Section
3.11.

         "FIRST CHOICE FIRM" shall have the meaning specified in Section 1.5(b).

         "FOLLOW-UP CDO CONSENT REQUEST LETTER" shall have the meaning specified in Section 5.1(a).

         "FOLLOW-UP CLIENT CONSENT REQUEST LETTER" shall have the meaning specified in Section 5.1(a).

         "FOLLOW-UP HEDGE FUND CONSENT REQUEST" shall have the meaning specified in Section 5.1(a).

         "FORM ADV" shall mean a uniform application for investment adviser registration under Form ADV to register as an investment adviser under the Advisers Act.


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

         "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

         "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof, any authority or agency exercising executive, legislative, judicial, regulatory or administrative functions of government, including applicable self-regulatory organizations (including the CFTC, NYSE and NASD) and the SEC.

         "GUARANTOR" shall have the meaning specified in Section 12.1(a).

         "HEDGE FUND DOCUMENTS" shall mean each offering memorandum, organizational document, and side letters with investors entered into or used in connection with a Hedge Fund.

         "HEDGE FUND RESOLUTIONS" shall have the meaning specified in Section 5.1(a).

         "HEDGE FUNDS" shall mean each of the hedge funds to which the Company or its Subsidiaries provides Investment Management Services, including those listed on Section 3.9(a) of the Disclosure Letter.

         "IMMEDIATE FAMILY" shall mean, with respect to any natural person, (a) such person's spouse, parents, grandparents, children, grandchildren and siblings, (b) such person's former spouse(s) and current spouses of such person's children, grandchildren and siblings and (c) estates, trusts, partnerships and other entities of which substantially all of the interest is held directly or indirectly by the foregoing.

         "INDEBTEDNESS" shall mean as to any Person, without duplication (a) all obligations of such Person for borrowed money, including trading liabilities in respect of any CDO, and (b) all guarantees of such Person in respect of any obligations of any other Person for borrowed money; for the avoidance of doubt, an obligation of a Person which is accounted for as a guarantee in accordance with GAAP shall only be deemed "Indebtedness" if it is in respect of any obligations of any other Person for borrowed money.

         "INDEMNIFICATION PERCENTAGE" as to each Seller, shall mean the percentage obtained by dividing (x) the portion of the Purchase Price actually received by such Seller by (y) the aggregate Purchase Price actually received by all of the Sellers.

         "INDEMNIFIED PARTY" shall have the meaning specified in Section 11.6.

         "INDEMNIFIED PURCHASER PARTIES" shall have the meaning specified in
Section 11.2(a).

         "INDEMNIFIED SELLER PARTIES" shall have the meaning specified in
Section 11.4.


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         "INDEMNIFYING PARTY" shall have the meaning specified in Section 11.6.

         "INDEPENDENT FUNDS" shall mean each CDO and SPhinX.

         "INITIAL CDO CONSENT REQUEST LETTER" shall have the meaning specified in Section 5.1.

         "INITIAL CLIENT CONSENT REQUEST LETTER" shall have the meaning specified in Section 5.1(a).

         "INITIAL HEDGE FUND CONSENT REQUEST" shall have the meaning specified in Section 5.1(a).

         "INTELLECTUAL PROPERTY" shall mean all Copyrights, Internet Assets, Patents, Software, Trade Secrets, Trademarks and IP Licenses.

         "INTERNET ASSETS" shall mean, as they exist anywhere in the world, domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items.

         "INVESTMENT" shall mean any direct or indirect advance, loan or other extension of credit to, any capital contribution to (by means of any transfer of cash or other property or any payment for property or services for the account or use of), or any purchase or acquisition of capital stock, equity or profits interests, bonds, notes, debentures or similar instruments issued by, any Person.

         "INVESTMENT COMPANY ACT" shall mean the Investment Company Act of 1940, and the rules and regulations promulgated under such Act, as the same may be amended from time to time, and any successor to such Act.

         "INVESTMENT MANAGEMENT SERVICES" shall mean any services (including sub-advisory services) which involve (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) for compensation, including a CDO or Hedge Fund, (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds) for compensation or (c) otherwise acting as an "investment adviser" within the meaning of the Advisers Act, and performing activities related or incidental thereto.

         "IP LICENSES" shall mean all licenses, sublicenses, distributor agreements or permissions, including the right to receive royalties or any other consideration relating to Copyrights, Internet Assets, Patents, Software, Trade Secrets and Trademarks.

         "IRS" shall mean the Internal Revenue Service.

         "JULY 16 CASH AMOUNT" shall have the meaning specified in Section
1.5(a).

         "KEEP PLAN" shall have the meaning set forth in Section 3.25(j).


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

         "KNOWLEDGE" shall mean, with respect to any Person other than the Sellers, the actual (and not constructive or imputed) knowledge of such Person and, with respect to any of the Sellers, the actual (and not constructive or imputed) knowledge of such Seller and any of the individuals listed in Section
13.1 of the Disclosure Letter.

         "LEAP" shall have the meaning specified in the recitals.

         "LIABILITIES" shall have the meaning specified in Section 3.19.

         "LIEN" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest of any kind or nature whatsoever.

         "LOSSES" shall mean any and all losses, liabilities, judgments, damages, deficiencies, awards, fines, penalties, Taxes, diminutions in value, expenses, fees, costs, or amounts paid in settlement (including interest and reasonable costs or expenses (including reasonable attorneys' fees and costs)), arising out of any incident, event, circumstance or proceeding asserted or initiated or otherwise occurring or existing in respect of any matter.

         "MATERIAL ADVERSE CHANGE" shall mean a material adverse change in the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of the Company and its Subsidiaries, taken as a whole; PROVIDED, HOWEVER, that the effects of changes that are generally applicable to (a) the industries and markets in which the Company and its Subsidiaries operate, (b) the United States or global economy or (c) the commencement or escalation of a war, terrorist attack or armed hostilities or other national or international calamity directly or indirectly involving the United States that would reasonably be expected to have a material adverse effect on the United States financial markets, shall be excluded from any determination as to the occurrence of a Material Adverse Change; and PROVIDED, FURTHER, that any adverse change on the Company or any of its Subsidiaries resulting from (A) the execution of this Agreement and the announcement of this Agreement or the transactions contemplated by this Agreement, including the announcement made on April 19, 2004, (B) the failure of Triarc Deerfield Investment Corporation to complete an initial public offering, (C) the failure of the Purchaser to consent to any of the actions proscribed by Section 5.4 or
(D) any failure of any Client or CDO Consent Party to consent to the transactions contemplated by this Agreement or (E) any redemption by Sumitomo Life of any shares of LEAP, shall also be excluded from any determination as to the occurrence of a Material Adverse Change.

         "MATERIAL ADVERSE EFFECT" shall mean, with respect to a Person, a material adverse effect on (i) the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole; or (ii) the ability of such Person to perform its obligation under this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby; PROVIDED, HOWEVER, that any adverse effect on the Company or any of its Subsidiaries resulting from the failure of (A) the Purchaser


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

to consent to any of the actions proscribed by Section 5.4 or (B) any redemption by Sumitomo Life of any shares of LEAP, shall be excluded from any determination as to the occurrence of a Material Adverse Effect on the Company.

         "MATERIAL CONTRACTS" shall have the meaning specified in Section 3.10.

         "MATERIAL PERMITS" shall have the meaning specified in Section 3.5(b).

         "MINIMUM CASH AMOUNT" shall mean an amount equal to $1.0 million, plus the amount, if any, of any Redemption Fees (as defined in the Sumitomo Letter) payable pursuant to the terms of the Sumitomo Letter as a result of any redemptions of LEAP shares by Sumitomo Life (other than redemptions where after giving effect thereto Sumitomo Life owns not less than 286,817 shares of LEAP); provided, that, with respect to a computation under Section 1.5(e)(i)(x), Minimum Cash Amount shall be increased by an amount equal to the aggregate Tax Liability (as defined in the Restated Operating Agreement) computed for the Members (as defined in the Restated Operating Agreement) with respect to the period beginning the day after the Closing Date and ending February 28, 2005.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "NEW CDO CONSENT PARTY" shall have the meaning specified in Section 5.1(c).

         "NEW CLIENTS" shall have the meaning specified in Section 5.1(c).

         "NON-COMPETE" shall have the meaning specified in Section 1.6.

         "NYSE" shall mean the New York Stock Exchange.

         "OBJECTION NOTICE" shall have the meaning specified in Section 1.5(b).

         "OBLIGATIONS" shall have the meaning specified in Section 12.1(a).

         "OFAC" shall have the meaning specified in Section 3.5(d).

         "ORDERS" shall have the meaning specified in Section 3.2.

         "PATENTS" shall mean, as they exist anywhere in the world, patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn or resubmitted).

         "PATRIOT ACT" shall have the meaning specified in Section 3.5(d).


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

         "PERMITTED LIENS" shall mean (i) zoning laws and other land use restrictions that do not materially impair the present or anticipated use or occupancy of the property subject thereto; (ii) any Liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or due and being contested in good faith so long as such contest does not involve any substantial danger of the sale, forfeiture or loss of any assets and where adequate reserves are established and maintained in accordance with GAAP; and (iii) any inchoate mechanics', workmen's, warehousemen's, repairmen's, carriers' and similar Liens arising or incurred in the ordinary course of business that, except to the extent reserved against on the Closing Statement, secure amounts that are either (x) not past due and payable or (y) are being contested in good faith.

         "PERSON" shall mean any individual, partnership (general or limited), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof, as well as any syndicate or group that would be deemed a Person under Section 13(d)(3) of the Exchange Act.

         "PLAN ASSET REGULATION" shall have the meaning specified in Section 3.9(d).

         "PRELIMINARY JUDGMENT" shall have the meaning specified in Section
11.9.

         "PRIVACY POLICY" shall have the meaning specified in Section 3.17(k).

         "PURCHASE PRICE" shall have the meaning specified in Section 1.2(a).

         "PURCHASE PRICE PERCENTAGE" as to each Seller, shall mean the Purchase Price Percentage specified to Purchaser in writing by the Sellers' Representative prior to the Closing Date as to such Seller.

         "PURCHASED INTERESTS" shall have the meaning specified in the recitals.

         "PURCHASER" shall have the meaning set forth in the preamble.

         "PURCHASER PLANS" shall have the meaning specified in Section 7.4.

         "RATING AGENCY" shall mean each of Moody's, Standard & Poor's or Fitch, Inc. or any other Person providing ratings to any securities issued in connection with any CDO to which the Company or any of its Subsidiaries provides Investment Management Services.

         "REAL PROPERTY" shall have the meaning specified in Section 3.8.

         "REAL PROPERTY LEASES" shall have the meaning specified in Section 3.8.

         "REGULATORY DOCUMENTS" shall mean, with respect to a Person, all forms, reports, registration statements, schedules and other documents, as applicable, filed, or


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

required to be filed, by such Person with any Governmental Authority pursuant to any applicable Requirements of Law and all correspondence with any Governmental Authority.

         "RELATED PARTY AGREEMENTS" shall have the meaning specified in Section 3.24.

         "REPRESENTATIVE" shall have the meaning specified in Section 5.7.

         "REQUIREMENTS OF LAW" shall mean, as to any Person, any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment or decree of all United States federal, state, local, foreign governments and agencies thereof, including any self-regulatory agency or organization (including the NYSE and NASD) and the SEC and the CFTC, applicable to the Purchaser, the Sellers, the Company or any of its Subsidiaries or any of their respective properties, assets or businesses.

         "RESTATED OPERATING AGREEMENT" shall have the meaning specified in the recitals.

         "ROBERTS" shall have the meaning specified in the preamble.

         "SACHS" shall have the meaning specified in the preamble.

         "SACHS EMPLOYMENT AGREEMENT" shall mean the Employment Agreement entered into by and among Sachs, the Company and DCM in the form attached hereto as Annex C, dated as of the date hereof and to become effective as of (and subject to) the Closing.

         "SAR" shall have the meaning set forth in Section 3.25(j).

         "SCM" shall have the meaning specified in the preamble.

         "SEC" shall mean the Securities and Exchange Commission, or any successor agency thereto.

         "SECOND CHOICE FIRM" shall have the meaning specified in Section
1.5(b).

         "SECURITIES ACT" shall mean the Securities Act of 1933, and the rules and regulations promulgated under that Act, as the same may be amended from time to time, and any successor to such Act.

         "SELLER BASKET EXCLUSIONS" shall have the meaning specified in Section 11.3(a).

         "SELLERS" shall have the meaning specified in the preamble.

         "SELLERS CONSENTS" shall have the meaning specified in Section 4.3.


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

         "SELLERS' REPRESENTATIVE" shall have the meaning specified in Section 2.1.

         "SET-OFF PAYMENT" shall have the meaning specified in Section 11.9.

         "SHREAR" shall have the meaning specified in the preamble.

         "SLA" shall have the meaning specified in the recitals.

         "SLA INTEREST" shall have the meaning specified in the recitals.

         "SLA PURCHASE AGREEMENT" shall have the meaning specified in the recitals.

         "SOA" shall have the meaning specified in Section 5.14.

         "SOFTWARE" shall mean, as they exist anywhere in the world, computer software programs, including all source code, object code, specifications, designs and documentation related to such programs.

         "SPHINX" shall mean SPhinX Fixed Income Arbitrage Fund SPC.

         "STRATEGIC FINANCING AGREEMENTS" shall mean any side letter agreement, trust agreement, confirmation, pledge agreement, guaranty or any other agreement and/or instrument pursuant to which the Company and/or its Subsidiaries is obligated to pay, pledge, subordinate or, in any other manner, relinquish its rights to receive compensation (whether in the form of management fees, incentive fees, equity dividends or otherwise) under any Advisory Contract in respect of any Investment.

         "SUBSIDIARIES" shall mean, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person; PROVIDED, for the avoidance of doubt, that no CDO or Hedge Fund shall be deemed to be a Subsidiary of the Company or any of its Subsidiaries (except, for purposes of the representation and warranty contained in Section
3.11 if such CDO or Hedge Fund would be treated under GAAP as a Subsidiary of the Company). Unless otherwise qualified, or the context otherwise requires, all references to a "SUBSIDIARY" or to "SUBSIDIARIES" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company, including DCM and Badger Protection Services, Ltd.

         "SUMITOMO LETTER" shall have the meaning specified in the recitals.

         "SUMITOMO LIFE" shall have the meaning specified in the recitals.

         "SUPPLEMENTAL CASH STATEMENT" shall have the meaning specified in
Section 1.5(a).


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

         "TAX" or "TAXES" shall mean (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including taxes imposed on, or measured by, income, franchise, profits or gross receipts, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in clause (i) above.

         "TAX REPORTING REQUIREMENTS" shall have the meaning specified in
Section 3.12(f).

         "TAX RETURNS" shall mean all returns, declarations, reports, forms, estimates, information returns and statements required to be filed or filed in respect of any Taxes or required to be supplied or supplied to a taxing authority in connection with any Taxes, including any schedule or attachment thereto or amendment thereof.

         "TRADE SECRETS" shall mean, as they exist anywhere in the world, trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights (whether or not patentable or subject to copyright, mask work, or trade secret protection).

         "TRADEMARKS" shall mean, as they exist anywhere in the world, trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill related thereto.

         "TRUTTER" shall have the meaning specified in the recitals.

         "TRUTTER WAIVER" shall have the meaning specified in the recitals.

         "2004 BONUSES" shall mean bonuses paid by the Company or any of its Subsidiaries in the calendar year 2005 to employees of the Company or any Subsidiary in respect of employment during the calendar year 2004.

         "2004 HEDGE FUND FEES" shall have the meaning specified in Section 1.6.

         "UNAUDITED FINANCIAL STATEMENTS" shall have the meaning specified in
Section 3.11.

         "WITHHOLDING REQUIREMENTS" shall have the meaning specified in Section 3.12(f).


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

                                  ARTICLE XIV

                                  MISCELLANEOUS

         14.1 FEES AND EXPENSES. The rights and obligations of the parties hereto with respect to fees and expenses are as follows:

                  (a) The Purchaser shall pay its own expenses incident to the negotiation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the agreements, instruments and documents contemplated hereby and thereby, including any sales, use, transfer, stock transfer, stamp or similar fees or taxes arising out of or in connection with the transactions contemplated by this Agreement and the Ancillary Agreement and, if the transactions contemplated by this Agreement and the Ancillary Agreements are consummated, up to $1 million of the reasonable out-of-pocket expenses actually incurred by SCM (and not reimbursed to SCM by SLA) incident to the negotiation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the agreements, instruments and documents contemplated hereby and thereby, PROVIDED, that SCM shall have delivered to the Purchaser invoices for any such expenses that specify in reasonable detail the nature of the services performed and the disbursements related thereto.

                  (b) Except as provided in Section 14.1(a), the Sellers shall pay their own expenses and the expenses of the Company and its Subsidiaries incident to the negotiation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the agreements, instruments and documents contemplated hereby and thereby. In addition, the Sellers shall be liable for, and shall pay, any and all real property, gains, goods and services, conveyance, recording or any other similar fees or taxes, imposed on any Seller, the Company, any Subsidiary of the Company or the Purchaser, arising out of or related to the transactions contemplated by this Agreement and the Ancillary Agreements.

         14.2 ENTIRE AGREEMENT. This Agreement (including the Annexes, the Disclosure Letter, the Ancillary Agreements and the agreements, certificates and other documents contemplated hereby or thereby or required to be delivered hereunder or thereunder) sets forth the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes any prior agreement or understanding (other than the Confidentiality Agreement, the terms and conditions of which the parties hereto expressly reaffirm), whether oral or written, relating to the subject matter of this Agreement.

         14.3 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement


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

so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         14.4 AMENDMENT; WAIVER. This Agreement may be amended, modified or supplemented by the parties hereto at any time, but only by an instrument in writing executed by each of the Purchaser and the Sellers' Representative. The terms of this Agreement may be waived by any party hereto at any time, but only by an instrument in writing executed by the party waiving compliance, and no such waiver will be applicable except in the specific instance for which it is given.

         14.5 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three (3) days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

                   TO THE PURCHASER:

                            Triarc Companies, Inc.
                            280 Park Avenue
                            New York, New York  10017
                            Attn:  Brian L. Schorr, Esq.
                            Facsimile No.: (212) 451-3216

                  With a copy to:

                            Paul, Weiss, Rifkind, Wharton & Garrison LLP
                            1285 Avenue of the Americas
                            New York, NY 10019
                            Attn:  Paul D. Ginsberg, Esq.
                            Facsimile No.: (212) 757-3990

                  TO SCM, DPF or SACHS:

                            Deerfield & Company LLC
                            8700 West Bryn Mawr Avenue
                            12th Floor
                            Chicago, IL  60631
                            Attn:  Gregory H. Sachs
                            Facsimile No.:  (773) 380-1631

                  With a copy to:


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

                            Skadden, Arps, Slate, Meagher & Flom LLP
                            333 West Wacker Drive
                            Chicago, IL  60606
                            Attn:  Rodd M. Schreiber, Esq.
                            Facsimile No.: (312) 407-0411

                  TO ROBERTS:

                            Scott A. Roberts
                            1680 S. Lowell Lane
                            Lake Forest, IL  60045

                  With a copy to:

                            Gardner Carton & Douglas LLP
                            191 North Wacker Drive
                            Suite 3700
                            Chicago, IL  60606
                            Attn:  Joseph H. Greenberg
                            Facsimile No.:  (312) 569-3000

                  TO SHREAR:

                            Marvin Shrear
                            206 Winnetka Avenue
                            Kenilworth, IL  60043

         14.6 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (other than the Indemnified Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation. Nothing in this Agreement, express or implied, is intended to or shall confer any rights upon any Client, New Client, CDO Consent Party or New CDO Consent Party, or shall be an acknowledgment or admission by any Seller, the Company or DCM that the consent of any of such parties to the transactions contemplated by this Agreement is required.

         14.7 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permissible assigns of the Sellers and the Purchaser. This Agreement and any rights and obligations hereunder shall not be assigned, hypothecated or otherwise transferred by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto, except that, the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any of its direct or indirect Subsidiaries; PROVIDED, THAT, no such assignment shall relieve the Purchaser of its obligations under this Agreement.


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

         14.8 GOVERNING LAW. This Agreement, and all claims arising under, related to, or in connection therewith shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

         14.9 CONSENT TO JURISDICTION. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the NON-exclusive jurisdiction of the state courts of THE STATE OF ILLINOIS, COOK COUNTY OR the State of New York, New York County or the United States District Court located in THE STATE OF ILLINOIS, COOK COUNTY OR the State of New York, New York County for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby (x) consents to service of process in any such action in any manner permitted by New York law; (y) agrees that service of process made in accordance with clause (x) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 14.5, shall constitute good and valid service of process in any such action; and
(z) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process.

         14.10 WAIVER OF JURY TRIAL. To the extent not prohibited by applicable law that cannot be waived, each party hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising in whole or in part under, related to, based on or in connection with this Agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Any party hereto may file an original counterpart or a copy of this
Section 14.10 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

         14.11 SPECIFIC ENFORCEMENT. Each party acknowledges and agrees that the other party would be irreparably damaged in the event that this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to an injunction (without having to post bond or undertake any similar action) to specifically enforce the terms of this Agreement, in addition to any other remedy to which such party may be entitled hereunder, at law or in equity.

         14.12 NO WAIVER. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

         14.13 NEGOTIATION OF AGREEMENT. Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

         14.14 HEADINGS. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit, or describe the scope or intent of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

         14.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same instrument.

         14.16 USAGE. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used in this Agreement in their plural or singular forms, respectively. Unless otherwise expressly provided, the words "include," "includes" and "including" do not limit the preceding words or terms and shall be deemed to be followed by the words "without limitation."


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                                       90

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                       TRIARC COMPANIES, INC.


                                       By: /s/ Edward P. Garden
                                           ------------------------------------
                                           Name:  Edward P. Garden
                                           Title: Executive Vice President


                                       SACHS CAPITAL MANAGEMENT LLC


                                       By: /s/ Gregory H. Sachs
                                           ------------------------------------
                                           Name:  Gregory H. Sachs, as Trustee
                                                  of the Gregory H. Sachs
                                                  Revocable Trust
                                           Title: Member


                                       DEERFIELD PARTNERS FUND II LLC


                                       By:  /s/ Marvin Shrear
                                            -----------------------------------
                                            Name:  Marvin Shrear for Redleaf
                                                   Management Company, LLC
                                            Title: Manager


                                       By:  /s/ William Pauly
                                            -----------------------------------
                                            Name:  William Pauly for Redleaf
                                                   Management Company, LLC
                                            Title: Manager



                                       /s/ Scott A. Roberts
                                       ----------------------------------------
                                           Scott A. Roberts


                                       /s/ Marvin Shrear
                                       ----------------------------------------
                                           Marvin Shrear


                                       /s/ Gregory H. Sachs
                                       ----------------------------------------
                                           Gregory H. Sachs